AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 7, 2004

                                                     REGISTRATION NO. 333-119565
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                          PRE-EFFECTIVE AMENDMENT NO. 2

                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933


                                 SUSSEX BANCORP
                 (NAME OF SMALL BUSINESS ISSUER IN ITS CHARTER)


       NEW JERSEY                         6022                    22-3475473
(STATE OF INCORPORATION)      (PRIMARY STANDARD INDUSTRIAL      (IRS EMPLOYER
                                  CLASSIFICATION CODE)       IDENTIFICATION NO.)


                              200 MUNSONHURST ROAD
                                    ROUTE 517
                         FRANKLIN, NEW JERSEY 07416-0353
                                 (973) 827-2914
        (ADDRESS AND TELEPHONE NUMBER OF PRINCIPAL EXECUTIVE OFFICES AND
      PRINCIPAL PLACE OF BUSINESS OR INTENDED PRINCIPAL PLACE OF BUSINESS)


                           DONALD L. KOVACH, PRESIDENT
                                 SUSSEX BANCORP
                              200 MUNSONHURST ROAD
                                    ROUTE 517
                         FRANKLIN, NEW JERSEY 07416-0353
                                 (973) 827-2914
            (NAME, ADDRESS AND TELEPHONE NUMBER OF AGENT FOR SERVICE)


                                              COPIES OF ALL COMMUNICATIONS TO:
------------------------------------------------------------ ---------------------------------------------------------
                    ROBERT A. SCHWARTZ, ESQ.                                   CHARLES R. BERMAN, ESQ.
              WINDELS MARX LANE & MITTENDORF, LLP                              THACHER PROFFITT & WOOD
                    120 ALBANY STREET PLAZA                                       25 DEFOREST AVENUE
                NEW BRUNSWICK, NEW JERSEY 08901                                SUMMIT, NEW JERSEY 07901
                         (732)  846-7600                                           (908)  598-5700
                      (732)  846-8877 (FAX)                                      (908) 598-5710 (FAX)
------------------------------------------------------------ ---------------------------------------------------------


      APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: As soon as practicable after the effective date of this Registration Statement.

      If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering. |_|

      If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

      If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|


      THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SEC, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

================================================================================

THE INFORMATION IN THIS PRELIMINARY PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PRELIMINARY PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER TO SELL IS NOT PERMITTED.


                  SUBJECT TO COMPLETION, DATED DECEMBER 8, 2004

PRELIMINARY PROSPECTUS

                                 SUSSEX BANCORP

                         983,609 SHARES OF COMMON STOCK

                          OFFERING PRICE $___ PER SHARE


We are the holding company for Sussex Bank, a New Jersey chartered commercial bank based in Sussex County, New Jersey.

We are offering for sale 983,609 shares of our common stock. Although our common stock is traded on the American Stock Exchange under the symbol "SBB", the trading market is not active. The last reported sales price of our common stock on December 6, 2004 was $14.85.


INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 8 TO READ ABOUT FACTORS YOU SHOULD CONSIDER BEFORE YOU MAKE YOUR INVESTMENT DECISIONS.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL AND COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

OUR COMMON STOCK IS NOT A SAVINGS ACCOUNT OR SAVINGS DEPOSIT AND IS NOT INSURED BY THE FDIC OR ANY OTHER GOVERNMENT AGENCY.


================================================================================
                                                       PER SHARE        TOTAL
--------------------------------------------------------------------------------
Offering Price                                       $               $
Underwriting Discounts and Commissions               $               $
Proceeds to Sussex Bancorp, before expenses          $               $
================================================================================


This is a firm commitment underwriting. We will pay underwriting commissions for the sale of the shares of common stock to the public. The underwriting commission assumes all shares are sold to the public. We have granted the underwriters a 30-day option to purchase up to 147,541 additional shares of common stock at the same price, and on the same terms, solely to cover over-allotments, if any.

                             Keefe, Bruyette & Woods

                 THE DATE OF THIS PROSPECTUS IS DECEMBER 8, 2004

                                    [ADD MAP]

                                TABLE OF CONTENTS


PROSPECTUS SUMMARY............................................................1

THE OFFERING..................................................................5

SUMMARY FINANCIAL DATA........................................................6

RISK FACTORS..................................................................8

FORWARD-LOOKING STATEMENTS...................................................12

USE OF PROCEEDS..............................................................13

MARKET FOR THE COMMON STOCK..................................................14

CAPITALIZATION...............................................................15

MANAGEMENT DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
  RESULTS OF OPERATIONS......................................................16

BUSINESS.....................................................................39

MANAGEMENT...................................................................45

DESCRIPTION OF THE COMPANY'S SECURITIES......................................54

ANTI-TAKEOVER PROVISIONS.....................................................55

SUPERVISION AND REGULATION...................................................56

UNDERWRITING.................................................................60

LEGAL MATTERS................................................................62

EXPERTS......................................................................62

WHERE YOU CAN GET MORE INFORMATION...........................................62

INDEX TO THE CONSOLIDATED FINANCIAL STATEMENTS...............................63

                               PROSPECTUS SUMMARY



This summary highlights information contained elsewhere in this prospectus. Because this is a summary, it may not contain all of the information that may be important to you. Therefore, you should carefully read this entire prospectus and other documents to which we refer herein before making a decision to invest in our common stock, including the risks discussed under the "Risk Factors" section and our financial statements and related notes.


As used in this prospectus, the terms "Sussex," "the company," "we," "us" and "our" refer to Sussex Bancorp and its subsidiaries and the term "the bank" refers to Sussex Bank unless the context indicates another meaning.


WHO WE ARE


We are a one-bank holding company headquartered in Franklin, New Jersey and the parent company of Sussex Bank. We are a community-oriented financial institution that offers traditional community bank loan and deposit products and services as well as an array of fee based financial services products. Our stock is primarily owned by residents of our market area, with our board and senior management owning over 25% of our stock. We emphasize our knowledge of local markets, allow customer access to our senior decision makers and provide superior and personalized customer service that is generally not available at larger financial institutions. Our goal is to serve the needs of businesses and consumers in our marketplace in northwestern New Jersey and, to a lesser extent, southern New York and northeastern Pennsylvania. The bank is a New Jersey state-chartered commercial bank formed in 1975 which operates from its main office and seven branches, all of which are located in Sussex County, New Jersey.


We target small and mid-size businesses as well as professional practices such as lawyers, doctors and accountants within our market area. We actively pursue business relationships with our targeted clientele through the business contacts of our board of directors and senior management and by capitalizing on our knowledge of the local marketplace. We engage in lending activities traditional of community banks. Primarily we are a real estate based lender; approximately 83% of our loans are secured by first or second mortgages on real estate with 43.6% of our loans consisting of commercial real estate loans and 28.7% of our loans consisting of first or second mortgages on residential properties. To a lesser extent, we also originate commercial, farm and consumer loans.

We have also sought to increase our non-interest income in order to diversify and improve our revenues and to make our earnings less dependent on our net interest margin. In 2001, we acquired Tri-State Insurance Agency, Inc., a full service insurance agency. We strengthened Tri-State's operations through our 2003 acquisition of the Garrera Insurance Agency. We intend to continue to seek opportunities to expand our insurance business through acquisitions of books of business or whole agencies. Our non-interest income for the fiscal year ending December 31, 2003 was $4.1 million - an increase of $811,000 or 24.6% over the previous fiscal year, representing 27.6% of our total revenues. See "Results of Operations - Non-Interest Income" on page 26 for more information.


Through our strategy of serving as a full service community-focused financial institution, we have maintained and expanded our market share within our Sussex County, New Jersey marketplace. At June 30, 2004, we had 11.4% of deposits within Sussex County, New Jersey, ranking us third in market share.


OUR MARKET AREA


All of our banking offices are located in Sussex County, New Jersey and we maintain loan production offices in Pike County, Pennsylvania, and Orange County, New York. Our market area is among the most affluent in the nation and in New Jersey. Sussex County ranks 6th in New Jersey, with median household income of $71,902 as compared to the state median of $61,779 and the national median of $46,475. Sussex County's population growth over the next five years is expected to reach 5.91% as compared to the state growth rate of 3.80% and the nationwide growth rate of 4.84%. See "Business - Our Market Area" on page 39.

OUR STRATEGY


Our board of directors has adopted a strategic plan calling for the bank to build upon our successful track record in Sussex County by applying our business philosophies in the larger contiguous counties and taking advantage of the competitive opportunities presented by the consolidation of other banking institutions in these markets. We believe our community bank philosophy, which emphasizes a high service, personalized approach, which is generally not offered by our larger competitors, will be very successful in our target markets. In addition, our strategic plan is focused on significantly improving the core profitability of the franchise through improvements in, among other things, our efficiency and our loan to deposit ratios. We believe that the recent investments we have made in our infrastructure, certain key hires and our broad product offering will allow us to successfully expand. We cannot, however, guarantee the success of our business strategy. Our earnings growth depends upon our ability to attract and retain high-quality employees, successfully attract core deposits and maintain cost controls, as well as upon our response to adverse economic conditions and interest rate trends. See "Risk Factors" on page 8.


BUILDING THE PLATFORM

During the past year, we have accelerated our efforts to position the bank to take advantage of the opportunities we believe are present in our existing and target markets. Although this effort has resulted in higher operational and non-recurring expenses in recent periods, we believe these have been prudent investments in our future.

In the past year, we have accomplished the following:

      o Relocated our corporate offices into a space sufficient to support and help grow the organization.

      o Upgraded and converted our core processing hardware and software. As part of this conversion and upgrade, we converted our data processing software to the Jack Henry Associates system. Jack Henry Associates is a recognized industry leader in bank data processing.

      o Retained Tammy Case as our new Executive Vice President - Loan Administration. Ms. Case has over 27 years of experience as a commercial lender, 23 of which were spent within our Sussex County trade area.

      o     Initiated  a  restructuring  of our loan  department  under Ms. Case
            designed  to  increase   efficiency  and  more  rationally   utilize
            personnel to improve our loan processing.

      o Established a residential mortgage banking division which brokers residential home mortgages for funding by third party investors without recourse and servicing released. Since commencing operations in August 2003, our mortgage banking division has brokered $46.5 million in new loans for funding by third party investors and produced fee income of $622,000 through its first year of operation. While the division brokers loans both to refinance existing mortgages and to fund new home purchases, for the nine months ended September 30, 2004, over 56% of the loans brokered were used to fund new purchases.


      o Formed Sussex Settlement Services, L.P., a partnership between the bank and First American Title Insurance Company, through which the bank now offers title insurance, title abstracts and searches, credit reports and closing services.

EXPANSION   INTO   SURROUNDING   COUNTIES   &   OPPORTUNITIES   RESULTING   FROM
CONSOLIDATION; ACQUISITIONS

We have historically not expanded our franchise out of Sussex County, New Jersey, although we believe the surrounding counties in New Jersey, Pennsylvania and New York offer opportunities for our brand of banking services. We believe our community bank approach, which emphasizes a high degree of customer service and access to senior management and decision makers not available at larger financial institutions, will allow us to expand and capture new customers.

Sussex County is the home to a number of different banking institutions and approximately $1.8 billion in aggregate deposits. The table set forth below provides comparative information on Sussex County, our current primary market area, and the surrounding contiguous counties:


                                                  Median
                                 June 30, 2004   Household            Total
                                 Deposits ($M)    Income           Population
                                 -------------    ------           ----------
        >> Sussex, NJ             $1,841          $71,902           151,480

        >> Morris, NJ            $10,883          $87,589           484,013

        >> Passaic, NJ            $8,493          $53,269          499,333

        >> Orange, NY             $4,732          $58,359           366,959

        >> Warren, NJ             $1,680          $62,858           110,422

        >> Pike, PA                 $399          $49,689            52,865


These counties have been the home to many financial institutions, including many community banks, that have been acquired by much larger, out of market institutions. We do not believe these institutions are able to provide the same level of service that is provided by community banks such as Sussex. We believe the business model we have built in Sussex County will work equally well in these surrounding markets.


Our strategy calls for us to consider alternative routes to expand our market area. Although we currently have no agreements or understandings to acquire additional institutions or branches, we would consider purchasing another whole depository institution or selected branches. In addition, as part of our strategy of enhancing fee-based income, we would consider acquiring other financially-related businesses, including additional insurance agencies or books of insurance business.


While we have confidence in the bank's continued growth, this aspect of our business strategy is not without risk. Risks includes properly identifying and pricing potential acquisitions, managing the costs of new growth, attracting and retaining employees with connections to new market areas and successfully competing for business in new market areas. See "Risk Factors" on page 8.

IMPROVING CORE PROFITABILITY

Our strategic plan is also focused on improving the core profitability of our franchise. We believe that this will be accomplished through the following initiatives.

Balance Sheet Growth

We believe that as we grow our franchise we will be able to take advantage of the economies of scale typically enjoyed by larger organizations. We believe that the investments we have made in our infrastructure and product offerings are sufficient to support a much larger organization, and therefore believe that increases in our expense base going forward should be much lower than our proportional increase in assets and revenues. We believe that the effect of these trends going forward should improve our profitability.

Operational Restructuring

We believe we currently have opportunities to change our operational structure and to reduce staffing levels to provide better customer service. An example of this is a recent effort under the guidance of Tammy Case, our Executive Vice President-Loan Administration, who reviewed the staffing levels and assignments within our loan department. The result of this review is more efficient staffing of the loan department and better processing flow of loan applications.

Balance Sheet Repositioning

Although we have been successful in developing our business in Sussex County, the business climate of the county is not as strong as some of our surrounding markets. As a result of this, we believe that by expanding beyond Sussex County, we will have the opportunity to improve the proportion of loans on our balance sheet relative to deposits. As this balance sheet mix improves, we expect to see an increase in our net interest margin that would result in a higher level of profitability. Furthermore, we may also be able to restructure our liabilities and reduce our cost of funds.

Increase Cross-Selling Among Our Lines of Businesses

In addition to enhancing our non-interest income, we also believe our mortgage banking and insurance brokerage operations will continue to provide us with substantial opportunities to cross-sell among the client bases of our different lines of business. We have been successful in cross-selling loan and deposit products to our insurance customers and selling insurance products to our existing bank customers. We have instituted training programs to further enhance our cross-selling efforts and continue to develop ways to create incentive for loan officers and insurance producers to continue to cross-sell services to benefit the bottom-line.

FINANCIAL HIGHLIGHTS

At September 30, 2004, we had $259.7 million in total assets, $147.0 million in net loans, $223.7 million in total deposits and $16.2 million of stockholders' equity. Over the five year period ended December 31, 2003, we grew our assets, loans, and deposits at compound annual rates of 12%, 14%, and 10%, respectively. Net income for the nine months ended September 30, 2004, amounted to $1.2 million, a 17.8% increase over the same period in 2003. Net income for our fiscal year ended December 31, 2003, amounted to $1.4 million, a 24.7% increase over our fiscal year ended December 31, 2002. Over the five year period ended December 31, 2003, we grew our earnings per share at an average annual rate of 13%. For more information, see "Results of Operations" on page 18.

Our executive offices are located at 200 Munsonhurst Rd., Route 517, Franklin, New Jersey 07416-0353, our telephone number is (973) 827-2914, and our website is www.sussexbank.com.

                                  THE OFFERING


Common stock offered for sale.................              983,609  shares,  or 34.8% of our  shares of  common  stock outstanding after the offering

Shares of common stock outstanding after
  the offering 1 2.                                         2,825,797 shares

Offering price................................              $_____ per share

Market for the common stock...................              The common stock is listed on the American  Stock  Exchange under the symbol "SBB".

Dividend policy...............................              We have  consistently  paid cash dividends every year since
                                                            1979, and have issued a number of stock dividends and stock splits.

Use of proceeds...............................              We will  contribute  most of the  proceeds  to the  bank to enable  it to  continue  to grow its  loan  and  investment portfolio  while  complying  with  its  regulatory  capital requirements.  The bank may use a portion of these proceeds to finance the  establishment  or acquisition of additional branches  if we  find  locations  that we  believe  will be successful  and will provide growth  opportunities  for the bank, the acquisition of whole financial  institutions,  or the acquisition of non-bank financial businesses. We do not
                                                            currently   have  any   agreements  to  acquire   branches,
                                                            financial institutions or non-bank financial business.

Ownership of management.......................              Prior  to  this  offering,   our  directors  and  executive
                                                            officers owned 25.8% of our stock.  Upon  completion of the offering,  we expect the  ownership  of our  directors  and executive officers to be approximately  17.7% of our common stock.

Risk factors..................................              An investment in the common stock  involves  certain risks.
                                                            Prospective  purchasers of the common stock should consider the information  discussed under the heading "Risk Factors"
                                                            on page 8.


1 As of September 30, 2004.


2 Unless otherwise indicated, the share information in the table above and in this prospectus excludes up to 147,541 shares that may be purchased by the underwriters from us to cover over-allotments. Unless otherwise indicated, information contained in this prospectus regarding the number of outstanding shares of common stock does not include 268,570 shares of common stock issuable upon the exercise of outstanding stock options or an aggregate of 68,083 shares of common stock reserved for future issuance under our stock option plans.

                             SUMMARY FINANCIAL DATA


The summary financial data presented below is derived from, and should be read in conjunction with, our audited financial statements for the years ended December 31, 2003, 2002 and 2001, including the related notes, included in this prospectus. The selected financial data for the periods ended December 31, 2003, 2002, 2001, 2000 and 1999 were derived from our audited consolidated financial statements for the respective periods. Our summary of consolidated financial data as of and for the nine months ended September 30, 2004 and 2003 have not been audited but, in the opinion of our management, contain all adjustments (consisting of only normal or recurring adjustments) necessary to present fairly our financial position and results of operations for such periods in accordance with generally accepted accounting principles. Our results for the nine months ended September 30, 2004 are not necessarily indicative of our results of operations that may be expected for the year ended December 31, 2004. The following summary consolidated financial data should be read in conjunction with our consolidated financial statements and related notes and our "Management's Discussion and Analysis" included elsewhere in this prospectus. All per share data has been restated for the effect of the 5% stock dividends distributed in July 2000 and November 2003.

                        AS OF AND FOR THE
                        NINE MONTHS ENDED
                          SEPTEMBER 30,                      AS OF AND FOR THE YEAR ENDED DECEMBER 31,
                      -----------------------    -------------------------------------------------------------------
                         2004         2003           2003           2002          2001         2000          1999
                      ----------   ----------    ------------     --------     ---------    ----------    ----------
                                              (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
SUMMARY OF INCOME:

Interest income          $8.595        $7,999        $10,771      $10,860         $11,589      $10,389       $9,115

Interest expense          2,042         2,197          2,860        3,536           5,688        4,837        4,322
---------------------------------------------- ---------------------------------------------------------------------
Net interest              6,553         5,802          7,911        7,324           5,901        5,552        4,793
income

Provision for loan
losses                      373           315            405          300             252          229          177
---------------------------------------------- ---------------------------------------------------------------------
Net interest income       6,180         5,487          7,506        7,024           5,649        5,323        4,616
after provision for
loan losses

Other income              3,426         2,931          4,103        3,292           1,628          839          889

Other expense             8,011         7,098          9,663        8,634           6,165        5,153        4,558
---------------------------------------------- ---------------------------------------------------------------------
Income before             1,595         1,320          1,946        1,682           1,112        1,009          947
income taxes

Income taxes                430           331            505          526             317          242          188
---------------------------------------------- ---------------------------------------------------------------------
       Net income        $1,165          $989         $1,441       $1,156            $795         $767         $759
============================================== =====================================================================
Intangible
amortization
(included in other
expense, tax
effected)                   $70           $59           $123         $103             $67          $55          $55
============================================== =====================================================================

WEIGHTED AVERAGE
NUMBER OF
SHARES: (a)

Basic                 1,830,203     1,782,929      1,790,142    1,748,102       1,725,410    1,569,405    1,567,899

Diluted               1,917,746     1,849,197      1,859,409    1,820,724       1,758,483    1,581,392    1,585,250

PER SHARE DATA :

Earnings per share:

   Basic                  $0.64         $0.55          $0.80        $0.66           $0.46        $0.49        $0.48

   Diluted                 0.61          0.54           0.78         0.64            0.44         0.48         0.48

Cash dividends (b)         0.21          0.20           0.20         0.24            0.18         0.18         0.10
Stock dividends              0%            0%             5%           0%              0%           5%           0%

                      AS OF AND FOR THE NINE
                    MONTHS ENDED SEPTEMBER 30,                 AS OF AND FOR THE YEAR ENDED DECEMBER 31,
                    -------------------------- ---------------------------------------------------------------------
                       2004         2003           2003         2002           2001          2000         1999
                    -------------------------- ---------------------------------------------------------------------
BALANCE SHEET:

Loans, net             $146,964      $128,115       $132,640     $112,069        $105,005     $100,193      $83,997

Total assets            259,701       235,601        240,617      225,904         203,343      161,629      150,126

Total deposits          223,730       201,806        207,657      189,858         178,554      140,861      138,548

Total stockholders'
equity                   16,186        14,037         14,904       13,680          12,237       10,110        9,089

Average assets          246,937       231,263        233,027      214,897         188,785      152,623      143,909

Average
stockholders' equity     15,308        13,926         14,035       12,766          11,838        9,326        9,136

PERFORMANCE RATIOS:

Return on average
assets                    0.63%         0.57%          0.62%        0.54%           0.42%        0.50%        0.53%

Return on average
stockholders'
equity                   10.17%         9.50%         10.27%        9.06%           6.72%        8.22%        8.31%

Net interest margin       4.07%         3.81%          3.86%        3.82%           3.40%        3.95%        3.63%

Efficiency ratio (c)     80.28%        81.28%         80.43%       81.33%          81.80%       80.63%       80.22%

Other income to net
interest income
plus other income        34.33%        33.56%         34.15%       31.01%          21.62%       13.13%       15.65%

Dividend payout
ratio                       33%           36%            25%          36%             39%          37%          21%

CAPITAL RATIOS:

Tier I capital to
average assets            7.35%         6.94%          7.15%        6.66%           4.87%        6.21%        6.16%

Tier I capital to
total risk-weighted
assets                   10.79%        10.99%         11.14%       11.77%           8.45%        9.62%       10.41%

Total capital to
total risk-weighted
assets                   12.02%        12.38%         12.37%       13.36%           9.46%       10.58%       11.37%

Average
equity/average
assets                    6.20%         6.02%          6.02%        5.94%           6.27%        6.11%        6.35%

ASSET QUALITY
RATIOS:

Non-performing
loans to total
gross loans               0.86%         0.93%          0.99%        1.14%           2.35%        0.55%        0.39%

Non-performing
assets to total
assets                    0.69%         0.59%          0.64%        0.66%           1.32%        0.34%        0.22%

Net loan
charge-offs to
average total loans       0.02%         0.04%          0.05%        0.05%           0.08%        0.10%        0.01%

Allowance for loan
losses to total
gross loans at
period end                1.39%         1.27%          1.29%        1.22%           1.08%        0.96%        0.99%

Allowance for loan
losses to
non-performing loans    161.46%       140.72%        130.67%      107.11%          45.83%      176.27%      252.11%


(a) The weighted average number of shares outstanding was computed based on the average number of shares outstanding during each period as adjusted for subsequent stock dividends

(b) Cash dividends per common share are based on the actual number of common shares outstanding on the dates

(c) Efficiency ratio is total other expenses divided by the sum of net interest income and total other income.

                                  RISK FACTORS

You should carefully consider the following risk factors and all other information contained in this prospectus before subscribing for shares of our common stock. Investing in our common stock involves risks. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently believe are immaterial also may impair our business. If any of the events described in the following risk factors occur, our business, results of operations and financial condition could be materially adversely affected. In addition, the trading price of our common stock could decline due to any of the events described in these risks.

You should be aware that certain statements in this prospectus are forward-looking and are identified by the use of forward-looking words or phrases such as "intended," "will be positioned," "believed," "expects," is or are "expected" or "anticipated." These forward-looking statements are based on our current expectations.

OUR EARNINGS MAY NOT CONTINUE TO GROW IF WE ARE UNABLE TO SUCCESSFULLY ATTRACT CORE DEPOSITS AND LENDING OPPORTUNITIES AND EXPLOIT OPPORTUNITIES TO GENERATE FEE-BASED INCOME.

We have experienced significant growth, and our future business strategy is to continue to expand. Historically, the growth of our loans and deposits has been the principal factor in our increase in net interest income. In the event that we are unable to execute our business strategy of continued growth in loans and deposits, our earnings could be adversely impacted. Our ability to continue to grow depends, in part, upon our ability to expand our market share, successfully attract core deposits, and identify loan and investment opportunities as well as opportunities to generate fee-based income. Our ability to manage growth successfully will also depend on whether we can continue to efficiently fund asset growth and maintain asset quality and cost controls, as well as on factors beyond our control, such as economic conditions and interest rate trends.

OUR GROWTH-ORIENTED BUSINESS STRATEGY COULD BE ADVERSELY AFFECTED IF WE ARE NOT ABLE TO ATTRACT AND RETAIN SKILLED EMPLOYEES AND MANAGE OUR EXPENSES.

We expect to continue to experience growth in the scope of our operations and correspondingly in the number of our employees and customers. We may not be able to successfully manage our business as a result of the strain on our management and operations that may result from this growth. Our ability to manage this growth will depend upon our ability to continue to attract, hire and retain skilled employees. Our success will also depend on the ability of our officers and key employees to continue to implement and improve our operational and other systems, to manage multiple, concurrent customer relationships and to hire, train and manage our employees.

WE DEPEND ON OUR EXECUTIVE OFFICERS AND KEY PERSONNEL TO IMPLEMENT OUR BUSINESS STRATEGY AND COULD BE HARMED BY THE LOSS OF THEIR SERVICES.

We believe that our growth and future success will depend in large part upon the skills of our management team, Donald L. Kovach, our President and Chief Executive Officer and the bank's Chief Executive Officer, Terry Thompson, the bank's President and Chief Operating Officer, George Harper and George Lista, the senior management of our Tri-State Insurance Agency, Inc. subsidiary, Samuel Chazanow, the head of our mortgage lending and banking division, Tammy Case, our Executive Vice President - Loan Administration and Candace Leatham, our
Executive Vice President - Chief Financial Officer. The competition for qualified personnel in the financial services industry is intense, and the loss of our key personnel or an inability to continue to attract, retain and motivate key personnel could adversely affect our business. We cannot assure you that we will be able to retain our existing key personnel or to attract additional qualified personnel. Although we have employment agreements with all of our executive officers, other than Ms. Leatham, that contain non-compete provisions, the loss of the services of one or more of our executive officers could impair our operations. See "Management - Employment Agreements" on page 50.

OUR FAILURE TO ADAPT TO TECHNOLOGICAL CHANGES AND USE TECHNOLOGY TO PROVIDE PRODUCTS AND SERVICES THAT ARE DESIRED BY CUSTOMERS MAY ADVERSELY EFFECT OUR BUSINESS.

Many of the bank's competitors have substantially greater resources to invest in technological improvements and have more experience in managing technological change. Adoption of rapid technological changes by the banking industry or the bank's customers could put the bank at a competitive disadvantage if we do not have the capital or personnel necessary to implement such changes.

THERE IS A LIMITED TRADING MARKET FOR OUR COMMON STOCK, AND THIS MAY LIMIT RESALE OF THE COMMON STOCK OR CAUSE PRICE VOLATILITY.

Although our common stock is listed on the American Stock Exchange under the symbol "SBB", trading volume is extremely limited. There is no assurance that you will be able to resell your shares of common stock for an aggregate amount per share that is equal to or more than the price in the offering should you need to liquidate your investment. Because our stock is thinly traded, small transactions could cause volatility in our stock price. Before purchasing, you should consider the limited trading market for the shares and be financially prepared and able to hold your shares for an indefinite period and endure volatility in our stock price. See "Market for the Common Stock" on page 14.

RISKS RELATED TO THE OFFERING:

IN THE FUTURE, WE MAY NEED TO ISSUE ADDITIONAL SHARES OF COMMON STOCK OR SECURITIES CONVERTIBLE INTO COMMON STOCK TO RAISE ADDITIONAL CAPITAL. IF WE ARE ABLE TO SELL SUCH SHARES, THEY MAY BE ISSUED AT A PRICE THAT DILUTES THE BOOK VALUE OF SHARES OUTSTANDING AT THAT TIME.

Although this offering will increase the book value per share of our outstanding common stock, future offerings may be at a price that dilutes the book value of shares outstanding at that time. Any need to raise additional capital would most likely be caused by our regulatory capital requirements. Our future capital requirements will depend on many factors including:

      o     the growth in the bank's interest-earning assets;

      o     loan quality;

      o     the cost of deposits and any necessary borrowings; and

      o the costs associated with our growth, such as increased salaries and employee benefits expense and office and occupancy costs.

If these or other factors cause the bank's capital levels to fall below the minimum regulatory requirements, or if the bank's existing sources of cash from operations are insufficient to fund its activities or future growth plans, we may need to raise additional capital. If such need arises and we are unable to raise capital, we may not be able to continue our growth strategy and management will be required to reorient our long-term strategy for the company. There can be no assurance that we will be able to generate or attract additional capital in the future on favorable terms. In addition, future issuances of stock may cause dilution in our earnings per share and will dilute your ownership interest.

MANAGEMENT'S USE OF THE PROCEEDS OF THIS OFFERING COULD LOSE VALUE FOR THE COMPANY AND ADVERSELY AFFECT YOUR INVESTMENT.

Management will have broad discretion with respect to the expenditures of the net proceeds of this offering and, accordingly, there is no assurance that you will agree with the uses that we choose to make of these funds. You must rely upon the judgment of our management regarding the application of the proceeds of this offering. The net proceeds may be used for corporate purposes that do not improve our earnings or increase our share price. Pending application of the net proceeds from this offering, they may be placed in investments that do not produce income or that lose value. See "Use of Proceeds" on page 13.

OUR CURRENT MANAGEMENT WILL HAVE SIGNIFICANT CONTROL OF THE COMPANY AFTER THE OFFERING AND WILL BE IN A POSITION TO BLOCK TAKEOVER ATTEMPTS THAT THEY OPPOSE.

Following completion of the offering, our senior officers and directors and their affiliates will own approximately __% of the outstanding common stock. As a result, in addition to their day-to-day management roles, our senior officers and directors will be able to exercise significant influence on our business as shareholders, including influence over election of members of our Board of Directors and the authorization of other corporate actions requiring shareholder approval. By voting against a proposal submitted to shareholders, the directors and senior officers, as a group, may be able to make approval more difficult for proposals requiring the vote of shareholders, such as some mergers, share exchanges, asset sales and amendments to the company's certificate of incorporation.

PROVISIONS UNDER NEW JERSEY LAW, IN OUR CHARTER DOCUMENTS AND OTHER LAWS AND REGULATIONS APPLICABLE TO US MAY MAKE IT MORE DIFFICULT FOR THIRD PARTIES TO OBTAIN CONTROL OF THE COMPANY EVEN THOUGH SOME SHAREHOLDERS MIGHT FAVOR SUCH A DEVELOPMENT.

Provisions of our certificate of incorporation and applicable provisions of New Jersey law and federal law may delay, inhibit or prevent someone from gaining control of the company through a tender offer, business combination, proxy contest or some other method even though some of our shareholders might believe that a change in control in desirable. For example, our certificate of incorporation provides for a classified board of directors divided into three classes serving for successive terms of three years each. Such a provision serves to entrench management and may discourage a takeover attempt that you consider to be in your best interest or in which you would receive a substantial premium over the current market price. See "Anti-Takeover Provisions" on page 55.

RISKS RELATED TO THE BANKING INDUSTRY:

THE SECURITIES OF THE COMPANY ARE NOT FDIC INSURED AND YOU COULD LOSE YOUR INVESTMENT.

The securities of the company are not savings or deposit accounts or other obligations of any bank and are not insured by the Federal Deposit Insurance Corporation, the Bank Insurance Fund or any other governmental agency and are subject to investment risk, including the possible loss of principal, and you must be capable of enduring the loss of your entire investment.

WE  MAY  BE  SUBJECT  TO  HIGHER  OPERATING  COSTS  AS A  RESULT  OF  GOVERNMENT
REGULATION.

We are subject to extensive federal and state legislation, regulation and supervision that are intended primarily to protect depositors and the Federal Deposit Insurance Corporation's Bank Insurance Fund, rather than investors. Legislative and regulatory changes may increase our cost of doing business or otherwise adversely affect us and create competitive advantages for non-bank competitors. For more information, see "Supervision and Regulation" on page 56.

OUR BUSINESS MAY BE ADVERSELY AFFECTED BY CHANGES IN LAWS OR REGULATIONS ENACTED FOR THE PROTECTION OF DEPOSITORS AND THE PUBLIC.

We can give no assurance that future changes in laws and regulations or changes in their interpretation will not adversely affect our business. The federal and state laws and regulations applicable to our operations give regulatory authorities extensive discretion in connection with their supervisory and enforcement responsibilities, and generally have been promulgated to protect depositors and the deposit insurance funds and not for the purpose of protecting shareholders. These laws and regulations can materially affect our future business. Laws and regulations now affecting us may be changed at any time, and the interpretation of such laws and regulations by bank regulatory authorities is also subject to change.

WE ARE IN COMPETITION WITH MANY OTHER BANKS, INCLUDING LARGER COMMERCIAL BANKS THAT HAVE GREATER RESOURCES, WHICH MAY ADVERSELY AFFECT OUR ABILITY TO GROW AND OPERATE PROFITABLY.

The banking industry within the New Jersey-New York metropolitan area is highly competitive. Although we believe that we have been and will continue to be able to compete effectively with our competition due to our experienced management and personalized service, if we are wrong, our ability to grow and operate profitably may be negatively affected.

The bank's principal market area is served by branch offices of large commercial banks and thrift institutions. We also face competition from other companies that provide financial services, including consumer loan companies, credit unions, mortgage brokers, insurance companies, securities brokerage firms, money market mutual funds, internet banks and private lenders. In addition, in November of 1999, the Gramm-Leach-Bliley Financial Modernization Act of 1999 (the "GLB Act") was passed into law. Among other things, the GLB Act permits insurance companies and securities firms to acquire or form financial institutions, thereby further increasing the competition we face. A number of our competitors have substantially greater resources to expend on advertising and marketing than we do, and their substantially greater capitalization enables them to make much larger loans. Our success depends a great deal on our belief that large and mid-size financial institutions do not adequately serve individuals and small businesses in our principal market area and on our ability to compete favorably for such customers. In addition to competition from larger institutions, we also face competition for individuals and small businesses from recently formed banks seeking to compete as "home town" institutions. Most of these new institutions have focused their marketing efforts on the smaller end of the small business market we serve.

OUR EARNINGS MAY BE ADVERSELY AFFECTED BY CHANGES IN INTEREST RATES.

We may not be able to effectively manage changes in interest rates that affect what we charge as interest on our earning assets and the expense we must pay on interest-bearing liabilities, which may significantly reduce our earnings. In addition, there are costs associated with our risk management techniques, and these costs could be material. Fluctuations in interest rates are not predictable or controllable and, therefore, there can be no assurances of our ability to continue to maintain a consistent positive spread between the interest earned on our earning assets and the interest paid on our interest-bearing liabilities. For more information, see "Financial Condition - Interest Rate Sensitivity" on page 34.

IF THE BANK EXPERIENCES GREATER LOAN LOSSES THAN ANTICIPATED, IT WILL HAVE AN ADVERSE EFFECT ON OUR NET INCOME AND OUR ABILITY TO FUND OUR GROWTH STRATEGY.

The risk of nonpayment of loans is inherent in banking. If we experience greater nonpayment levels than anticipated, our earnings and overall financial condition, as well as the value of our common stock, could be adversely affected.

We cannot assure you that our monitoring, procedures and policies will reduce certain lending risks or that our allowance for loan losses will be adequate to cover actual losses. Loan losses can cause insolvency and failure of a financial institution and, in such an event, our shareholders could lose their entire investment. In addition, future provisions for loan losses could materially and adversely affect our results of operations. Any loan losses will reduce the loan loss reserve. A reduction in the loan loss reserve will be restored by an increase in our provision for loan losses. This will cause our earnings to be reduced and reduced earnings could have an adverse effect on our stock price.

RECENT LEGISLATION TO ADDRESS CORPORATE ACCOUNTING IRREGULARITIES WILL CAUSE US TO INCUR SIGNIFICANT EXPENSE.

In response to highly publicized accounting restatements and alleged improprieties by some corporate officers of certain large publicly-held companies, in July 2002, President Bush signed into law the Sarbanes-Oxley Act of 2002. Additional regulations have been promulgated by the Securities and Exchange Commission (the "SEC") and were effective beginning August 29, 2002. Under this law and the regulations adopted by the SEC to implement various provisions of the law, publicly-traded companies are subject to significant additional and accelerated reporting regulations and disclosure. These regulations also impose significant new responsibilities on officers, auditors, boards of directors and in particular, audit committees. Compliance with the new laws and regulations has begun to increase our expenses; this could have a material adverse effect on our financial results in the future. For more information, see "Sarbanes-Oxley Act" on page 58.

                           FORWARD-LOOKING STATEMENTS

This  prospectus  contains  forward-looking  statements  within  the  meaning of
Section 27A of the Securities Act of 1933, as amended. These forward-looking statements are not historical facts, but rather are predictions and generally can be identified by use of statements that include phrases such as "believe," "expect," "anticipate," "estimate," "intend," "plan," "foresee" or other words or phrases of similar import. Similarly, statements that describe our future financial condition, results of operations, objectives, plans, goals or future performance and business also are forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other facts, including those described in the "Risk Factors" and the "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections and other parts of this prospectus that could cause our actual results to differ materially from those anticipated in these forward-looking statements.

Important facts that may cause actual results to differ from those contemplated by forward-looking statements include, for example:

      o the success or failure of our efforts to implement our business strategy;

      o     the effect of changing economic conditions;

      o     changes in government regulations, tax rates and similar matters;

      o     our ability to attract and retain quality employees; and

      o other risks which may be described in our future filings with the SEC.

We do not promise to update forward-looking information to reflect actual results or changes in assumptions or other factors that could affect those statements other than material changes to such information.

                                 USE OF PROCEEDS

We estimate that the net proceeds from the sale of the 983,609 shares that we are offering will be approximately $__ million, assuming an offering price of $__ per share and deductions of estimated sales commissions and offering expenses of approximately $__________.


We intend to immediately use approximately one-half of the net proceeds as an equity contribution to the bank. The bank will use this additional capital to
(i) expand the bank's loan and investment portfolios and (ii) to provide regulatory capital to support the bank's growth and additional branch locations. The remainder of the proceeds will be held by the company and used to fund growth through potential acquisitions, for general corporate purposes and to provide additional equity contributions to support the bank's growth. Until used in these ways, the proceeds retained by the company will be invested in short term United States Treasury and governmental agency debt.


At the current time, we do not have any agreements nor are we engaged in any negotiations to make any acquisitions, but we are constantly evaluating opportunities to do so.

We believe the net proceeds from this offering will support our business plan for at least eighteen (18) months.

                           MARKET FOR THE COMMON STOCK

         Our common stock trades on the American Stock Exchange, under the symbol "SBB". As of December 31, 2003, the company had approximately 699 holders of record of the common stock.

         The following table shows the high and low closing price, by quarter, for the common stock, as well as dividends declared, for the last two fiscal years:


                      2004                           HIGH CLOSING PRICE:   LOW CLOSING PRICE:       DIVIDENDS DECLARED:
                      ----                           -------------------   ------------------       -------------------
                  4th Quarter                              $16.00                 $13.78                 $0.070
           (through December 6, 2004)

                  3rd Quarter                              $17.20                 $15.20                 $0.070

                  2nd Quarter                              $20.95                 $16.20                 $0.070

                  1st Quarter                              $18.87                 $15.80                 $0.070


                      2004                           HIGH CLOSING PRICE:   LOW CLOSING PRICE:       DIVIDENDS DECLARED:
                      ----                           -------------------   ------------------       -------------------
                  4th Quarter                              $16.71                 $13.50                 $0.000

                  3rd Quarter                              $15.30                 $11.70                 $0.067

                  2nd Quarter                              $12.20                 $10.25                 $0.067

                  1st Quarter                              $10.70                 $10.15                 $0.067

                      2004                           HIGH CLOSING PRICE:   LOW CLOSING PRICE:       DIVIDENDS DECLARED:
                      ----                           -------------------   ------------------       -------------------
                  4th Quarter                              $11.70                 $10.20                 $0.067

                  3rd Quarter                              $10.97                 $10.55                 $0.057

                  2nd Quarter                              $10.82                 $10.60                 $0.057

                  1st Quarter                              $10.68                 $ 9.97                 $0.057

In addition to the cash dividends disclosed above, the company distributed a 5% stock dividend in November 2003. The market prices and dividends disclosed above have been restated to reflect this stock dividend.

                                 CAPITALIZATION

The following table sets forth our consolidated capitalization as of September 30, 2004, on an actual basis and on a pro forma basis as adjusted to give effect to this offering, assuming an offering price of $___ per share and no exercise of the underwriter's over-allotment option. You should read this information together with our consolidated financial statements and related notes, which are included elsewhere in this prospectus.


                                                     SEPTEMBER 30, 2004
                                                 ACTUAL           AS ADJUSTED
                                                 ------           -----------
                                             (DOLLARS IN THOUSANDS, EXCEPT PER
                                                        SHARE DATA)

Long-term debt:
     Borrowings - FHLB                               $10,000            $10,000
     Junior subordinated debentures                    5,155              5,155
                                             ----------------    ---------------
Total Long-term debt                                 $15,155            $15,155
                                             ----------------    ---------------

Stockholders' equity:
     Common  stock, no par value,
     per share, 5,000,000 shares
     authorized, 1,842,188 shares
     outstanding and 2,825,797 shares
     outstanding as adjusted                          $9,987
     Retained earnings                                 5,821
     Accumulated other comprehensive income              378                378
                                             ----------------    ---------------
Total Stockholders' Equity:                          $16,186
                                             ----------------    ---------------

Total Capitalization                                 $31,341                  $
                                             ================    ===============


The company and the bank both meet the capitalization standards applicable to them under federal regulations. The following table sets forth our capital ratios as of September 30, 2004, and as adjusted to give effect, after deducting offering expenses, to the sale of the common stock offered by this prospectus, as well as the minimum required regulatory capital.


                                     AMOUNT                        RATIO

                             ACTUAL:       ADJUSTED:       ACTUAL:       ADJUSTED:     MINIMUM RATIO:
                             -------       ---------       -------       ---------     --------------
The company:

     Leverage Capital        $18,203                         7.35%                         4%

     Tier 1 - Risk Based     $18,203                        10.79%                         4%

     Total Risk Based        $20,283                        12.02%                         8%

The bank:

     Leverage Capital        $17,638                         7.13%                         4%

     Tier 1 - Risk Based     $17,638                        10.49%                         4%

     Total Risk Based        $19,718                        11.72%                         8%

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS


The following presents management's discussion and analysis of our financial condition and results of operations and should be read in conjunction with the financial statements and related notes included elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results could differ significantly from those anticipated in these forward-looking statements as a result of various factors, including those discussed in "Risk Factors" beginning on page 8 and "Forward-Looking Statements" on page 12 in this prospectus. All per share data has been adjusted to give retroactive effect to the 5.0% stock dividends paid in July 2000 and November 2003.

CRITICAL ACCOUNTING POLICIES

Our accounting policies are fundamental to understanding Management's Discussion and Analysis of Financial Condition and Results of Operations. Our accounting policies are more fully described in Note 1 of the Notes to Consolidated Financial Statements for December 31, 2003 included herein. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions about future events that affect the amounts reported in our consolidated financial statements and accompanying notes. Since future events and their effect cannot be determined with absolute certainty, actual results may differ from those estimates. Management makes adjustments to its assumptions and judgments when facts and circumstances dictate. The amounts currently estimated by us are subject to change if different assumptions as to the outcome of future events were made. We evaluate our estimates and judgments on an ongoing basis and predicate those estimates and judgments on historical experience and on various other factors that are believed to be reasonable under the circumstances. Management believes the following critical accounting policies encompass the more significant judgments and estimates used in preparation of our consolidated financial statements.

Allowance for Loan Losses. The provision for loan losses charged to operating expense reflects the amount deemed appropriate by management to provide for known and inherent losses in the existing loan portfolio. Management's judgment is based on the evaluation of individual loans, past experience, the assessment of current economic conditions, and other relevant factors. Loan losses are charged directly against the allowance for loan losses and recoveries on previously charged-off loans are added to the allowance.

Management uses significant estimates to determine the allowance for loan losses. Consideration is given to a variety of factors in establishing these estimates including current economic conditions, diversification of the loan portfolio, delinquency statistics, borrowers' perceived financial and managerial strengths, the adequacy of underlying collateral, if collateral dependent, or present value of future cash flows, and other relevant factors. Since the sufficiency of the allowance for loan losses is dependent, to a great extent on conditions that may be beyond our control, it is possible that management's estimates of the allowances for loan losses and actual results could differ in the near term. Although we believe that we use the best information available to establish the allowance for loan losses, future additions to the allowance may be necessary if certain future events occur that cause actual results to differ from the assumptions used in making the evaluation. For example, a downturn in the local economy could cause increases in non-performing loans. Additionally, a decline in real estate values could cause some of our loans to become inadequately collateralized. In either case, this may require us to increase our provisions for loan losses, which would negatively impact earnings. Additionally, a large loss could deplete the allowance and require increased provisions to replenish the allowances, which would negatively affect earnings. In addition, regulatory authorities, as an integral part of their examination, periodically review the allowance for loan losses. They may require additions to the allowance based upon their judgments about information available to them at the time of examination. Future increases to our allowance for loan losses, whether due to unexpected changes in economic conditions or otherwise, would adversely affect our future results of operations.


Historically, our estimates and assumptions have provided results that did not differ materially from actual results. For example, net charge-offs were $29 thousand for the nine months ended September 30, 2004 and $57 thousand for each of the years ended December 31, 2003 and 2002. The provision for each of these periods was $373 thousand, $405 thousand and $300 thousand, respectively.
Additionally, net charge-offs to average loans for the nine months ended September 30, 2003 and for the years 2003 and 2002 were 0.02%, 0.05% and 0.05% respectively. The difference between our provisions and our net charge offs reflects loan growth and management's judgment of the value of known or inherent risks in our loan portfolio.

Stock-Based Compensation. As permitted by Statement of Financial Accounting Standards ("SFAS") No. 123, the company accounts for stock-based compensation in accordance with Accounting Principals Board Opinion ("APB") No. 25. Under APB No. 25, no compensation expense is recognized in the income statement related to any option granted under the company stock option plans. The pro forma impact to net income and earnings per share that would occur if compensation expense was recognized, based on the estimated fair value of the options on the date of the grant, is disclosed in the notes to the consolidated financial statements. The company intends to continue to account for stock-based compensation in this manner unless there is more specific guidance issued by the Financial Accounting Standards Board ("FASB") or unless a clear consensus develops in the financial services industry on the application of accounting methods.


On March 31, 2004, the Financial Accounting Standards Board issued an Exposure Draft, Share-based Payment, which is a proposed amendment to SFAS No. 123. The Exposure Draft would eliminate the ability to account for share-based compensation transactions using APB No. 25, and generally would require all share-based payments to employees, including grants of employee stock options, to be recognized as an expense in the income statement at their grant-date fair values. The stock-based compensation expense, net of tax, that would have been included in the determination of net income if the fair value based method computed using the Black-Scholes option pricing model had been applied to all awards totaled $103 thousand and $32 thousand for the nine months ended September 30, 2004 and 2003, respectively, and $47 thousand and $23 thousand for the years ended December 31, 2003 and 2002, respectively. See also Note 1 of the Notes to the Consolidated Financial Statements of December 31, 2003 and Note 5 of the Notes to the Consolidated Financial Statements for September 30, 2004 included herein.

Assuming adoption of the new guidance on July 1, 2005, compensation expense, net of tax, related to outstanding stock option grants as of September 30, 2004 that are being recognized over the vesting period is estimated to be $51 thousand in 2005, $94 thousand in 2006 and $51 thousand in 2007. The estimate is based on the fair value of option grants computed using the Black-Scholes option pricing model. FASB expects to issues its final standard in the fourth quarter of 2004.

Goodwill. The company has recorded goodwill of $2.1 million at September 30, 2004 related to the acquisition of Tri-States Insurance Agency on October 1, 2001. The company performs its annual goodwill impairment test in the fourth quarter of each calendar year. A fair value is determined for the reporting unit, the insurance agency. If the fair value of the reporting unit exceeds the book value, no write-down of goodwill is necessary. If the fair value is less than the book value, an additional test is necessary to assess the proper carrying value of goodwill. The company determined that no impairment write-offs were necessary during 2003 and 2002.

Business unit valuation is inherently subjective, with a number of factors based on assumptions and management judgments. Among these are future growth rates, discount rates and earnings capitalization rates. Changes in assumption and results due to economic conditions, industry factors and reporting unit performance could result in different assessments of the fair value and could result in impairment charges in the future. No events have occurred since the 2003 annual impairment test that indicate potential for impairment.

Investment Securities Impairment Evaluation. Management evaluates securities for other-than-temporary impairment at least on a quarterly basis, and more frequently when economic or market concerns warrant such evaluation. Consideration is given to (1) length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and ability of the company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.

In March,  2004,  the  FASB's  Emerging  Issues  Task Force  ("EITF")  reached a consensus on EITF Issue No., 03-1, "The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments" ("EITF 03-1"). EITF 03-1 provides guidance regarding the meaning of other-than-temporary impairment and its application to investments classified as either available-for-sale or held-to-maturity under FASB Statement No. 115, "Accounting for Certain Investments in Debt and Equity Securities", and to equity securities accounted for under the cost method. Included in EITF 03-1 is guidance on how to account for impairments that are solely due to interest rate changes, including changes resulting from increases in sector credit spreads. This guidance was to become effective for reporting periods beginning after June 15, 2004. However, on September 30, 2004, the FASB issued a Staff Position that delays the effective date for the recognition and measurement guidance of EITF 03-1 until additional clarifying guidance is issued. This additional guidance is expected to be issued during and be effective for the fourth quarter of 2004. We are not able to assess the impact of the adoption of EITF 03-1 until final guidance is issued.

RESULTS OF OPERATIONS

SEPTEMBER 30, 2004 AS COMPARED TO SEPTEMBER 30, 2003:

For the nine months ended September 30, 2004, net income was $1.2 million, an increase of $176 thousand, or 17.8%, from the $989 thousand reported for the same period in 2003. Basic earnings per share were $0.64 for the nine months ended September 30, 2004 compared to $0.55 for the nine-month period ended September 30, 2003, an increase of 16.4%. Diluted earnings per share were $0.61 for the nine months ended September 30, 2004 compared to $0.54 from the first nine months of 2003, an increase of 13.0%.

The results reflect an increase in net interest income, a result of both increasing interest income and decreasing interest expense, coupled with increases in non-interest income, primarily due to an increase in mortgage banking fees from our residential lending division, partially offset by increases in non-interest expenses associated with additions to staff and higher related salary and benefit expenses.

INTEREST INCOME

Total interest income increased $368 thousand, or 14.1%, to $3.0 million for the quarter ended September 30, 2004 from $2.6 million for the same period in 2003. This increase was primarily attributable to an increase of $157 thousand, or 24.5%, in interest on securities on a fully taxable equivalent basis from the third quarter of 2003 to the same period in 2004. While the average balance of total securities decreased $848 thousand, the average rate earned increased 88 basis points, from 3.34% for the three months ended September 30, 2003 to 4.22% for the quarter ended September 30, 2004. The decrease in the total securities portfolio reflects the reallocation of funds to meet increasing loan demand. The increase in yield was accomplished through selling $7.3 million in lower yielding securities and purchasing $6.9 million in higher yielding securities, combined with the slowing of prepayments on mortgage-backed securities during the third quarter of 2004. Comparing the average balance in the loan portfolio for the quarter ended September 30, 2003 to the same quarter in 2004, the average balance in loans increased $17.7 million, or 13.9%, while the interest earned on total loans increased $224 thousand, or 11.0%. The average rate earned on loans decreased 15 basis points from 6.33% for the quarter ended September 30, 2003 to 6.18% for the same period in 2004, as customers have refinanced and locked in lower fixed rate loans during a time of historically low market interest rates.

For the nine months ended September 30, 2004, interest income increased $596 thousand, or 7.5%, to $8.6 million from the $8.0 million reported for the same period in 2003. Total average interest-earning assets increased $12.6 million, or 5.9%, to $223.8 million from $211.3 million, as average loan balances increased $19.2 million, or 15.7%, and average other interest earning assets decreased $6.2 million, or 43.6% from the first nine months of 2003 to the same period in 2004. This repositioning of average balances in higher yielding loans has increased the average rate earned 9 basis points from 5.20% in the first nine months of 2003 to 5.29% in the same period in 2004.

The increases in our loan portfolio in both the three and nine month periods reflects our continuing efforts to enhance our loan origination capacity. In particular, we have enhanced our loan department through the hiring of additional lending staff and originators.

INTEREST EXPENSE

The company's interest expense for the third quarter of 2004 stayed stable compared to the third quarter of 2003, increasing $8 thousand to $689 thousand from $681 thousand in the third quarter of 2003 as the average balance of interest bearing liabilities increased $12.7 million, or 6.9% to $197.7 million in the current third quarter from $185.0 million during the same year ago period. This was accomplished through a 7 basis point reduction in the average rate paid on interest bearing liabilities from 1.46% for the three months ending September 30, 2003 to 1.39% for the same period in 2004. Growth in interest bearing deposits of $14.3 million was offset by a net reduction of $1.6 million in other interest bearing liabilities. Average money market deposits increased $13.0 million, or 367.8%, while the average rate paid increased 65 basis points from 0.56% in the third quarter of 2003 to 1.21% in the third quarter of 2004. Several large municipal accounts transferred balances from our public fund NOW account to a newly offered public fund money market account. This account permits customers to automatically transfer excess funds from non-interest bearing transaction accounts into a variable rate interest bearing money market account. The company believes this account will provide an alternative to higher rate time deposits traditionally used to attract public deposits. To initially attract municipal accounts, a higher incentive rate was offered on the public fund money market account. As municipal balances were transferred from NOW accounts, the NOW accounts average balance decreased $3.3 million, or 7.2%, in the current third quarter compared to the year ago third quarter. Average borrowed funds decreased $1.8 million, or 14.6%, to $10.5 million in the third quarter of 2004 from $12.3 million in the third quarter of 2003, due to the maturity of advances from the Federal Home Loan Bank ("FHLB"). At September 30, 2004, the company's borrowed funds consisted of three convertible notes from the FHLB totaling $10.0 million. In the third quarter of 2002, the company issued $5.2 million in junior subordinated debentures. The debentures bear a floating rate of interest, which averaged 5.05% in the third quarter of 2004, up 28 basis points from 4.77% in the third quarter of 2003.

For the nine months ended September 30, 2004 interest expense decreased $155 thousand, or 7.0%, to $2.0 million from $2.2 million for the first nine months of 2003, as the balance in average interest-bearing liabilities increased $12.0 million, or 6.5% to $196.6 million from $184.6 million between the same two periods. The average rate paid on total interest-bearing liabilities has decreased by 20 basis points from 1.59% for the first nine months of 2003 to 1.39% for the same period in 2004. The reduction in rates reflects both a restructuring of the deposit portfolio, as lower costing total interest bearing deposit balances have increased and higher costing net other interest bearing liabilities have decreased, and current lower market rates of interest.

The following table presents, on a fully taxable equivalent basis, a summary of the company's interest-earning assets and their average yields, and interest-bearing liabilities and their average costs and shareholders' equity for the nine months ended September 30, 2004 and 2003. The average balance of loans includes non-accrual loans, and associated yields include loan fees, which are considered adjustment to yields.


                                                  NINE MONTHS ENDED                             NINE MONTHS ENDED
(DOLLARS IN THOUSANDS)                           SEPTEMBER 30, 2004                            SEPTEMBER 30, 2003
--------------------------------------------------------------------------------------------------------------------------
                                           AVERAGE    INTEREST    AVERAGE                AVERAGE    INTEREST    AVERAGE
EARNING ASSETS:                            BALANCE       (1)      RATE (2)               BALANCE       (1)      RATE (2)
--------------------------------------------------------------------------------------------------------------------------
Securities:
      Tax exempt  (3)                        $22,109       $905       5.47%                $17,804       $755       5.67%
      Taxable                                 52,691      1,368       3.47%                 57,378      1,328       3.10%
--------------------------------------------------------------------------------------------------------------------------
Total securities                              74,800      2,273       4.06%                 75,182      2,083       3.70%
Total loans receivable (4)                   140,980      6,522       6.18%                121,824      6,008       6.59%
Other interest-earning assets                  8,044         71       1.17%                 14,263        131       1.22%
--------------------------------------------------------------------------------------------------------------------------
Total earning assets                         223,824     $8,866       5.29%                211,269     $8,222       5.20%

Non-interest earning assets                   25,012                                        21,520
Allowance for loan losses                    (1,899)                                       (1,526)
----------------------------------------- -----------                                   -----------
Total Assets                                $246,937                                      $231,263
========================================= ===========                                   ===========
Sources of Funds:
Interest bearing deposits:
      NOW                                    $45,671       $152       0.45%                $44,786       $190       0.57%
      Money market                            11,392         93       1.09%                  4,044         23       0.76%
      Time                                    57,051        891       2.09%                 52,892        958       2.42%
      Savings                                 66,505        324       0.65%                 64,586        403       0.83%

                                                  NINE MONTHS ENDED                             NINE MONTHS ENDED
(DOLLARS IN THOUSANDS)                           SEPTEMBER 30, 2004                            SEPTEMBER 30, 2004
--------------------------------------------------------------------------------------------------------------------------
                                           AVERAGE    INTEREST    AVERAGE                AVERAGE    INTEREST    AVERAGE
INTEREST BEARING LIABILITIES               BALANCE       (1)      RATE (2)               BALANCE       (1)      RATE (2)
--------------------------------------------------------------------------------------------------------------------------
Total interest bearing deposits              180,619      1,460       1.08%                166,308      1,574       1.27%
      Borrowed funds                          10,832        395       4.79%                 13,267        437       4.34%
      Junior subordinated  debentures          5,155        187       4.78%                  5,000        186       4.92%
--------------------------------------------------------------------------------------------------------------------------
Total interest bearing liabilities           196,606     $2,042       1.39%                184,575     $2,197       1.59%

Non-interest bearing liabilities:
      Demand deposits                         32,923                                        30,475
      Other liabilities                        2,100                                         2,287
----------------------------------------- -----------                                   -----------
Total non-interest bearing liabilities        35,023                                        32,762
Stockholders' equity                          15,308                                        13,926
----------------------------------------- -----------                                   -----------
Total Liabilities and Stockholders'         $246,937                                      $231,263
Equity
========================================= ===========                                   ===========

-----------------------------------------             ---------- -----------                        ---------- -----------
Net Interest Income and Margin (5)                       $6,824       4.07%                            $6,025       3.81%
=========================================             ========== ===========                        ========== ===========


(1)   Includes loan fee income

(2)   Average rates on securities are calculated on amortized costs

(3) Full taxable equivalent basis, using a 39% effective tax rate and adjusted for TEFRA (Tax and Equity Fiscal Responsibility Act) interest expense disallowance

(4)   Loans outstanding include non-accrual loans

(5) Represents the difference between interest earned and interest paid, divided by average total interest-earning assets


NET INTEREST INCOME

On a fully taxable equivalent basis, the net interest income for the third quarter of 2004 increased $371 thousand, or 18.3%, over the same period last year to $2.3 million from $1.9 million. This increase was largely rate driven, as the yield on total earning assets increased 37 basis points to 5.41% in the third quarter of 2004 from 5.04% in the same period of 2003, as the rate paid on total interest bearing liabilities decreased 7 basis points. The net interest margin increased, on a fully taxable equivalent basis, by 43 basis points to 4.20% in the third quarter of 2004 compared to 3.77% the year earlier.

Net interest income for the nine months ended September 30, 2004, on a fully taxable equivalent basis, increased $799 thousand, or 13.2%, to $6.8 million in the current year period compared to $6.0 million in the same period last year. The net interest margin increased, on a fully taxable equivalent basis, 26 basis points from 3.81% for the first nine months of 2003 to 4.07% for the nine months of 2004. Comparing the first nine months of 2003 to the first nine months of 2004, the increase in the net interest margin was a combination of changes in rate on securities and interest bearing deposits and changes in volume in total loans.

The table at the top of the following page reflects the impact on net interest income of changes in the volume of earning assets and interest bearing liabilities and changes in rates earned and paid by the Company on such assets and liabilities. For purposes of this table, nonaccrual loans have been included in the average loan balance. Changes due to both volume and rate have been allocated in proportion to the relationship of the dollar amount change in each.

                                                                  NINE MONTHS ENDED SEPTEMBER 30, 2004 V. 2003
                                                                      INCREASE (DECREASE) DUE TO CHANGE IN:

(DOLLARS IN THOUSANDS)                                                 VOLUME        RATE        TOTAL
                                                                       ------        ----        -----
Securities:
     Tax exempt                                                          $193       ($43)        $150
     Taxable                                                            (156)         196          40
------------------------------------------------------------------------------------------------------
Total securities (1)                                                       37         153         190
Total loans receivable (2)                                              1,084       (570)         514
Federal funds sold and time deposits with other banks                    (55)         (5)        (60)
------------------------------------------------------------------------------------------------------
Total net change in income on interest-earning assets                   1,066       (422)         644
------------------------------------------------------------------------------------------------------
Interest-bearing deposits:
     NOW                                                                    6        (44)        (38)
     Money market                                                          57          13          70
     Savings                                                               18        (97)        (79)
     Time                                                                 103       (170)        (67)
------------------------------------------------------------------------------------------------------
Total interest bearing deposits                                           184       (298)       (114)
Borrowed funds                                                          (103)          61        (42)
Junior subordinated debentures                                              8         (7)           1
------------------------------------------------------------------------------------------------------
Total net change in expense on interest-bearing liabilities                89       (244)       (155)
------------------------------------------------------------------------------------------------------
Change in net interest income                                            $977      ($178)        $799
======================================================================================================



(1) Fully taxable equivalent basis, using 39% effective tax rate and adjusted for the TEFRA (Tax and Equity Fiscal Responsibility Act) interest expense disallowance.

(2)   Includes loan fee income.



PROVISION FOR LOAN LOSSES

For the three months ended September 30, 2004 the provision for loan losses was $120 thousand compared to $70 thousand for the quarter ended September 30, 2003, an increase of $50 thousand or 71.4%. The provision for loan losses was $373 thousand for the nine months ended September 30, 2004 as compared to $315 thousand for the same period last year, an increase of $58 thousand or 18.4%. This increase reflects growth in the company's loan portfolio of $19.2 million from $129.8 million at September 30, 2003 to $149.0 million at September 30, 2004. Also, during this period there was a change in the composition of the loan portfolio. Commercial and industrial loans, non-residential real estate loans, and construction and land development loans increased while one to four family residential property loans and consumer loans decreased. The provision for loan losses reflects management's judgment concerning the risks inherent in the company's existing loan portfolio and the size of the allowance necessary to absorb the risks, as well as the average balance of the portfolio over both periods. Management reviews the adequacy of its allowance on an ongoing basis and will provide additional provisions, as management may deem necessary.

NON-INTEREST INCOME


For the third  quarter of 2004,  total  non-interest  income  increased  by $195 thousand, or 21.3%, to $1.1 million in the third quarter of 2004 from $914 thousand in the same period in 2003. This increase in non-interest income in the third quarter of 2004 over the third quarter of 2003 is primarily attributable to an increase of $125 thousand in commission income, to $130 thousand, from the Company's new residential lending division, which began operation in the third quarter of 2003 and which brokered $10.3 million in loans for funding by third party investors. In addition, an increase of $42 thousand in investment brokerage fees and an increase of $14 thousand in insurance commissions and fee income earned by the company's insurance subsidiary contributed to the increase in non-interest income.

For the nine months ended September 30, 2004, non-interest income increased $495 thousand, or 16.9%, to $3.4 million in the nine months ended September 30, 2004 from $2.9 million in the same period in 2003. Most of this increase is from the company's new residential lending division, which began operations in August of 2003. Mortgage banking fees were $456 thousand for the first nine months of 2004, compared to $49 thousand for the same period in 2003. The mortgage banking division brokered $34.0 million in loans during the nine months ended September 30, 2004. Our mortgage banking division brokers loans for funding by third party investors, with servicing released to the investor or its designees. See
"Business- Lending Activities -Mortgage Banking." Insurance commissions increased $97 thousand, or 6.1%, to $1.7 million from $1.6 million in the year ago period, and investment brokerage fees increased $25 thousand, or 13.0%, to $217 thousand during the first nine months of 2004 compared to $192 thousand in the same period of 2003. Of the $68 thousand increase in other income recorded in the first nine month period of 2004 over the same period of 2003, $57 thousand is from income recorded on a bank owned life insurance policy purchased in January of 2004.

NON-INTEREST EXPENSE

For the quarter ended September 30, 2004, non-interest expense increased $366 thousand, or 15.4%, to $2.7 million in the current quarter from $2.4 million in the third quarter of 2003. This increase is attributed to the increase of the company's salaries and employee benefits of $193 thousand, or 14.1%, for the addition of nineteen full time equivalent employees and commissions paid on the residential mortgage banking activity. Occupancy expense has increased $71 thousand, or 46.1%, from third quarter of 2003 to the same period in 2004, due to a new lease agreement for administrative and operations office space at Sterling Plaza, Franklin, New Jersey, which is being rented to accommodate the company's growth and expansion needs. Furniture and equipment expense has increased $48 thousand from the third quarter of 2003 to the same period in 2004 from the purchase of computer hardware and software made in connection with a major hardware upgrade and system conversion in May of 2004.

For the nine months ended September 30, 2004, non-interest expense increased $913 thousand, or 12.9%, to $8.0 million in the current period from $7.1 million for the first nine months of 2003. Salaries and employee benefits increased $656 thousand, or 16.4%, relating to general staff increases and costs associated with an increased number of commission based employees. Occupancy expense increased $161 thousand, or 33.7%, for the first nine months of 2004 over the same period in 2003 for the lease and occupancy of new administrative and operations offices at Sterling Plaza in Franklin, New Jersey.

Although insurance commissions and fees increased year to year over both the three month and nine month periods, our insurance operations reported reduced earnings in both the three and nine month periods of 2004 compared to 2003. For the nine months ended September 30, 2004, our insurance operations earned income before income taxes of $115 thousand, a decline from the $165 thousand earned in the year ago period, and for the three months ended September 30, 2004, our insurance operations recorded a $21 thousand loss before income taxes, compared to earnings of $68 thousand in the year ago period. The decline in reported net earnings of our insurance operations reflects increased amortization expense of $26 thousand from the purchase of the book of business on an acquired insurance agency in 2003. Under the terms of the 2003 purchase, the amortization expense will increase to approximately $28 thousand per quarter by the first quarter of 2005 and then end in December of 2005. In addition, net income from insurance operations declined in 2004, by $53 thousand in the third quarter and $18 thousand for the nine months, reflecting the higher commission rates paid to producers on newly booked business as Tri-State continued to increase its insurance originations.

INCOME TAXES

Income tax expense  increased $52 thousand to $143  thousand (26%  effective tax rate) for the three months ended, September 30, 2004 compared to $91 thousand (22% effective tax rate) for the same period in 2003. Income taxes increased $99 thousand for the nine months ended September 30, 2004 to $430 thousand (27% effective tax rate) as compared to $331 thousand (25% effective tax rate) for the nine months ended September 30, 2003. These increases in income taxes resulted from an increase in income before taxes of $139 thousand, or 34.2%, for the three month period ended September 30, 2004 compared to the same quarter ended in 2003 and an increase in income before taxes of $275 thousand, or 20.8%, for the nine month period ended September 30, 2004 as compared to the same period in 2003. The effective tax rate is below the statutory tax rate due to tax-exempt interest on securities and earnings on the investment in life insurance.

DECEMBER 31, 2003 AS COMPARED TO DECEMBER 31, 2002:

For the year ended December 31, 2003, the company's net income was $1,441,000, an increase of $285 thousand, or 24.7%, over the $1,156,000 earned in 2002. Basic net income per share, as adjusted for the 2003 5% stock dividend, was $0.80 for 2003, compared to basic net income per share of $0.66 in 2002. Diluted net income per share for 2003 was $0.78, compared to diluted net income per share of $0.64, in 2002. The change in per share earnings reflects an increase in net income partially offset by an increased number of average shares outstanding during 2003, as the company's weighted average basic shares outstanding increased to 1,790,142 from 1,748,102.

The company's results for 2003 were affected by increases of $587,000 in net interest income and $811,000 in non-interest income, partially offset by an increase of $1,029,000 in total other expenses, and $105,000 in provision for loan losses.

The results reflect an increase in net interest income, a result of both increasing interest income and decreasing interest expense, coupled with increases in non-interest income primarily due to an increase in mortgage banking fees from our residential lending division, partially offset by increases in non-interest expenses associated with additions to staff and higher related salary and benefit expenses.

COMPARATIVE AVERAGE BALANCES AND AVERAGE INTEREST RATES

The following table reflects the components of our daily average balances for the years ended December 31, 2003, 2002 and 2001 and presents the daily average interest rates earned on assets and the daily average interest rates paid on liabilities for such periods and the company's net interest income and net interest margin. Rates are computed on a tax-equivalent basis.


(DOLLARS IN THOUSANDS)          Year Ended December 31, 2003     Year Ended December 31, 2002    Year Ended December 31, 2001
-----------------------------------------------------------------------------------------------------------------------------
                                AVERAGE  INTEREST   AVERAGE      AVERAGE   INTEREST   AVERAGE    AVERAGE  INTEREST   AVERAGE
                                BALANCE    (1)      RATE (2)     BALANCE      (1)     RATE (2)   BALANCE     (1)     RATE (2)
-----------------------------------------------------------------------------------------------------------------------------
Earning Assets:
Securities:
      Tax exempt  (3)            $18,903   $1,049      5.55%      $12,523     $686      5.48%     $7,014     $371      5.29%
      Taxable                     56,733    1,783      3.14%       45,838    2,127      4.64%     38,164    2,183      5.72%
-----------------------------------------------------------------------------------------------------------------------------
Total securities                  75,636    2,832      3.74%       58,361    2,813      4.82%     45,178    2,554      5.65%
-----------------------------------------------------------------------------------------------------------------------------
Total loans receivable (4)       124,165    8,093      6.52%      108,219    7,734      7.15%    103,017    8,092      7.86%
Other interest-earning assets     13,099      156      1.19%       30,045      505      1.68%     27,734    1,027      3.70%
-----------------------------------------------------------------------------------------------------------------------------
Total earning assets            $212,900  $11,081      5.20%     $196,625  $11,052      5.62%   $175,929  $11,673      6.64%

Non-interest earning assets      $21,697                          $19,553                        $13,904
Allowance for loan losses        (1,570)                          (1,281)                       ($1,048)
-----------------------------------------                     ------------                     ----------
Total Assets                    $233,027                         $214,897                       $188,785
=========================================                     ============                     ==========

Sources of Funds:
Interest bearing deposits:
      NOW                        $45,965     $249      0.54%      $34,829     $282      0.81%    $17,885     $226      1.26%
      Money market                 3,970       28      0.72%        4,272       42      0.98%      7,029      185      2.63%
      Savings                     64,831      511      0.79%       61,405      777      1.27%     50,334    1,377      2.74%
      Time                        53,146    1,251      2.35%       57,186    1,750      3.06%     65,486    3,398      5.19%
-----------------------------------------------------------------------------------------------------------------------------
Total interest bearing deposits  167,912    2,039      1.21%      157,692    2,851      1.81%    140,734    5,186      3.68%
      Borrowed funds              12,772      573      4.49%       12,192      553      4.54%     10,000      502      5.02%
      Junior subordinated
      debentures                   5,000      248      4.96%        2,383      132      5.54%          0        0      0.00%
-----------------------------------------------------------------------------------------------------------------------------
Total interest bearing          $185,684   $2,860      1.54%     $172,267   $3,536      2.05%   $150,734   $5,688      3.77%
liabilities


(1)   Includes loan fee income

(2)   Average rates on securities are calculated on amortized costs

(3) Full taxable equivalent basis, using a 39% effective tax rate and adjusted for "TEFRA" (Tax and Equity Fiscal Responsibility Act) interest expense disallowance

(DOLLARS IN THOUSANDS)          Year Ended December 31, 2003     Year Ended December 31, 2002    Year Ended December 31, 2001
-----------------------------------------------------------------------------------------------------------------------------
                                AVERAGE  INTEREST   AVERAGE      AVERAGE   INTEREST   AVERAGE    AVERAGE  INTEREST   AVERAGE
                                BALANCE    (1)      RATE (2)     BALANCE      (1)     RATE (2)   BALANCE     (1)     RATE (2)
-----------------------------------------------------------------------------------------------------------------------------
Non-interest bearing
  liabilities:
      Demand deposits            $31,112                          $27,469                        $25,412
      Other liabilities            2,196                            2,395                            801
-----------------------------------------                     ------------                     ----------
Total non-interest bearing        33,308                           29,864                        $26,213
liabilities

Stockholders' equity              14,035                           12,766                        $11,838
-----------------------------------------                     ------------                     ----------
Total Liabilities and
Stockholders' Equity             $233,027                        $214,897                       $188,785
                                 ========                        ========                       ========
Net Interest Income and                    -----------------                 -----------------              -----------------
  Margin (5)                               $8,221      3.86%                 $7,516      3.82%              $5,985      3.40%
=============================================================================================================================


(4)   Loans outstanding include non-accrual loans

(5) Represents the difference between interest earned and interest paid, divided by average total interest-earning assets


NET INTEREST INCOME

Net interest income is the difference between interest and fees on loans and other interest-earning assets and interest paid on interest-bearing liabilities. Net interest income is directly affected by changes in volume and mix of interest-earning assets and interest-bearing liabilities that support those assets, as well as changing interest rates when differences exist in repricing dates of assets and liabilities.

Net interest income, on a fully taxable equivalent basis (a 39% tax rate), increased by $705 thousand, or 9.4% in 2003 to $8.2 million compared to $7.5 million in 2002. Total interest income, on a fully taxable equivalent basis, increased by $29 thousand to remain at $11.1 million for the years ended December 31, 2003 and 2002 as the rate earned on average earning assets declined by 42 basis points to 5.20% for the year ended December 31, 2003 from 5.62% for the prior year. Average earning assets increased by $16.3 million, or 8.3% to $212.9 million from $196.6 million for the year ended December 31, 2002, partially offsetting the decline in rates. Interest expense decreased by $676 thousand, or 19.1% to $2.9 million from $3.5 million for the year ended December 31, 2002 as a result of declines in market rates of interest. The average rate paid on interest bearing liabilities declined by 51 basis points to 1.54% for the current year from 2.05% for the year ended December 31, 2002. The decrease in rate on both earning assets and interest bearing liabilities reflects the stable rate environment that occurred during 2003, as the Federal Reserve kept interest rates at their current levels and assets and liabilities repriced to those levels.

Interest income on total loans increased from $7.7 million in 2002 to $8.1 million in 2003, an increase of $359 thousand or 4.7%. Average loans increased by $15.9 million, or 14.7% to $124.2 million from $108.2 million for the year ended December 31, 2002, offset by a decrease in the average rate earned to 6.52% for the year ended December 31, 2003 from 7.15% for the prior year. As discussed above, the low rate environment in 2003 caused the decline in yield on the loan portfolio, as older, higher rate loans were replaced by new loans bearing the current low rates.

Total interest income on securities, on a fully taxable equivalent basis, increased by $19 thousand to remain at $2.8 million for both years ended December 31, 2003 and 2002, as the increase in the average balance of investment securities was offset by a reduction in yield on the portfolio. The rate environment continued to remain low in the mortgage backed securities market with consumers taking advantage of refinancing opportunities. Higher rate mortgage backed securities during 2003 continued to pre-pay due to the low rate environment. The average yield on tax-exempt securities increased by 7 basis points, which was offset by a decrease of 150 basis points earned on taxable investment securities. The yield on the total securities portfolio fell to 3.74% in the current year from 4.82% for the year ended December 31, 2002.

Interest income on other interest-earning assets, primarily federal funds sold and, to a lesser extent, interest bearing deposits in other financial institutions, decreased by $349 thousand, or 69.1% to $156,000 from $505,000. The decrease primarily occurred due to the company's average balance in federal funds sold decreasing by $14.2 million to $9.6 million for the year 2003 compared to $23.8 million in 2002 and a 51 basis point decrease in the average yield on federal funds sold during the same periods.

Total interest expense decreased from $3.5 million in 2002 to $2.9 million for 2003, a decrease of $676 thousand or 19.1%. The decrease is attributable to the company's ability to lower the interest rate paid on its liabilities to lower current rates and a continued change in the company's deposit mix toward demand and NOW accounts and away from time deposits. During 2003, the company's average interest-bearing liabilities increased by $13.4 million, or 7.8% to $185.7 million compared to $172.3 million in 2002. The increase in deposits occurred due to the company's continued focus on low cost demand and NOW accounts.
Average NOW deposits increased by $11.1 million to $46.0 million from $34.9 million, while the yield on NOW accounts declined to .54% in 2003 from .81% in 2002. Savings deposits increased by $3.4 million to $64.8 million from $61.4 million, while the yield on savings deposits declined to .79% in 2003 from 1.27% in 2002. The average balance of time deposits decreased by $4.0 million to $53.1 million in 2003 from $57.1 million in 2002, while the yield on time deposits declined to 2.35% in 2003 from 3.06% in 2002, a decrease of 71 basis points. The average rate paid on all the company's interest bearing liabilities decreased to 1.54% in 2003 compared to 2.05% in 2002. This reflects the continued decline in market rates during 2003. In addition, the company's average non-interest bearing deposits increased by $3.6 million, or 13.3% in 2003 from year end 2002.

The net interest margin was 3.86%, an increase from the net interest margin of 3.82% in 2002 reflecting a 42 basis point decrease in yield on total earning assets from 5.62% in 2002 to 5.20% in 2003, compared to a 51 basis point decline in rate on total interest bearing liabilities.

The following table reflects the relative impact on net interest income of changes in the volume of earning assets and interest-bearing liabilities and changes in rates earned and paid by the company on such assets and liabilities. For purposes of this table, non-accrual loans have been included in the average loan balance. Changes due to both volume and rate have been allocated in proportion to the relationship of the dollar change in each.


                                                DECEMBER 31, 2003 V. 2002              DECEMBER 31, 2003 V. 2002
                                               INCREASE (DECREASE) DUE TO              INCREASE (DECREASE) DUE TO
                                                       CHANGES  IN:                            CHANGES IN:

(DOLLARS IN THOUSANDS)                       RATE        VOLUME        TOTAL         RATE         VOLUME       TOTAL
                                             ----        ------        -----         ----         ------       -----
Securities:
     Tax exempt                               $  354      $    9        $ 363        $   302      $   13      $  315
     Taxable                                     437        (781)        (344)           396        (452)        (56)
----------------------------------------------------------------------------------------------------------------------
Total securities (1)                             791        (772)           19           698        (439)         259
Total loans receivable (2)                     1,078        (719)          359           396        (754)       (358)
Federal  funds sold and time  deposits
with other banks                               (230)        (119)        (349)            79        (601)       (522)
----------------------------------------------------------------------------------------------------------------------
Total   net   change   in   income  on
interest-earning assets                        1,639      (1,610)           29         1,173      (1,794)       (621)
----------------------------------------------------------------------------------------------------------------------
Interest-bearing deposits:
     NOW                                          76        (109)         (33)           158        (102)          56
     Money market                                (3)         (11)         (14)         (148)            5       (143)
     Savings                                      42        (308)        (266)           256        (856)       (600)
     Time                                      (137)        (362)        (499)         (510)      (1,138)     (1,648)
----------------------------------------------------------------------------------------------------------------------
Total interest bearing deposits                 (22)        (790)        (812)         (244)      (2,091)     (2,335)
Borrowed funds                                    26          (6)           20           102         (51)          51
Junior subordinated debentures                   131         (15)          116           132            -         132
----------------------------------------------------------------------------------------------------------------------
Total  net   change  in   expense   on
interest-bearing liabilities                     135        (811)        (676)          (10)      (2,142)     (2,152)
----------------------------------------------------------------------------------------------------------------------
Change in net interest income                 $1,504      $ (799)       $ 705        $1,183       $  348      $1,531
======================================================================================================================



(1) Fully taxable equivalent basis, using 39% effective tax rate and adjusted for TEFRA (Tax and Equity Fiscal Responsibility Act) interest expense disallowance.

(2)   Includes loan fee income.

PROVISION FOR LOAN LOSSES

The provision for loan losses in 2003 was $405 thousand compared to a provision of $300 thousand in 2002, an increase of $105 thousand or 35.0%. The increase reflects growth in the company's loan portfolio of $21.0 million from $113.4 million for the year ended December 31, 2002 to $134.4 million at December 31, 2003. Also, during this period there was a change in the composition of the loan portfolio. Commercial and industrial loans, non-residential real estate loans, and construction and land development loans increased while one to four family residential property loans and consumer loans decreased.

NON-INTEREST INCOME

The company's non-interest income is primarily generated through insurance commission income earned through the operation of Tri-State, service charges on deposit accounts, ATM and debit card fees and mortgage banking fees.


The company's non-interest income increased by $811 thousand, or 24.6%, to $4.1 million for the year ended December 31, 2003 from $3.3 million for the prior year. The increase in non interest income included an increase of $374 thousand in commission income from Tri-State, $110 thousand in service charges on deposit accounts, and $133 thousand from net realized gain on sale of securities. With the addition of the real estate lending division, mortgage banking fee income increased by $199 thousand to $213 thousand, representing approximately $171 thousand in residential mortgage banking fees and $42 thousand in income on commercial loans sold.. Our residential mortgage lending division, which brokers loans for funding by third party investors, commenced operations in August 2003. The division brokered $12.4 million in loans during 2003.


NON-INTEREST EXPENSE

Total non-interest expense increased from $8.6 million in 2002 to $9.7 million in 2003, an increase of $1 million, or 11.9%. The increase in non-interest expense reflects operating expenses associated with Tri-State, which are primarily volume driven based on the amount of premium income, as well as other expenses associated with the company's continued growth. In 2003, salaries and employee benefits, the largest component of non-interest-expense, increased by $838 thousand or 18.1%. This increase reflects customary increases for the bank's and Tri-State's existing staff and increased staffing needs associated with the company's growth. In addition, all other expenses increased by $191 thousand reflecting the company's growth and associated costs.

INCOME TAX EXPENSE

The company's income tax provision, which includes both federal and state taxes, was $505 thousand and $526 thousand for the years ended December 31, 2003 and 2002, respectively. The decrease in the tax provision was due to increased tax-exempt income.

FINANCIAL CONDITION

SEPTEMBER 30, 2004 AS COMPARED TO DECEMBER 31, 2003; DECEMBER 31, 2003 COMPARED TO DECEMBER 31, 2002:

Total assets increased to $259.7 million at September 30, 2004, a $19.1 million, or 7.9% increase from total assets of $240.6 million at December 31, 2003. Increases in total assets include increases of $14.3 million, or 11.1% in net loans, $ 7.4 million, or 211.4% in interest bearing time deposits with other banks, $1.0 million in premises and equipment and $2.7 million, or 73.0% in other assets, partially offset by a $3.9 million, or 5.1% reduction in securities available for sale and a $2.4 million, or 15.5% decline in cash and cash equivalents. Asset increases were financed through an increase in total deposits of $16.1 million, or 7.8% from $207.7 million at year-end 2003 to $223.7 million at September 30, 2004. Total stockholder's equity increased $1.3 million from $14.9 million at December 31, 2003 to $16.2 million at September 30, 2004.

At December 31, 2003, the company had total assets of $240.6 million compared to total assets of $225.9 million at December 31, 2002, an increase of $14.7 million, or 6.5%. Net loans increased to $132.6 million at December 31, 2003 from $112.1 million at December 31, 2002. Total deposits increased to $207.7 million at December 31, 2003 from $189.9 million at December 31, 2002.

LOANS

The loan portfolio comprises the largest part of the company's earning assets. Total loans at September 30, 2004 increased $14.7 million, or 10.9% to $149.0 million from $134.4 million at year-end 2003. During the nine-month period ending September 30, 2004, new originations have exceeded payoffs both through scheduled maturities and prepayments. The company continues to see significant prepayment activity as borrowers seek to refinance loans in the current low interest rate environment. The company is emphasizing the origination of commercial, industrial, and non-residential real estate loans to increase the yield in its loan portfolio and reduce its dependence on loans secured by 1-4 family properties. The company has also increased its activity in the loan participation market. The majority of the originated and sold participations are commercial real estate related loans which exceed the company's legal lending limit. The balance in construction and land development loans increased $7.5 million, or 86.4%, non-residential real estate loans increased $5.8 million, or 9.8%, loans secured by farmland increased $3.5 million or 59.5% and commercial and industrial loans increased $1.7 million, or 14.0% from December 31, 2003 to September 30, 2004. Residential 1-4 family real estate loans have decreased $3.8 million, or 8.1% as residential mortgage applicants are being referred to our residential mortgage division for origination by third party investors.

Loans, net of the allowance for loan losses and deferred loan fees, increased from $112.1 million at December 31, 2002 to $132.6 million at December 31, 2003, an increase of $20.6 million, or 18.4%. The increase in the company's loan portfolio during 2003 was concentrated in loans secured by non-residential mortgages and other commercial loans. Loans secured by commercial properties increased by $18.1 million, or 44.2%, to $59.2 million at December 31, 2003 from $41.0 million at December 31, 2002. Commercial and industrial loans increased by $1.4 million, or 12.8%, to $12.4 million at December 31, 2003 from $11.0 million at December 31, 2002. Loans secured by 1-4 family residential properties decreased by $2.9 million to $46.6 million at December 31, 2003 from $49.5 million at December 21, 2002, representing 34.7% of the loan portfolio. This decrease reflects the flat rate environment that we are currently experiencing, as prepayments exceed new loan origination held in portfolio.

The increase in loans was funded during 2003 by an increase in the company's demand deposits, NOW deposits and savings deposits, as well as a reduction in federal funds sold. The end of year loan to deposit ratios for 2003 and 2002 were 64.7% and 59.7%, respectively.

The following table summarizes the composition of the company's loan portfolio by type for each of the periods presented.


                                 SEPTEMBER 30,                                  DECEMBER 31,

(DOLLARS IN THOUSANDS)         2004         2003          2003         2002         2001          2000         1999
----------------------------------------------------------------------------------------------------------------------
Commercial and                $14,131       $12,045      $12,392       $10,985       $8,065       $4,968       $3,811
     industrial loans

Non-residential real           64,962        54,750       59,182        41,035       34,811       27,529       19,759
     estate loans

One to four family             42,827        48,654       46,587        49,517       51,338       55,138       50,305
     residential
     property loans

Construction and land          16,134         6,428        8,656         8,310        8,515        8,960        7,074
     development loans

Consumer loans                  1,511         1,438        1,430         2,189        2,245        2,780        2,295

Other loans                     9,570         6,375        6,114         1,335        1,086        1,718        1,519
----------------------------------------------------------------------------------------------------------------------
Total gross loans            $149,135      $129,690     $134,361      $113,371     $106,060     $101,093      $84,763
======================================================================================================================

The maturity ranges of the loan portfolio and the amounts of loans with predetermined interest rates and floating rates in each maturity range, as of September 30, 2004 and December 31, 2003, are presented in the following table.


                                             SEPTEMBER 30, 2004                          DECEMBER 31, 2003
                                             ------------------                          -----------------
(DOLLARS IN THOUSANDS)              DUE UNDER      DUE 1-5      DUE OVER        DUE UNDER     DUE 1-5       DUE OVER
                                    ONE YEAR        YEARS       FIVE YEARS      ONE YEAR       YEARS       FIVE YEARS
------------------------------------------------------------------------------------------------------------------------
Commercial and industrial
     loans                              $4,057       $7,063         $3,011          $5,896       $3,264        $3,232

Non-residential real estate
     loans                               6,017        6,267         52,678           5,521        2,493        51,168

One to four family
     residential property
     loans                               1,461        5,837         35,529           8,619       16,937        21,031

Construction and land
     development                        11,074        4,930            130           1,421        2,036         5,199

Consumer loans                             342        1,021            148             388          611           431

Other Loans                                 79          111          9,380             819        1,449         3,846

----------------------------------------------------------------------------------------------------------------------
Total loans                            $23,030      $25,229       $100,876         $22,664      $26,790       $84,907
======================================================================================================================

Interest rates:
     Predetermined                      $4,280      $13,658        $50,770          $7,932      $16,248       $35,694

     Floating                          $18,750      $11,571        $50,106         $14,732      $10,542       $49,213

----------------------------------------------------------------------------------------------------------------------
Total Loans                            $23,030      $25,229       $100,876         $22,664      $26,790       $84,907
======================================================================================================================



SECURITIES

The company's securities portfolio is comprised of securities that not only provide interest income, including tax-exempt income, but also provide a source of liquidity (as all securities are classified as available for sale, as discussed below), diversify the earning assets portfolio, allow for management of interest rate risk, and provide collateral for public fund deposits and borrowings. The portfolio is composed primarily of obligations of U.S. Government agencies and government sponsored entities, including collateralized mortgage obligations issued by such agencies and entities, and tax-exempt municipal bonds.

The company has no securities classified as held to maturity or as trading securities. Securities not classified as securities held to maturity or trading securities are classified as securities available for sale, and are stated at fair value. Unrealized gains and losses on securities available for sale are excluded from results of operations, and are reported as a separate component to stockholders' equity, net of taxes. Securities classified as available for sale include securities that may be sold in response to changes to interest rates, changes in prepayment risk, the need to increase regulatory capital or other similar requirements. Management determines the appropriate classification of securities at the time of purchase. At both September 30, 2004 and December 31, 2003, all of the company's securities were classified as available for sale.

Securities, available for sale, at fair value, decreased $3.9 million, or 5.1% from $76.5 million at year-end 2003 to $72.6 million at September 30, 2004. The Company purchased $24.2 million in new securities in the first nine months of 2004, $7.3 million of securities were sold and $20.6 million in available for sale securities matured, were called and were repaid. There was a $217 thousand net increase in unrealized gains in the available for sale portfolio; an $11 thousand realized gain on the sale of available for sale securities and $456 thousand in net amortization expenses recorded during the first nine months of 2004. There were no held to maturity securities at September 30, 2004 or at December 31, 2003.

The company's securities increased by $3.8 million, or 5.2% from $72.7 million at December 31, 2002 to $76.5 million at December 31, 2003. The net increase in securities at December 31, 2003 was due to the company investing $56.1 million in new purchases offsetting $45.9 million in called securities, scheduled maturities and pay-downs, as well as $4.9 million in securities sales. Year-end balances increased in state and political tax-exempt securities by $5.8 million to $21.5 million.

The following table shows the carrying value of the company's security portfolio at each of the periods presented. Securities available for sale are stated at their fair value.

(dollars in thousands)                September 30,                              December 31,
-------------------------------------------------------------   -----------------------------------------------
Available for sale                       2004           2003                2003           2002           2001
-------------------------------------------------------------   -----------------------------------------------
U.S. Treasury securities              $    --        $    --             $    --        $    --        $ 1,531

U.S. Government agency                 11,249         13,122              14,658         13,612          7,295

State and political
subdivisions                           21,633         21,493              21,542         15,785          7,626

Mortgage-backed securities             36,214         32,041              34,972         35,554         20,745

Corporate securities                    2,613          8,191               4,479          6,886          4,661

Equity securities                         903            883                 894            883            854
-------------------------------------------------------------   -----------------------------------------------
Total available for sale              $72,612        $75,730             $76,545        $72,720        $42,712
=============================================================   ===============================================

The contractual maturity distribution and weighted average yield of the company's securities portfolio at September 30, 2004 and December 31, 2003 are summarized in the following table. Securities available for sale are carried at amortized cost in the table for purposes of calculating the weighted average yield received on such securities. Weighted average yield is calculated by dividing income within each maturity range by the outstanding amount of the related investment and has not been tax-effected on the tax-exempt obligations.


September 30, 2004                      Due under 1 Year       Due 1-5 Years         Due 5-10 Years     Due over 10 Years
(dollars in thousands)                   Amount  Yield        Amount    Yield        Amount   Yield      Amount   Yield
--------------------------------------------------------------------------------------------------------------------------
Available for sale:

U.S. Government agency                     $500  6.74%       $9,768    2.45%          $999   2.53%       $  --     --

State and political subdivisions            959  1.95%           --       --         1,502   4.28%      18,744   4.24%

Mortgage-backed securities                   --     --          380    3.52%        11,710   3.89%      23,991   3.92%

Corporate securities                      1,010  6.31%        1,520    6.01%            --      --          --     --

Equity securities                            --     --           --       --            --      --         900   4.35%
--------------------------------------------------------------------------------------------------------------------------
Total available for sale                 $2,469  4.70%      $11,668    2.95%       $14,211   3.84%     $43,635   4.07%
==========================================================================================================================


December 31, 2003                       Due under 1 Year       Due 1-5 Years         Due 5-10 Years     Due over 10 Years
(dollars in thousands)                   Amount  Yield        Amount    Yield        Amount   Yield      Amount   Yield
--------------------------------------------------------------------------------------------------------------------------

Available for sale:

U.S. Government agency                   $1,499 6.63%         $11,370 2.13%       $1,782    2.07%       $  -        -

State and political subdivisions            755 1.80%              --    --        2,865    3.85%     17,594    3.76%

Mortgage-backed securities                   --    --             374 3.64%        9,408    3.50%     25,274    3.89%

Corporate securities                      1,756 4.56%           2,555 6.16%           --       --         --       --

Equity securities                            --    --              --    --           --       --        899    4.35%
-------------------------------------------------------------------------------------------------------------------------
Total available for sale                 $4,010 4.81%         $14,299 2.89%      $14,055    3.39%    $43,767    3.85%
=========================================================================================================================


As of September 30, 2004, the company also holds $690,000 in Federal Home Loan Bank of New York stock that it does not consider an investment security. Ownership of this restricted stock is required for membership in the Federal Home Loan Bank of New York.

CASH AND CASH EQUIVALENTS

At September 30, 2004, the company had no Federal funds sold, a decrease from $4.2 million at year-end 2003, as excess liquidity was used to fund loan originations and interest-bearing deposits with other banks. Cash and cash due from banks increased by $1.8 million from $11.3 million at year-end 2003 to $13.1 million at September 30, 2004. During the first nine months of 2004, these funds were provided by the increase in total deposits and have been used to fund increased loan demand.

The company's cash and cash equivalents decreased by $10.6 million, or 40.6% for the year ended December 31, 2003, to $15.5 million from $26.1 million at December 31, 2002. The decrease reflects the company's reduction in federal funds sold balance, as these funds were used to fund loan demand and purchase investment securities.

PREMISES AND EQUIPMENT; OTHER ASSETS

Premises and equipment increased by $1.0 million, or 21.9%, from $4.7 million at December 31, 2003 to $5.7 million on September 30, 2004. This increase was due to a renovation project at the main office location in Franklin, New Jersey, leasehold improvements at the company's new administrative and operations facility and the company's purchase of new computer hardware and software attributed to a network upgrade and system conversion. Other assets increased from $3.7 million on December 31, 2003 to $6.4 million on September 30, 2004, an increase of $ $2.7 million, or 73.0%. This $2.7 million increase was generated from the purchase of a $1.5 million bank owned life insurance policy in January of 2004, the prepayment of the Company's expenses and insurance policies and deferred tax asset balances increasing during this nine month period.

DEPOSITS

Total deposits increased $16.1 million, or 7.7%, to $223.7 million during the first nine months of 2004 from $207.7 million at December 31, 2003. Non-interest bearing deposits increased $5.2 million, or 16.4% to $36.9 million at September 30, 2004 from $31.7 million at December 31, 2003, interest-bearing and savings deposits increased $5.5 million, or 4.6%, to $125.0 million at September 30, 2004 from $119.5 million at year end and total time deposits increased $5.4 million, or 9.5% from $56.5 million at December 31, 2003 to $61.9 million at September 30, 2004. Non-interest bearing business and interest bearing business deposit balances increased $3.3 million, or 14.6% from $22.4 million at December 31, 2003 to $25.7 million at September 30, 2004 and non-core Interest on Lawyers Trust Account ("IOLTA") accounts and public fund account balances have recorded a $5.8 million, or 25.9% increase in the first nine months of 2004 to $28.1 million at September 30, 2004 from $22.3 million at year end 2003. Management continues to monitor the shift in deposits through its Asset/Liability Committee.

Total average deposits increased $13.9 million from $185.1 million at year-end 2002 to $199.0 million at year-end 2003, a 7.5% increase. Average savings, NOW and money market accounts increased to $114.8 million, an increase of $14.3 million, or 14.2% from $100.5 million at year-end 2002. Average time deposits decreased to $53.1 million compared to $57.2 million at year-end 2002. The increase primarily in savings and interest bearing transaction deposits reflects the company's continued offering of low cost accounts through a marketing program. The company also continues to actively bid on municipal deposits along with its efforts to cultivate commercial deposit relationships with its commercial loan customers.

The average balances and weighted average weights paid on deposits for the nine month periods ended September 30, 2004 and September 30, 2003 are presented below.

                                                                 FOR THE NINE MONTHS ENDED SEPTEMBER 30,

                                                              2004 AVERAGE                      2003 AVERAGE

               (DOLLARS IN THOUSANDS)                    BALANCE            RATE            BALANCE           RATE
                                                     ----------------    ------------   -----------------    --------
    DEMAND, NON-INTEREST BEARING                       $ 32,923               --           $ 30,475             --

    NOW ACCOUNTS                                         45,671             0.45%            44,786           0.57%

    MONEY MARKET ACCOUNTS                                11,392             1.09%             4,044           0.76%

    SAVINGS                                              66,505             0.65%            64,586           0.83%

    TIME                                                 57,051             2.0%             52,892           2.42%
----------------------------------------------------------------------------------------------------------------------

    TOTAL DEPOSITS:                                    $213,542                            $196,783
                                                     ================                   =================

The average balances and weighted average rates paid on deposits for 2003, 2002 and 2001 are presented below.

                                                               FOR THE YEAR ENDED DECEMBER 31,

                                              2003 AVERAGE               2002 AVERAGE              2001 AVERAGE

         (DOLLARS IN THOUSANDS)            BALANCE       RATE        BALANCE        RATE        BALANCE       RATE
                                          ---------    ---------    ----------    ---------    ---------    ---------
    DEMAND, NON-INTEREST BEARING           $31,112        --          $27,469        --         $25,412        --
    NOW ACCOUNTS                            45,965      0.54%          34,829      0.81%         17,885      1.26%
    MONEY MARKET ACCOUNTS                    3,970      0.72%           4,272      0.98%          7,029      2.63%
    SAVINGS                                 64,831      0.79%          61,405      1.27%         50,334      2.74%
    TIME                                    53,146      2.35%          57,186      3.06%         65,486      5.19%
---------------------------------------------------------------------------------------------------------------------

    TOTAL DEPOSITS:                       $199,024                   $185,161                  $166,146
                                          =========                 ==========                 =========

The remaining maturity for certificates of deposit rates paid on deposits of $100,000 or more as of September 30, 2004 and as of December 31, 2003 is presented in the following table.

                  (DOLLARS IN THOUSANDS)                      SEPTEMBER 30,          DECEMBER 31,
                                                                   2004                 2003
                             -----------------------------------------------------------------
                             3 MONTHS OR LESS                    $11,686               $5,245

                             3 TO 6 MONTHS                         4,046                1,101

                             6 TO 12 MONTHS                        2,189                1,986

                             OVER 12 MONTHS                        2,689                3,689
                             -----------------------------------------------------------------
                             TOTAL:                              $20,610              $12,021
                             =================================================================

LOAN AND ASSET QUALITY

Non-performing assets consist of non-accrual loans and all loans over ninety days delinquent and foreclosed real estate owned ("OREO"). At September 30, 2004, non-accrual loans increased by $110 thousand, or 9.2% to $1.3 million, as compared to $1.2 million at December 31, 2003. There were no loans ninety days past due and still accruing or renegotiated loans at September 30, 2004. The company had $514 thousand in OREO properties at September 30, 2004 and $223 thousand at December 31, 2003.

The company's non-accrual loans decreased to $1.2 million at December 31, 2003 from $1.3 million at December 31, 2002. At December 31, 2003, the company's restructured loans amounted to $150 thousand. Restructured loans are put on accrual basis if the customer demonstrates the ability to repay the debt under the terms of the renegotiation by a period of performance, by financial statements or other evidence of ability to service debt.

The company seeks to actively manage its non-performing assets. The company had $223 thousand in OREO properties at December 31, 2003 and $187 thousand at December 31, 2002. In addition to active monitoring and collecting on delinquent loans management has an active loan review process for customers with aggregate relationships of $250,000 or more if the credit(s) are unsecured or secured, in whole or substantial part, by collateral other than real estate and $1,000,000 or more if the credit(s) are secured in whole or substantial part by real estate.

Management continues to monitor the company's asset quality and believes that the non-accrual loans are adequately collateralized and anticipated material losses have been adequately reserved for in the allowance for loan losses.

The following table provides information regarding risk elements in the loan portfolio at each of the periods presented (dollars in thousands):

                                             SEPTEMBER 30,                     DECEMBER 31,

(DOLLARS IN THOUSANDS)                    2004        2003          2003    2002     2001    2000     1999
-----------------------------------------------------------------------------------------------------------
Non-accrual loans:

   Commercial                              $728       $344         $343     $256    $ --       $5     $ --

   Consumer                                   4         11           --       21      16        5       --

   Construction                              --         71           --      145   1,512       --       --

   Mortgage                                 555        748          834      836     966      542      332
-----------------------------------------------------------------------------------------------------------
Total nonaccrual loans                   $1,287     $1,174       $1,177   $1,258  $2,494     $552     $332

Loans past due 90 days and still
accruing                                     --         --           --       36      --       --       --

Restructured loans                           --         --          150       --      --       --       --

Total non-performing loans               $1,287     $1,174       $1,327   $1,294  $2,494     $552     $332

Foreclosed real estate                      514        223          223      187     187       --       --
-----------------------------------------------------------------------------------------------------------

Total non-performing assets              $1,801     $1,397       $1,550   $1,481  $2,681     $552     $332
===========================================================================================================

Non-performing loans to total             0.86%      0.93%        0.99%    1.14%   2.35%    0.55%    0.39%
loans

Non-performing assets to total
assets                                    0.69%      0.59%        0.64%    0.66%   1.32%    0.34%    0.22%
-----------------------------------------------------------------------------------------------------------

ALLOWANCE FOR LOAN LOSSES

The allowance is allocated to specific loan categories based upon management's classification of problem loans under the bank's internal loan grading system and to pools of other loans that are not individually analyzed. Management makes allocations to specific loans based on the present value of expected future cash flows or the fair value of the underlying collateral for impaired loans and to other classified loans based on various credit risk factors. These factors include collateral values, the financial condition of the borrower and industry and current economic trends.

Allocations to commercial loan pools are categorized by commercial loan type and are based on management's judgment concerning historical loss trends and other relevant factors. Installment and residential mortgage loan allocations are made at a total portfolio level based on historical loss experience adjusted for portfolio activity and current conditions. Additionally, all other delinquent loans are grouped by the number of days delinquent with this amount assigned a general reserve amount.

At September 30, 2004, the allowance for loan losses was $2.1 million, an increase of 19.8% from the $1.7 million at year-end 2003. The provision for loan losses was $373,000 and there were $36,000 in charge offs and $7,000 in recoveries reported in the first nine months of 2004. The allowance for loan losses as a percentage of total loans was 1.39% at September 30, 2004 compared to 1.29% on December 31, 2003. The increase reflects growth in the company's loan portfolio of $14.6 million from $134.4 million at December 31, 2003 to $149.0 million at September 30, 2004. Also, during this period there was a change in the composition of the loan portfolio. Commercial and industrial loans, non-residential real estate loans, and construction and land development loans increased while one to four family residential property loans decreased.

The provision for loan losses was $405,000 and $300,000 for the years 2003 and 2002, respectively. The increase reflects growth in the company's loan portfolio of $21.0 million from $113.4 million at December 31, 2002 to $134.4 million at December 31, 2003. Also, during this period there was a change in the composition of the loan portfolio. Commercial and industrial loans, non-residential real estate loans, and construction and land development loans increased while one to four family residential property loans decreased.

The allowance for loan losses represented 1.29% of total loans receivable at December 31, 2003 as compared to 1.22% at December 31, 2002. Management regularly assesses the appropriateness and adequacy of the loan loss reserve in relation to credit exposure associated with individual borrowers, overall trends in the loan portfolio and other relevant factors, and believes the reserve is reasonable and adequate for each of the periods presented.

Total charge-offs were $62,000 for 2003 compared to $59,000 in 2002. Total charge-offs as a percent of average loans were 0.05% for both years 2003 and 2002.

The table below presents information regarding the company's provision and allowance for loan losses for each of the periods presented.

                                NINE MONTHS ENDED                     YEAR ENDED DECEMBER 31,
                                  SEPTEMBER 30,

(DOLLARS IN THOUSANDS)           2004         2003         2003        2002        2001       2000      1999
-------------------------------------------------------------------------------------------------------------
Balance at beginning of         $1,734       $1,386       $1,386      $1,143       $973       $837      $655
year
-------------------------------------------------------------------------------------------------------------
Provision charged to               373          315          405         300        252        229       177
operating expenses
-------------------------------------------------------------------------------------------------------------
Recoveries of loans
  previously charged-off:
   Commercial                       --           --           --          --          1          8         7
   Consumer                          3            1            1           2         --          1         3
   Real estate                       4           --            4          --         --          2        --
-------------------------------------------------------------------------------------------------------------
Total recoveries                     7            1            5           2          1         11        10
-------------------------------------------------------------------------------------------------------------
Loans charged-off:
   Commercial                       15           --           --          --         --         --        --
   Consumer                         17           19           31          19         26         --        15
   Real estate                       4           31           31          40         57        104        --
-------------------------------------------------------------------------------------------------------------
Total charge-offs                   36           50           62          59         83        104        15
-------------------------------------------------------------------------------------------------------------
Net charge-offs                     29           49           57          57         82         93         5
-------------------------------------------------------------------------------------------------------------
Balance at end of year          $2,078       $1,652       $1,734      $1,386     $1,143       $973      $837
=============================================================================================================
Net charge-offs to               0.02%        0.04%        0.05%       0.05%      0.08%      0.10%     0.01%
average loans outstanding

Allowance for loan               1.39%        1.27%        1.29%       1.22%      1.08%      0.96%     0.99%
losses to year-end loans

The table located on the top of the next page sets forth details concerning the allocation of the allowance for loan losses to the various categories for each of the periods presented. The allocation is made for analytical purposes and it is not necessarily indicative of the categories in which future credit losses may occur. The total allowance is available to absorb losses from any segment of loans.

                                                  ALLOWANCE FOR LOANS LOSSES AT
-----------------------------------------------------------------------------------------------------------------------------
                              SEPTEMBER 30,                                      DECEMBER 31,
-----------------------------------------------------------------------------------------------------------------------------
                          2004            2003              2002             2001              2000              1999
-----------------------------------------------------------------------------------------------------------------------------
                               % of             % of               % of           % of                % of              % of
(dollars in                   Gross             Gross             Gross           Gross              Gross             Gross
thousands)            Amount  Loans     Amount  Loans    Amount   Loans   Amount  Loans     Amount   Loans    Amount   Loans
-----------------------------------------------------------------------------------------------------------------------------
Commercial             $628   30.22%     $494   9.22%     $396    9.69%     $233   7.60%     $159    4.91%      $95    4.50%

Consumer and other
loans                    27    1.30%      109   5.62%       45    3.11%       37   3.14%       44    4.45%        7    4.50%

Real estate,
construction
and development:

   Commercial         1,267   60.97%      990  50.49%      681   43.52%      656  40.85%      553   36.09%      359   31.66%

   Residential          156    7.51%      141  34.67%      264   43.68%      217  48.41%      217   54.55%      376   59.34%
-----------------------------------------------------------------------------------------------------------------------------

Total                $2,078  100.00%   $1,734 100.00%   $1,386  100.00%   $1,143 100.00%     $973  100.00%     $837  100.00%
=============================================================================================================================

The increases in the allowance for loan losses to total loans over the period 1999 to 2004 reflects growth in the company's loan portfolio and the change in the composition of the loan portfolio. Commercial loans have increased while consumer loans have decreased.

BORROWINGS

Long-term borrowings consist of long term advances from the Federal Home Loan Bank. These advances are secured under terms of a blanket collateral agreement by a pledge of qualifying investment securities and certain mortgage loans. As of September 30, 2004 and December 31, 2003, the company had $10.0 million in notes outstanding at an average interest rate of 4.79% and $11.0 million in notes outstanding at an average interest rate of 4.49%, respectively. By comparison, at December 31, 2002, the company had $15.0 million in notes outstanding with an average interest rate of 4.54%.

The following table summarizes short-term borrowings which consists of federal finds purchased and weighted average interest rates paid:

                                                                          NINE MONTHS ENDED       YEAR ENDED
(DOLLARS IN THOUSANDS)                                                   SEPTEMBER 30, 2004    DECEMBER 31, 2003
                                                                         ------------------    -----------------
Average daily amount of short-term borrowings outstanding during the               $  76              $  --
period

Weighted average interest rate on average daily short-term borrowings               1.78%                --

Maximum outstanding short-term borrowings outstanding at any month-end             $2,385                --

Short-term borrowings outstanding at period end                                    $2,385                --

Weighted average interest rate on short-term borrowings at period end               2.04%                --

The company had no short-term borrowings outstanding at December 31, 2003.

INTEREST RATE SENSITIVITY

An interest rate sensitive asset or liability is one that, within a defined time period, either matures or experiences an interest rate change in line with general market interest rates. Interest rate sensitivity is the volatility of a company's earnings from a movement in market interest rates. Interest rate "gap" analysis is a common, though imperfect, measure of interest rate risk. We do not employ gap analysis as rate risk management tool, but rather we rely upon earnings at risk analysis to forecast the impact on our net interest income instantaneous 100 and 200 basis point increases and decreases in market rates. In assessing the impact on earnings, the rate shock analysis assumes that no change occurs in our funding sources or types of assets in response to the rate change.

Our board of directors has established limits for interest rate risk based on the percentage change in net interest income we would incur in differing interest rate scenarios. Through year end 2003, we sought to remain relatively balanced, and our policies called for a variance of no more than 25% of net interest income, at a 100 and 200 basis point increase or decrease. At December 31, 2003 the percentage of change were within policy limits.

Our financial modeling simulates our cash flows, interest income and interest expense from earning assets and interest bearing liabilities for a twelve month period in each of the different interest rate environments, using actual individual deposit, loan and investment maturities and rates in the model calculations. Assumptions regarding the likelihood of prepayments on residential mortgage loans and investments are made based on historical relationships between interest rates and prepayments. Commercial loans with prepayment penalties are assumed to pay on schedule to maturity. In actual practice, commercial borrowers may request and be granted interest rate reductions during the life of a commercial loan due to competition from financial institutions and declining interest rates.

The following table sets forth our interest rate risk profile at September 30, 2004 and December 31, 2003. The interest rate sensitivity of our assets and liabilities, and the impact on net interest income, illustrated in the following table would vary substantially if different assumptions were used or if actual experience differs from that indicated by the assumptions.

                                               SEPTEMBER 30, 2004                        DECEMBER 31, 2003

                                       CHANGE       CHANGE       GAP AS A     CHANGE         CHANGE IN       GAP AS
                                       IN NET       IN NET       % OF         IN NET         NET             A % OF
                                       INTEREST     INTEREST     TOTAL        INTEREST       INTEREST        TOTAL
(DOLLARS IN THOUSANDS)                 INCOME       MARGIN       ASSETS       INCOME         MARGIN          ASSETS
----------------------------------------------------------------------------------------------------------------------
Down 200 basis points                   ($681)      (0.26%)       13.13%       ($513)        (5.93%)          10.68%

Down 100 basis points                   (193)       (0.07%)        7.45%        (150)        (1.73%)          6.24%


Up 100 basis points                      (52)       (0.02%)       -2.01%        (209)        (2.41%)         (8.68%)

Up 200 basis points                     (165)       (0.06%)       -3.19%        (493)        (5.70%)         (10.26%)

LIQUIDITY


It is management's intent to fund future loan demand primarily with deposits and maturities and pay downs on investments. In addition, the bank is a member of the Federal Home Loan Bank of New York and as of September 30, 2004, had the ability to borrow up to $15.8 million against its one to four family mortgages and selected investment securities as collateral for borrowings. The bank also has available an overnight line of credit and a one-month overnight repricing line of credit, each in the amount of $12.3 million at the Federal Home Loan Bank and an overnight line of credit in the amount of $4.0 million at the Atlantic Central Bankers Bank. Although historically a seller of Federal funds, at September 30, 2004 the Company had $2.4 million in overnight Federal funds purchased. On September 29, 2004 the Company purchased a ninety day time deposit for $3.4 million as a short-term investment strategy to offset a customer's time deposit of the same maturity. Since October 5, 2004 the Company has returned to a selling position. The Company also has long-term borrowings totaling $10.0 million secured by the pledge of its one to four family mortgages and selected securities. These borrowings consist of three notes that mature on December 21, 2010 with a convertible quarterly option which allows the Federal Home Loan Bank to change the note to then current market rates. The interest rates on these three borrowings range from 4.77% to 5.14%.


At September 30, 2004, the amount of liquid assets remained at a level management deemed adequate to ensure that contractual liabilities, depositors' withdrawal requirements, and other operational and customer credit needs could be satisfied. At September 30, 2004, liquid investments totaled $13.1 million, and all mature within 30 days.

At September 30, 2004, the company had $72.6 million of securities classified as available for sale. Of these securities, $27.4 million have $320 thousand of unrealized losses and therefore are not available for liquidity purposes because of management's intent to hold them until market price recovery.

The following table represents the company's contractual obligations to make future payments at each of the periods presented:

                                           PAYMENTS DUE BY PERIOD AT SEPTEMBER 30, 2004
-------------------------------------------------------------------------------------------------------------
(DOLLARS IN THOUSANDS)                               LESS THAN                                    MORE THAN
                                       TOTAL         ONE YEAR       1-3 YEARS       3-5YEARS       5 YEARS
-------------------------------------------------------------------------------------------------------------
Borrowings                              $12,385          $2,385         $   --         $   --        $10,000
Operating lease obligations                 798             230            329            115            124
Purchase obligations                        247             247             --              -              -
Time deposits                            61,850          50,609          7,676          3,049            516
Junior subordinated debentures            5,155              --             --             --          5,155
-------------------------------------------------------------------------------------------------------------
Total                                   $80,435         $53,471         $8,005         $3,164        $15,795
=============================================================================================================


                                           PAYMENTS DUE BY PERIOD AT DECEMBER 31, 2003
-------------------------------------------------------------------------------------------------------------
(DOLLARS IN THOUSANDS)                               LESS THAN                                    MORE THAN
                                       TOTAL         ONE YEAR       1-3 YEARS       3-5YEARS       5 YEARS
-------------------------------------------------------------------------------------------------------------
Borrowings                              $11,000          $1,000        $    --         $   --        $10,000
Operating lease obligations                 944             236            399            177            132
Purchase obligations                        746             746             --             --             --
Time deposits                            56,481          40,325         13,499          2,287            370
Junior subordinated debentures            5,000              --             --             --          5,000
-------------------------------------------------------------------------------------------------------------
Total                                   $74,171         $42,307        $13,898         $2,464        $15,502
=============================================================================================================

OFF-BALANCE SHEET ARRANGEMENTS

The company's financial statements do not reflect off-balance sheet arrangements that are made in the normal course of business. These off-balance sheet arrangements consist of unfunded loans and letters of credit made under the same standards as on-balance sheet instruments. These unused commitments, at September 30, 2004 totaled $31.4 million. This consisted of $11.3 million in home equity lines of credit, $8.1 million in commercial construction lines of credit, $7.6 million in commercial lines of credit, $3.4 million in commitments to grant commercial and residential loans and the remainder in other unused commitments. At December 31, 2003, these commitments consisted of $10.4 million in commercial construction lines of credit, $7.3 million in commercial lines of credit, $7.1 million in home equity lines of credit, $6.2 million in commitments to grant commercial and residential loans and the remainder in other unused commitments. These instruments have fixed maturity dates, and because many of them will expire without being drawn upon, they do not generally present any significant liquidity risk to the company.

Management believes that any amounts actually drawn upon can be funded in the normal course of operations.

JUNIOR SUBORDINATED DEBENTURES

As a result of the adoption of FASB Interpretation No. 46, "Consolidation of Variable Interest Entities, and Interpretation of ARB No. 51," we deconsolidated our wholly-owned subsidiary Sussex Capital Trust I, referred to as the "Trust", from our consolidated financial statements as of March 31, 2004. We have not restated prior periods. The impact of this deconsolidation was to increase our junior subordinated debentures by $5.2 million and reduce our trust capital securities line item by $5.0 million that had represented the trust preferred securities of the Trust. Our equity interest in the trust subsidiary of $155 thousand, which had previously been eliminated in consolidation, is now reported in "Other assets" as of September 30, 2004. For regulatory reporting purposes, the Federal Reserve has indicated that the preferred securities will continue to qualify as Tier 1 Capital subject to previously specified limitations, until further notice. The adoption of FIN 46 did not have an impact on our results of operations or liquidity.

CAPITAL RESOURCES

Total stockholders' equity increased $1.3 million to $16.2 million at September 30, 2004 from $14.9 million at year-end 2003. Activity in stockholders' equity consisted of a net increase in retained earnings of $781 thousand derived from $1.2 million in net income earned during the first nine months of 2004, offset by $384 thousand for the payments of cash dividends. Other increases were $257 thousand in issuance of common stock and exercise of stock options and $137 thousand for shares issued through the dividend reinvestment plan. An unrealized gain on securities available for sale, net of income tax, increased stockholders' equity by $130 thousand.

Stockholders' equity inclusive of accumulated other comprehensive income, net of income taxes, was $14.9 million at December 31, 2003, an increase of $1.2 million over 2002. The growth in stockholders' equity was generated through earnings retention and the reinvesting of dividends by its participants in the company's dividend reinvestment plan.

On July 11, 2002, the company raised an additional $4.8 million, net of offering costs, in capital through the issuance of junior subordinated debentures to a statutory trust subsidiary. The subsidiary in turn issued $5.0 million in variable rate capital trust pass through securities to investors in a private placement. The interest rate is based on the three-month LIBOR rate plus 365 basis points and is adjusted quarterly. Beginning October 7, 2004, the new quarterly rate of interest on the debentures will be 5.72%. The rate is capped at 12.5% through the first five years, and the securities may be called at par any time after October 7, 2007, or if the regulatory capital or tax treatment of the securities is substantially changed. These trust preferred securities are included in the company's and the bank's capital ratio calculations.

The company's and the bank's regulators have classified and defined bank holding company capital Tier I capital which includes tangible stockholders' equity for common stock and certain stock and other hybrid instruments, and Tier II capital, which includes a portion of the allowance for loan losses, certain qualifying long-term debt and preferred stock which does not qualify for Tier I capital.

The company's and the bank's regulators have implemented risk-based guidelines which require banks and bank holding companies to maintain certain minimum capital as a percent of such assets and certain off-balance sheet items adjusted for predefined credit risk factors (risk-adjusted assets). Banks and bank holding companies are required to maintain Tier I capital as a percent of risk-adjusted assets of 4.0% and Tier II capital as of risk-adjusted assets of 8.0%, at a minimum. At September 30, 2004 the company and the bank both meet the well-capitalized regulatory standards applicable to them. In addition to the risk-based guidelines discussed above, the company's and the bank's regulators require that banks and bank holding companies which meet the regulator's highest performance and operational standards maintain a minimum leverage ratio (Tier I capital as a percent of tangible assets) of 4.0%. For those banks and bank holding companies with higher levels of risk or that are experiencing or anticipating growth, the minimum will be proportionately increased. Minimum leverage ratios for each bank and bank holding company are established and updated through the ongoing regulatory examination process.

The following table presents the capital ratios at September 30, 2004, for the company and the bank, as well as the minimum regulatory requirements.

                                                                ACTUAL                 FOR CAPITAL ADEQUACY

                                                                                                     MINIMUM
(DOLLARS IN THOUSANDS)                                  AMOUNT          RATIO          AMOUNT         RATIO
-------------------------------------------------------------------------------------------------------------
The Company:                                            $18,203          7.35%         $>9,907            4%
                                                                                        -
     Leverage Capital                                    18,203         10.79%          >6,751            4%
                                                                                        -
     Tier 1 - Risk-Based                                 20,283         12.02%         >13,502            8%
                                                                                       -
     Total Risk-Based

The Bank:
     Leverage Capital                                    17,638          7.13%          >9,900            4%
                                                                                        -
     Tier 1 - Risk-Based                                 17,638         10.49%          >6,728            4%
                                                                                        -
     Total Risk-Based                                    19,718         11.72%         >13,456            8%
                                                                                       -

EFFECT OF INFLATION

Unlike most industrial companies, virtually all of the assets and liabilities of a financial institution are monetary in nature. As a result, the level of interest rates has a more significant impact on a financial institution's performance than the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or change with the same magnitude as the price of goods and services, which prices are affected by inflation. Accordingly, the liquidity, interest rate sensitivity and maturity characteristics of the company's asset and liabilities are more indicative of its ability to maintain acceptable performance levels. Management of the company monitors and seeks to mitigate the impact if interest rate changes by attempting to match the maturities of assets and liabilities to gap, thus seeking to minimize the potential effects of inflation.

                                    BUSINESS

GENERAL

WHO WE ARE

We are a one-bank holding company headquartered in Franklin, New Jersey and the parent company of Sussex Bank. We are a community-oriented financial institution that offers traditional community bank loan and deposit products and services as well as an array of fee based, financial services products. Our stock is primarily owned by residents of our market area, with our board and senior management owning over 25% of our stock. We emphasize our knowledge of local markets, customer access to our senior decision makers and provide superior and personalized customer service that is generally not available at larger financial institutions. Our goal is to serve the needs of businesses and consumers in our marketplace in northwestern New Jersey and, to a lesser extent, southern New York and northeastern Pennsylvania. The bank is a New Jersey state-chartered commercial bank formed in 1975 which operates from its main office and seven branches, all of which are located in Sussex County, New Jersey.

We target small and mid-size businesses as well as professional practices such as lawyers, doctors and accountants within our market area. We actively pursue business relationships with our targeted clientele through the business contacts of our board of directors and senior management and by capitalizing on our knowledge of the local marketplace.

We have also sought to increase our non-interest income in order to diversify and improve our revenues and to make our earnings less dependent on our net interest margin. In 2001, we acquired Tri-State Insurance Agency, Inc., a full service insurance agency. We strengthened Tri-State's operations through our 2003 acquisition of the Garrera Insurance Agency. We intend to continue to seek opportunities to expand our insurance business through acquisitions of books of business or whole agencies. Our non-interest income for the fiscal year ending December 31, 2003 was $4.1 million - an increase of $811 thousand or 24.6% over the previous fiscal year, representing 27.6% of our total revenues.

Through our strategy of serving as a full service community-based financial institution, we have maintained and expanded our market share within our Sussex County, New Jersey marketplace. At June 30, 2004, we had 11.4 percent of deposits within Sussex County, New Jersey, ranking us third in market share.

OUR MARKET AREA

All of our banking offices are located in Sussex County, New Jersey, and we maintain loan production offices in Pike County, Pennsylvania, and Orange County, New York. Our market area is among the most affluent in the nation and in New Jersey. Sussex County ranks 6th in New Jersey, with median household income of $71,902 as compared to the state median of $61,779 and the national median of $46,475. Sussex County's population growth over the next five years is expected to reach 5.91% as compared to the state growth rate of 3.80% and the nationwide growth rate of 4.84%.

OUR STRATEGY


Our board of directors has adopted a strategic plan calling for the bank to build upon our successful track record in Sussex County by applying our business philosophies in our larger contiguous counties and, taking advantage of the competitive opportunities presented by the consolidation of other banking institutions in these markets. We believe our community bank philosophy, which emphasizes a high service, personalized approach, which is generally not offered by our larger competitors, will be very successful in our target markets. In addition, our strategic plan is focused on significantly improving the core profitability of the franchise through improvements in, among other things, our efficiency and our loan to deposit ratios. We believe that the recent investments we have made in our infrastructure, certain key hires and our broad product offering will allow us to successfully expand.

LENDING ACTIVITIES


General. We emphasize a range of lending services, including real estate, commercial, and equity-line consumer loans to individuals and small- to medium-sized businesses and professional firms that are located in or conduct a substantial portion of their business in our market area. Our underwriting standards vary for each type of loan, as described below. While we generally underwrite the loans in our portfolio in accordance with our own internal underwriting guidelines and regulatory supervisory limits, in certain circumstances we have made commercial loans which exceed either our internal underwriting guidelines, supervisory limits, or both. We enter into participation agreements with other financial institutions to purchase the portion of these commercial loans that exceed our lending limits. We have focused our lending activities primarily on the small business and consumer markets in the Northern New Jersey and in Pike County, Pennsylvania and Orange County, New York. By focusing on this customer base we have been able to enjoy the benefits of the tremendous business and residential growth experienced in these market areas in the recent past. The addition of the residential mortgage banking division, which brokers loans for funding by third party investors, has given us an opportunity to establish lending and marketing staffs in New York and Pennsylvania.


Real Estate Mortgage Loans. The principal component of our loan portfolio is loans secured by real estate mortgages. We obtain a security interest in real estate whenever possible, in addition to any other available collateral, in order to increase the likelihood of the ultimate repayment of the loan. At September 30, 2004, loans secured by first or second mortgages on real estate made up approximately 83% of our loan portfolio, with 43.6% of our loan portfolio consisting of commercial real estate loans, 28.7% of loans secured by first or second mortgages on residential properties, and 10.8% consisting of construction and land development loans.

These loans will generally fall into one of four categories: commercial real estate loans, construction and development loans, residential real estate loans, or home equity loans. Most of our real estate loans are secured by residential or commercial property. Interest rates for all categories may be fixed or adjustable, and will more likely be fixed for shorter-term loans. We generally charge an application fee for each loan. Other loan fees consist primarily of late charge fees. Real estate loans are subject to the same general risks as other loans and are particularly sensitive to fluctuations in the value of real estate. Fluctuations in the value of real estate, as well as other factors arising after a loan has been made, could negatively affect a borrower's cash flow, creditworthiness, and ability to repay the loan.

      o Commercial Real Estate Loans. At September 30, 2004, our individual commercial real estate loans ranged in size from less than $10 thousand to $2.4 million, with an average loan size of approximately $287 thousand. These loans generally have a five year interest rate re-pricing with payments based on longer amortization. We evaluate each borrower on an individual basis and attempt to determine the business risks and credit profile of each borrower. We attempt to reduce credit risk in the commercial real estate portfolio by emphasizing loans on owner-occupied office and retail buildings where the loan-to-value ratio, established by independent appraisals, does not exceed 85%. We also generally require that a borrower's cash flow exceeds 125% of monthly debt service obligations. In order to ensure secondary sources of payment and liquidity to support a loan request, we typically review all of the personal financial statements of the principal owners and require their personal guarantees. At September 30, 2004, commercial real estate loans (other than construction loans) amounted to $65.0 million, or approximately 43.6% of our loan portfolio. Loans secured by commercial real estate may be in greater amount and involve a greater degree of risk than one to four family residential mortgage loans. Payments on such loans are often dependent on the successful operation or management of the mortgaged properties.

      o Construction and Development Real Estate Loans. We offer adjustable and fixed rate residential and commercial construction loans to builders and developers and to consumers who wish to build their own homes. At September 30, 2004, our construction and development real estate loans ranged in size from approximately $20 thousand to $1,250 thousand, with an average loan size of approximately $278 thousand. The duration of our construction and development loans generally is limited to twelve (12) to eighteen (18) months, although payments may be structured on a longer amortization basis. Construction and development loans generally carry a higher degree of risk than long-term financing of existing properties because repayment depends on the ultimate completion of the project and usually on the sale of the property.

            We attempt to reduce the risk associated with construction and development loans by obtaining personal guarantees where possible and by keeping the loan-to-value ratio of the completed project at or below 80%. At September 30, 2004, total construction loans amounted to $16.1 million, or 10.8% of our loan portfolio.

      o Residential Real Estate Loans and Home Equity Loans. We originate traditional long term residential mortgages. These loans are underwritten and documented for sale in the secondary market. We also offer second mortgage residential real estate loans and home equity lines of credit. At September 30, 2004, our individual residential real estate loans ranged in size from $1 thousand to $356 thousand, with an average loan size of approximately $52 thousand. Generally, we limit the loan-to-value ratio on our residential real estate loans to 80%. We offer fixed and adjustable rate residential real estate loans with terms of up to 30 years. We also offer home equity lines of credit. At September 30, 2004, our individual home equity lines of credit ranged in size from $1 thousand to $200 thousand, with an average of approximately $28 thousand. Our underwriting criteria for, and the risks associated with, home equity loans and lines of credit are generally the same as those for first mortgage loans. We generally limit the extension of credit to 80% of the available equity of any property. We generally limit the extension of credit to 90% of the available equity of each property, although we may extend up to 100% of the available equity. At September 30, 2004, residential real estate loans (other than construction loans) amounted to $42.8 million, or 28.7% of our loan portfolio. Included in the residential real estate loans was $7.9 million, or 5.3% of our loan portfolio, in home equity loans. Risks associated with loans secured by residential properties are generally lower than commercial real estate and construction loans and include general economic risks, such as the strength of the job market, employment stability and the strength of the housing market. Since most loans are secured by a primary or secondary residence, the borrower's continued employment is the greatest risk to repayment.

Commercial Business Loans. We make loans for commercial purposes in various lines of businesses, including the manufacturing, service industry, and professional service areas. At September 30, 2004, our individual commercial business loans ranged in size from approximately $1 thousand to $1.7 million, with an average loan size of approximately $69 thousand. Commercial loans are generally considered to have greater risk than first or second mortgages on real estate because commercial loans may be unsecured, or if they are secured, the value of the collateral may be difficult to assess and more likely to decrease than real estate. At September 30, 2004, commercial business loans amounted to $14.1 million, or 9.5% of our loan portfolio. Historically, commercial loans provide greater yields and reprice more frequently than other types of loans, such as real estate loans. More frequent repricing means that the yields on our commercial loans adjust with interest rate changes.

Farm Loans. We purchase the secured portion of guaranteed farm loans from the USDA and SBA. As of September 30, 2004 the guaranteed portion of USDA/SBA guaranteed farm loans which we retained amounted to $9.3 million, or 6.2% of our loan portfolio. At September 30, 2004, our individual farm loans ranged in size from $30 thousand to $540 thousand with an average loan size of approximately $211 thousand. As the portion of these loans we purchase is guaranteed by the USDA and the SBA, the risks involved with these instruments are minimal.

Consumer Loans. We make a variety of loans to individuals for personal and household purposes, including secured and unsecured installment loans and revolving lines of credit. Consumer loans are underwritten based on the borrower's income, current debt level, past credit history, and the availability and value of collateral. Consumer rates are both fixed and variable, with terms negotiable. At September 30, 2004, our individual consumer loans ranged in size from $1 thousand to $22 thousand, with an average loan size of approximately $6 thousand. Our installment loans typically amortize over periods up to 60 months. We will offer consumer loans with a single maturity date when a specific source of repayment is available. We typically require monthly payments of interest and a portion of the principal on our revolving loan products. Consumer loans are generally considered to have greater risk than first or second mortgages on real estate because they may be unsecured, or, if they are secured, the value of the collateral may be difficult to assess and more likely to decrease in value than real estate. At September 30, 2004, consumer loans amounted to $1.5 million, or 1.0% of our loan portfolio.


Mortgage Banking. The bank's residential mortgage banking division, through the bank's branches and our loan production offices in Pennsylvania and New York, brokers residential one to four family loans for funding by third party investors without recourse to the bank. Servicing is released to the third party investors.

We believe establishment of the residential lending division provides us with a cost effective source of fee income, without exposing the bank to credit or interest rate risk. In order to launch our residential mortgage banking division, we have retained Samuel L. Chaznow and four full-time and two part-time additional employees.

Although the majority of loans brokered by our mortgage banking division are conforming loans for prime borrowers, the mortgage banking division, through a third party investor, does broker loans for borrowers who either have difficulty documenting their income or who otherwise do not meet prime credit standards. These loans are also funded by the third party investor, without recourse to the bank and servicing is released. Our mortgage banking division does not originate loans for our portfolio, and as the loans are funded by third parties, we receive fee income but do not take title to the loans, and so the loans never appear on our balance sheet. The impact of our mortgage banking operations is seen on our income statement, as the fee income is reported under non-interest income.

On a typical transaction, our mortgage banking division will solicit a borrower, take an initial application, qualify the application with a third party investor and perform other settlement services in exchange for an originator fee.

Although our residential mortgage banking business is greatly impacted by trends in, and absolute levels of, interest rates, we believe we have an opportunity to continue to grow our residential mortgage banking business through continued emphasis on financing new home purchases and growing our presence in New York and Pennsylvania.


Loan Approval. Certain credit risks are inherent in making loans. These include prepayment risks, risks resulting from uncertainties in the future value of collateral, risks resulting from changes in economic and industry conditions, and risks inherent in dealing with individual borrowers. We attempt to mitigate repayment risks by adhering to internal credit policies and procedures. These policies and procedures include officer and client lending limits, a multi-layered approval process for larger loans, documentation examination, and follow-up procedures for any exceptions to credit policies. Our loan approval policies provide for various levels of officer lending authority. When the amount of aggregate loans to a single borrower exceeds an individual officer's lending authority, the loan request will be considered by an officer with a higher lending limit or by the officers' loan committee, directors loan committee or full board of directors. The officers loan committee and the directors loan committee have a set lending authority and any loans in excess of these limits must be submitted to the full board for approval. We do not make any loans to any director, officer, or employee of the bank unless the loan is approved by the board of directors of the bank and is on terms not more favorable to such person than would be available to a person not affiliated with the bank.

Credit Administration and Loan Review. We maintain a continuous loan review system. We also apply a credit grading system to each loan, and we use an independent consultant to review the loan files on a quarterly basis to confirm the grading of each loan. Each loan officer is responsible for each loan he or she makes, regardless of whether other individuals or committees joined in the approval. This responsibility continues until the loan is repaid or until the loan is officially assigned to another officer.


Lending Limits. Our lending activities are subject to a variety of lending limits imposed by federal law. In general, the bank is subject to a legal limit on loans to a single borrower equal to 15% of the bank's capital and unimpaired surplus. This limit will increase or decrease as the bank's capital increases or decreases. Based upon the bank's capital and unimpaired surplus at September 30, 2004, the board has imposed a loan limit of $3.0 million per borrower, which represented approximately 100% of our legal lending limit at September 30, 2004. These limits will increase or decrease in response to increases or decreases in the bank's level of capital. We are able to sell participations in our larger commercial loans to other financial institutions, which allows us to manage the risk involved in these loans and to meet the lending needs of our clients requiring extensions of credit in excess of these limits. Loans that are sold as participations to other banks are sold without recourse to the bank.


DEPOSIT SERVICES

Our principal source of funds is core deposits. We offer a full range of deposit services, including checking accounts, commercial accounts, savings accounts, and other time deposits of various types, ranging from daily money market accounts to long-term certificates of deposit. Deposit rates are reviewed regularly by senior management of the bank. We believe that the rates we offer are competitive with those offered by other financial institutions in our area.

Over the past three years, we have adopted a strategy of focusing on the origination and retention of transaction accounts and the reduction of our dependence on higher cost time deposits as a funding source. We have implemented a suite of interest bearing checking account products, called High Performance Checking, with interest rates and other features tired to differing levels of minimum balances. Since 2002, time deposits have declined from 30.9% of our deposit portfolio, with an average rate of 3.06% to 26.7% of our deposit portfolio, with an average rate of 2.09% for the nine months ended September 30, 2004. Our NOW accounts, which include our High Performance Checking and commercial checking accounts, have increased from 18.8% of our average deposit portfolio for the year end of December 31, 2002 to 21.4% for the nine months ended September 30, 2004. In addition to lowering our cost of funds, we believe increasing our core deposits presents greater cross selling opportunities then are available with customers holding time deposits.

To attract additional public deposits we have also developed a public fund money market account. The account allows municipal depositors to automatically transfer balances from non-interest bearing transaction accounts into a variable rate interest bearing money market account. We believe this product will provide an alternative to higher rate time deposit accounts traditionally used by public depositors.

OTHER BANKING SERVICES

We offer other bank services including safe deposit boxes, traveler's checks, direct deposit, United States Savings Bonds, and banking by mail. We earn fees for most of these services, including debit and credit card transactions, sales of checks, and wire transfers. We also receive ATM transaction fees from transactions performed by our clients. We are associated with the NYCE, CIRRUS, PLUS and QUEST ATM networks, which are available to our clients throughout the country. We also offer Internet banking services, bill payment services, cash management services, trust services and full service securities brokerages.

INSURANCE AGENCY SERVICES

Tri-State Insurance Agency, Inc. is a full service insurance agency. The Agency is primarily a property and casualty agency, with property and casualty coverage accounting for 95% of the agency's commission income. Life and health insurance accounts for 5% of commission income. Approximately 65% of the agency's premium volume is from commercial lines of insurance, with the remaining 35% from personal lines. The agency places insurance with over 15 companies. The agency is licensed to conduct business in 15 states, but 90% of its business is within the State of New Jersey. Customers primarily come from personal contacts of the senior management of the agency and the agency's producers, as well as through cross selling efforts with the bank.

DESCRIPTION OF PROPERTY

Certain information regarding the company's properties as of December 31, 2003 is set forth in the following table. All properties are adequately covered by insurance.

                                                                   DATE OF
LOCATION                         LEASED OR OWNED              LEASE EXPIRATION
--------                         ---------------              ----------------

399 Route 23                          Owned                          N/A
Franklin, New Jersey


7 Church Street                       Owned                          N/A
Vernon, New Jersey


266 Clove Road                        Leased                     March, 2007
Montague, New Jersey

                                                                   DATE OF
LOCATION                         LEASED OR OWNED              LEASE EXPIRATION
--------                         ---------------              ----------------

96 Route 206
Augusta, New Jersey                   Leased                    August, 2006


455 Route 23                         Owned(1)                        N/A
Wantage, New Jersey


15 Trinity Street                     Owned                          N/A
Newton, New Jersey


165 Route 206                         Owned                          N/A
Andover, New Jersey


100 Route 206                         Owned                          N/A
Augusta, New Jersey

33 Main Street                        Owned                          N/A
Sparta, New Jersey

200 Munsonhurst Road                  Leased                   December, 2008
Franklin, New Jersey

(1) We own the building housing our Wantage branch. The land on which the building is located is leased pursuant to a ground lease which runs until December 31, 2020, and contains an option for us to extend the lease for an additional 25 year term.

LEGAL PROCEEDINGS

We are periodically parties to or otherwise involved in legal proceedings arising in the normal course of business, such as claims to enforce liens, claims involving the making and servicing of real property loans, and other issues incident to the business of the company and the bank. Management does not believe that there is any pending or threatened proceeding against the company or the bank, which if determined adversely, would have a material effect on the business or financial position of the company.

EMPLOYEES

As of December 31, 2003, the company employed 101 full-time employees and 28 part-time employees. None of these employees is covered by a collective bargaining agreement and we believe that our employee relations are good.

                                   MANAGEMENT

The direction and control of the company is vested in the board of directors. The term of each director is three years. Directors are divided into three classes and elections are staggered so that the term for one class of directors expires each year. The following table sets forth information with respect to the directors and certain executive officers, including their ages, a brief description of their recent business experience, certain directorships held by each, the year in which each became a director of the company and the year in which their terms as director of the company expire.

                                      PRINCIPAL OCCUPATION FOR THE
     NAME AND POSITION         AGE           PAST FIVE YEARS                 DIRECTOR SINCE       TERM EXPIRES
----------------------------------------------------------------------------------------------------------------

         DIRECTORS
         ---------
Donald L. Kovach,              69     Chairman of the Board, CEO and              1976                2006
Chairman of the Board, CEO            President of the company
and President

Irvin Ackerson,                82     Excavating Contractor,                      1976                2007
Director                              Ackerson Contracting Co.,
                                      Oak Ridge, New Jersey

Terry H. Thompson,             57     President and Chief Operating               2001                2007
Director, Secretary and               Officer of the bank
President of the Bank

Mark J. Hontz,                 37     Partner,                                    1998                2006
Director                              Hollander Hontz Hinkes & Pasculli,
                                      L.L.C.,
                                      Newton, New Jersey

Joel D. Marvil,                70     Chairman of Manufacturing Co.,              1989                2006
Vice Chairman                         Ames Rubber Corporation,
                                      Hamburg, New Jersey

Edward J. Leppert,             44     Owner,                                      2002                2005
Director                              E.J. Leppert & Co., C.P.A.;
                                      Former Partner,
                                      Murphy, Perry & Leppert

Richard Scott,                 68     Dentist,                                    1976                2005
Director                              Richard Scott, DDS,
                                      Franklin, New Jersey

Joseph Zitone,                 72     General Contractor,                         1984                2005
Director                              Zitone Construction,
                                      Montague, New Jersey

EXECUTIVE OFFICERS WHO ARE
       NOT DIRECTORS
--------------------------

Tammy Case                     46     Executive Vice President, Loan              2004                N/A
                                      Administration; Formerly Senior
                                      Lending Officer, Newton Trust
                                      Company

Samuel L. Chaznow              46     Vice President; Formerly Area               2003                N/A
                                      Sales Manager and Assistant Vice
                                      President First Horizon Home Loan

George B. Harper               50     President Tri-State Insurance               2001                N/A
                                      Agency, Inc.
Candace Leatham                50     Executive Vice President and                1984                N/A
                                      Treasurer of the bank

George Lista                   45     Chief Operating Officer, Tri-State          2001                N/A
                                      Insurance Agency

EXECUTIVE OFFICERS

Set forth below is certain information regarding our executive officers.

Donald L. Kovach. Mr. Kovach is Chairman of the Board and Chief Executive Officer of the company. He is a life-long resident of Sussex County, and has been the Chairman of the bank since it was formed. Prior to becoming the company's Chief Executive Officer, Mr. Kovach was an attorney in private practice, and served as Sussex County Counsel, as municipal counsel to the Sussex County towns of Hamburg, Hopatcong and Vernon, and as counsel to the Sussex County Community College. Mr. Kovach is active in many community organizations, and is a director of Independent Community Bankers Financial Services.

Terry H. Thompson. Mr. Thompson is President and Chief Operating Officer of the bank. He has been our Chief Operating Officer since 1994, and was named
President in 2003. Mr. Thompson began his banking career in 1970, and held a number of increasingly senior positions with Summit Bancorp, a New Jersey bank holding company with operations throughout the state. Mr. Thompson is also the New Jersey state director for the Independent Community Bankers Association, a national trade group for community banks.

Candace Leatham. Ms. Leatham is the Executive Vice President and Treasurer of the bank. She has over 30 years of financial services industry experience, and has been an employee of the company and the bank for almost 25 years. She is active in her local community, serving as a member of the Hardyston Township Zoning Board of Adjustment and the Hardyston Township Municipal Utilities Authority,

George B. Harper. Mr. Harper is President of Tri-State Insurance Agency, a subsidiary of the bank, where has been President since 1976. He is active in many community organizations, including serving as a Director of Sussex Area Charities, and has served as the Mayor and a Council Member of Sandyston Township since 1986.

George Lista. Mr. Lista is Chief Operating Officer of Tri-State Insurance Agency, a subsidiary of the bank. He has served as an executive officer of Tri-State and a predecessor agency since 1982.

Tammy Case. Ms. Case is Executive Vice President - Loan Administration of the bank. She has over 27 years of experience in the banking industry, 23 of which has been spent in Sussex County. Prior to joining the company, Ms. Case was the Senior Vice President of Business Banking Services and the Senior Loan Officer of Newton Trust Company, another Sussex County based community bank. She is also an honors graduate of the Stonier Graduate School of Banking.

Samuel Chazanow. Mr. Chazanow is the Vice President and head of residential mortgage banking operations for the Bank. Mr. Chazanow has been a mortgage banking professional since 1989, most recently as the area sales manager for the Northeast Region for First Horizon Home Loans, a large national lending company. Mr. Chazanow has been based in the northeast Pennsylvania marketplace for his entire mortgage banking career.

COMMITTEES OF THE BOARD

The board of directors maintains an Audit Committee and a Compensation Committee. The board of directors also plans to establish a Nominating Committee that meets the requirements of the American Stock Exchange ("AMEX") listing standards beginning with the 2005 Annual Meeting. For the 2004 Annual Meeting, the full board acted as a Nominating Committee. It is expected that the Nominating Committee will consider qualified nominations for directors that are submitted by shareholders. All shareholder recommendations will be evaluated on the same basis as any recommendation from members of the Board of management of the company.

Audit Committee. The company's Audit Committee assists the board of directors with its oversight of our accounting and financial reporting processes, including internal audit functions, and the audits of our financial statements. In connection with its oversight responsibilities, the Audit Committee is responsible for the appointment, compensation, evaluation, retention and termination of our independent auditors. The Audit Committee has sole responsibility for oversight over the independent auditor, including resolution of disagreements between company management and the independent auditor regarding financial reporting. In connection with its oversight role, the Audit Committee reviews the independent auditor's reports regarding critical accounting policies, alternative treatments within generally accepted accounting principles, and other written communications between the independent auditor and management. The Audit Committee is also responsible for receiving and responding to complaints and concerns relating to accounting and auditing matters and the pre-approval of all non-audit service provided by its independent auditor. Furthermore, the Audit Committee is also responsible for, among other things, reporting to the board of directors on the results of the annual audit, and reviewing the financial statements and related financial and non-financial disclosures included in our earnings releases and Annual Reports on Form 10-KSB. The Audit Committee has adopted a written charter outlining its practices and responsibilities.

During the year ended December 31, 2003, the Audit Committee met five times. At each meeting, the Audit Committee reviewed the results of reviews performed in the areas of internal audit and compliance. The Audit Committee was apprised of the status of all audit findings and the resolutions instituted by management.

The company's Audit Committee consists of directors Edward J. Leppert (Chairman), Joel D. Marvil and Richard W. Scott. All directors who serve on the Audit Committee are "independent" for purposes of the AMEX listing standards and, as required under the Sarbanes-Oxley Act, no member of the Audit Committee receives any form of compensation from the company outside from compensation for board and committee services. The board has determined that Mr. Leppert qualified as an "audit committee financial expert" as that term is defined in
Item 401(e) of SEC Regulation S-B.

The Audit Committee acts only in an oversight capacity, and in doing so relies on the work and assurances of our management and its independent auditors.

Compensation Committee. The Compensation Committee sets the compensation for the executive officers of the company. The Compensation Committee consists of directors Joel D. Marvil (Chairman), Irvin Ackerson, Edward J. Leppert and Mark
J. Hontz, all of whom are "independent" for purposes of the AMEX listing standards.

DIRECTORS' COMPENSATION

During 2003, directors of the bank who were not full-time employees of the bank received a fee of $500 for each regular monthly bank board meeting or special bank board meeting attended, and $100 for each committee meeting attended. Each member of the bank's loan committee will receive $500 per meeting in 2004. During 2003, directors of the company received an annual retainer of $5,000 each. In addition, members of the Audit Committee will receive in 2004 an additional fee of $1,000 per Audit Committee meeting, and the Chairman will receive $1,500 per meeting.

The company maintains the 1995 Stock Option Plan for Non-Employee Directors (the "Non-Employee Plan"), the purpose of which is to assist the company in attracting and retaining qualified persons to serve as members of the board of directors. Under the Non-Employee Plan, options may be granted at exercise prices which may not be less than the fair market value of the common stock on the date of grant. Under the Non-Employee Plan, each non-employee director elected at the 1995 Annual Meeting was granted an option to purchase 3,000 shares at $11.25 per share (or 6,950 shares at $4.84 as adjusted for stock dividends). In addition, each non-employee director who is elected or re-elected to serve on the board of directors at succeeding annual meetings will be granted an option to purchase 500 shares of common stock at the time of such re-election. As of December 31, 2003, 44,732 options were outstanding under this plan and 2,344 authorized shares were available for grant.

In addition, members of the board of directors are eligible to participate in the 2001 Stock Option Plan, which was approved by the shareholders in 2000. Under the 2001 Stock Option Plan, options to purchase up to a total of 165,000 shares of common stock may be granted. Pursuant to the terms of the 2001 Stock Option Plan, options which qualify as incentive stock options under the Internal Revenue Code of 1986 must be granted at an exercise price of no less than 100% of the then current fair market value of the common stock, and options which are non-statutory options may be granted at an exercise price no less than 85% of the then current fair market value of the common stock.

DIRECTOR RELATIONSHIPS

No director of the company is also a director of any company with a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934 or subject to the requirements of Section 15(d) thereof, or any company registered as an investment company under the Investment Company Act of 1940.

SECURITY OWNERSHIP OF MANAGEMENT

The table sets forth certain  information  as of August 31, 2004 with respect to
(i) each of the directors and executive officers of the company and (ii) the directors and executive officers as a group:

                                                   COMMON STOCK BENEFICIALLY

                                                               PERCENTAGE OF
                                                   NUMBER OF      SHARES
NAME OF BENEFICIAL OWNER                           SHARES(1)    OUTSTANDING
------------------------                           ---------    -----------
Irvin Ackerson                                     35,273(2)       1.90%
George Harper                                      40,322(3)       2.18%
Mark J. Hontz                                       3,817(4)       0.21%
Donald L. Kovach                                  137,931(5)       7.42%
Candace Leatham                                    49,411(6)       2.67%
Edward J. Leppert                                  13,378(7)       0.72%
George Lista                                       16,958(8)       0.91%
Joel D. Marvil                                     49,761(9)       2.68%
Richard Scott                                      56,319(10)      3.04%
Terry H. Thompson                                  27,610(11)      1.49%
Joseph Zitone                                      94,313(12)      5.11%

Directors and Executive Officers as
  a Group (11 persons)                            500,446         25.82%


----------
(1) Beneficially-owned shares include shares over which the named person exercises either sole or shared voting power or sole or shared investment power. It also includes shares owned (i) by a spouse, minor children or by relatives sharing the same home, (ii) by entities owned or controlled by the named person and (iii) by other persons if the named person has the right to acquire such shares within sixty (60) days by the exercise of any right or option. Unless otherwise noted, all shares are owned of record and beneficially by the named person, either directly or through the dividend reinvestment plan.

(2) Includes (i) 11,418 shares owned by Mr. Ackerson's wife and (ii) 11,360 shares pursuant to immediately exercisable stock options.


(3)   Includes 4,794 shares pursuant to immediately exercisable stock options.


(4)   Includes 1,000 shares pursuant to immediately exercisable stock options.

(5) Includes (i) 17,448 shares owned by Mr. Kovach's wife, (ii) 9,977 shares held by IRAs for the benefit of Mr. Kovach and his wife, (iii) 1,433 shares held in the name of ICBA Financial Services f/b/o Donald L. Kovach,
      (iv) 1,323 shares held in the name of ICBA Financial  Services f/b/o Betty
      J. Kovach, (v) 16,764 shares pursuant to immediately exercisable stock options and (vi) 42,098 shares over which Mr. Kovach has voting authority as administrator for Sussex Bank Employee Stock Ownership Plan.


(6) Includes (i) 6,477 shares pursuant to immediately exercisable stock options and (ii) 42,098 shares over which Ms. Leatham has voting authority as administrator of Sussex Bank Employee Stock Ownership Plan.


(7) Includes (i) 992 shares held in the name of Sun America f/b/o Cynthia Leppert, IRA, (ii) 3,396 shares held in the name of Salomon Smith Barney f/b/o Edward J. Leppert, IRA and (iii) 3,150 shares pursuant to immediately exercisable stock options.


(8)   Includes 3,744 shares pursuant to immediately exercisable stock options.


(9)   Includes 14,429 shares pursuant to immediately exercisable stock options.

(10)  Includes 12,307 shares pursuant to immediately exercisable stock options.

(11)  Includes (i) 13,425 shares held in the name of American  Express Trust Co.
      f/b/o  Terry  H.  Thompson,   IRA,  and  (ii)  9,546  shares  pursuant  to
      immediately exercisable stock options.

(12) Includes (i) 12,467 shares held in the name of Zitone Construction & Supply Co., Inc. Profit Sharing Plan Trust, (ii) 22,509 shares held in the name of Zitone Family Limited Partnership, (iii) 17,198 shares held in the name of Smith Barney f/b/o Joseph Zitone and (iv) 3,701 shares pursuant to immediately exercisable stock options.

It is expected that upon consummation of this offering, our Directors and Executive Officers are expected to own approximately 17.7% of outstanding common stock.

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

The following table sets forth a summary of cash and non-cash compensation for the three fiscal years ended December 31, 2003 awarded to, earned by, or paid to, the Chief Executive Officer of the company and each other executive officer whose remuneration exceeded $100,000 for the most recently completed fiscal year.

                           SUMMARY COMPENSATION TABLE

                 CASH AND CASH EQUIVALENT FORMS OF REMUNERATION

                       ANNUAL COMPENSATION                                AWARD           PAYOUTS

                                                        OTHER         SECURITIES
                                                        ANNUAL        UNDERLYING        LTIP        ALL OTHER
                                                     COMPENSATION    OPTIONS/SARS      PAYOUTS     COMPENSATION
  NAME        YEAR   SALARY ($)       BONUS ($)           ($)            (#)            ($)            ($)
  ----        ----   ----------       ---------           ---            ---            ---            ---
Donald L       2003   $202,087             --        N/A(13)             9,975           None       $143,049(14)
Kovach
               2002   $188,143             --        N/A(13)             3,150           None       $117,869(14)

               2001   $177,234             --        N/A(13)             1,134           None       $ 94,156(14)

George B       2003   $ 50,000       $ 21,515(15)   $ 76,264(16)         4,988           None             --
Harper
               2002   $ 50,000       $  5,660(15)   $ 67,022(16)            --           None             --

               2001   $ 12,500(17)         --       $ 11,300(16)            --           None             --

George Lista   2003   $120,000       $ 21,515(15)   $ 95,822(16)         4,988           None             --

               2002   $120,000       $  5,660(15)   $ 61,796(16)            --           None             --

               2001   $ 30,000(17)         --       $ 16,740(16)            --           None             --

Terry H        2003   $109,650             --       $  1,051(18,13)      7,481           None             --
Thompson
               2002   $ 98,280             --        N/A(13)             3,780           None             --

               2001   $ 93,880             --        N/A(13)               735           None             --


----------
(13) The company provided additional life insurance and an automobile and matched the contributions by Messrs. Kovach and Thompson to their respective 401(k) plans. The use made thereof for personal purposes did not exceed 10% of the total cash compensation to such person's respective base salary and bonus and there is not included in the above table.

(14) Represents the amount charged by the company to expense in connection with the Supplemental Executive Retirement Plan ("SERP") implemented for the benefit of Mr. Kovach in 2000.

(15) For purposes of this chart, bonus represents the fair market value of 1,516 shares in 2003 and 535 shares in 2002 of the company's common stock.

(16)  Represents commissions earned on the sale of insurance products.

(17) Pursuant to the company's acquisition of Tri-State Insurance Agency, Inc. on October 1, 2001, Messrs. Harper and Lista became executive officers of the Company at annual salaries of $50,000 and $120,000, respectively

(18) Includes the implied value realized upon the exercise of options to purchase 189 shares representing the difference between the exercise price and the fair market value on the date of exercise. Because Mr. Thompson did not sell the underlying shares, he did not recognize this implied value.

EMPLOYMENT AGREEMENTS


The company and the bank are parties to an Amended Employment Agreement with Mr. Donald L. Kovach pursuant to which he serves as President and Chief Executive Officer of the company and Chief Executive Officer of the bank (the "Employment Agreement"). The Employment Agreement, as amended, provides for a term ending on August 31, 2007, although it will be automatically extended on each anniversary date for up to two additional one-year periods unless either party provides notice of their intention not to extend the contract. The Employment Agreement provides that Mr. Kovach will receive a base salary of $223,300, subject to increase or decrease, and he may be granted a discretionary bonus, in cash or equity, as determined by the board of directors. The Employment Agreement permits the company to terminate Mr. Kovach's employment for cause at any time. The Employment Agreement defines cause to mean personal dishonesty, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of law, rule or regulation, other than traffic violations or similar offenses, or violation of a final cease and desist order, or a material breach of any provision of the Employment
Agreement. In the event Mr. Kovach is terminated for any reason other than cause, or in the event Mr. Kovach resigns his employment because he is reassigned to a position of lesser rank or status than President and Chief Executive Officer, his place of employment is relocated by more than 30 miles from its location on the date of the Employment Agreement, or his compensation or other benefits are reduced, Mr. Kovach, or in the event of his death, his beneficiary, will be entitled to receive his base salary at the time of such termination or resignation for the remaining term of the Employment Agreement. In addition, the company will continue to provide Mr. Kovach with certain insurance and other benefits through the end of the term of the Employment Agreement. Mr. Kovach's Employment Agreement further provides that upon the occurrence of a change in control of the company, as defined in the Employment Agreement, and in the event Mr. Kovach is terminated for reasons other than cause or in the event Mr. Kovach, within 18 months of the change in control, resigns his employment for the reasons discussed above, he shall be entitled to receive a severance payment based upon his then current base salary. Under the Agreement, in the event the change in control occurs, Mr. Kovach is entitled to a severance payment equal to 2.99 times his then current base salary. The Employment Agreement also prohibits Mr. Kovach from competing with the bank and the company for a period of one year following termination of his employment.


The company and the bank are parties to an employment agreement with Terry Thompson. Mr. Thompson's agreement has substantially the same terms as those contained in Mr. Kovach's agreement, except that the term of Mr. Thompson's agreement expires on January 23, 2006. Mr. Thompson's agreement also provides that its terms will automatically be extended for one additional year, until January 23, 2007, unless the company provides notice three (3) months prior to the termination of the original term of the agreement Mr. Thompson's base salary is set at $110,000.

In connection with the company's acquisition of Tri-State Insurance Agency, Inc. effective October 1, 2001, the company entered into employment agreements with each of Messrs George B. Harper and George Lista. Under these agreements, each of Messrs. Harper and Lista is to be paid a base salary ($50,000 for Mr. Harper and $120,000 for Mr. Lista) and commissions for insurance products actually placed. In addition, each of Messrs Harper and Lista is entitled to receive bonuses based upon the net before tax income of Tri-State for each twelve-month period commencing on the effective date of the acquisition. To the extent Tri-State's net before tax income exceeds certain designated targets contained in each employment agreement, each of Messrs. Harper and Lista will be entitled to receive a bonus equal to 25% of the amount by which the net before tax income of Tri State exceeds the target. The bonus is to be paid in shares of the company's common stock. The amount of stock to be issued will be determined by dividing the amount of the bonus by the fair market value of the company's common stock, determined by taking the average closing price of the common stock for the fifteen trading days prior to issuance. For the twelve-month period ended September 30, 2003, Tri-State exceeded its targeted net before tax income, and each of Messrs. Harper and Lista received a bonus of 1,516 shares of the company's common stock. The employment agreements with Messrs. Harper and Lista expire on September 30, 2006.

On July 31, 2004, the bank entered into an employment agreement with Tammy Case under which she will serve as the Executive Vice-President - Loan Administration of the bank. The agreement has term of 3 years and will automatically renew for each additional year on the third anniversary of the agreement unless either party has provided notice of its intention not to renew at least 3 months before the end of the term. Under the Agreement, Ms. Case is to receive a base salary of $97,000, will be eligible to receive a production bonus in shares of the company's common stock, based upon growth in the company's loan portfolio, and will also be eligible to participate in any other cash bonus programs established by the company for its executive officers. Ms. Case may be terminated for "cause" as defined in the Agreement. In the event she is terminated without "cause" she will be entitled to receive her then current base salary for the remaining term of the Agreement, but in no event for less than 6 months, and the company will be obligated to continue her health benefits for such period. Ms. Case's agreement contains a change of control provision substantially similar to the one contained in Mr. Kovach's agreement described above, except that her payment will equal two times her then current base salary. Ms. Case's agreement also contains a covenant not to compete, whereby she is prohibited for a period of 1 year after her termination from affiliating with any enterprise that competes with the company within Sussex County, New Jersey.

RETIREMENT PLANS

The bank maintains a salary continuation plan for Mr. Kovach. Under this plan, as recently amended, Mr. Kovach will receive a retirement benefit equal to 35% of his average final compensation determined by his last five years of employment, provided that to the extent Mr. Kovach continues to work past age 70, his final compensation will be increased 4% per year for each year he works past age 70 until his retirement. Mr. Kovach will receive this benefit in the event that he works until retirement, or he is involuntarily discharged prior to his retirement for any reason other than "cause". For purposes of the Salary Continuation Agreement, cause is defined in the same manner as under Mr. Kovach's Employment Agreement. Annual retirement payments are to be made for fifteen years under the Salary Continuation Agreement to Mr. Kovach or, in the event of his death, to his spouse.

The bank has also instituted a salary continuation plan for Mr. Thompson. Under this plan, Mr. Thompson will receive a retirement benefit equal to 35% of his average final compensation determined by his last five years of employment. Mr. Thompson's benefits under the salary continuation plan will not vest unless Mr. Thompson remains employed with the company and the bank until January, 2006.

1995 INCENTIVE STOCK OPTION PLAN AND 2001 STOCK OPTION PLAN

The company maintains the 1995 Incentive Stock Option Plan that provides for options to purchase shares of common stock to be issued to key employees of the company, the bank and any other subsidiaries that the company may acquire or incorporate in the future. The company also maintains the 2001 Stock Option Plan, under which options to purchase shares of common stock may be issued to employees, officers and directors of the company, the bank and any other subsidiaries which the company may acquire or incorporate in the future. Recipients of options granted under the Plans are selected by the Stock Option Committee of the board of directors. The Stock Option Committee has the authority to determine the terms and conditions of options granted under the Plans and the exercise price therefore. The exercise price for options granted under the 1995 Incentive Stock Option Plan, and for Incentive Stock Options under the 2001 Stock Option Plan may be no less than the fair market value of the common stock. The exercise price for non-statutory options granted under the 2001 Stock Option Plan may be no less than 85% of the fair market value of the common stock.

The following table sets forth information with regard to stock options granted under the company's 1995 Incentive Stock Option Plan and 2001 Stock Option Plan.

The following table furnishes information regarding stock options granted to the individuals named in the table above:


                                INDIVIDUAL GRANTS

                                         PERCENTAGE OF
                            NUMBER OF       TOTAL
                           SECURITIES    OPTIONS/SARS
                           UNDERLYING     GRANTED TO                              PRESENT VALUE
                          OPTIONS/SARS   EMPLOYEES IN        EXERCISE OR         OF STOCK OPTION      EXPIRATION
         NAME               GRANTED      FISCAL YEAR        BASE PRICE ($/SH)   ON DATE OF GRANT(19)    DATE
Donald L. Kovach            9,975(20)       16.3%               $ 9.90                $1.16            01/22/13
Terry H. Thompson           7,481(21)       12.2%               $ 9.90                $1.16            01/22/13
George B. Harper            4,988(22)        8.2%               $10.05                $1.15            04/23/13
George Lista                4,988(23)        8.2%               $10.05                $1.15            04/23/13

The following table sets forth information concerning the fiscal year-end value of unexercised stock options held by the executive officers named in the table above.

             AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND
                        FISCAL YEAR-END OPTION/SAR VALUES


                            NUMBER OF
                             SHARES                          NUMBER OF UNEXERCISED            VALUE OF UNEXERCISED
                            ACQUIRED          VALUE               OPTIONS/SARS             IN-THE-MONEY OPTIONS/SARS
                              ON            REALIZED           AT FISCAL YEAR-END              AT FISCAL YEAR-END
       NAME                 EXERCISE          ($)         EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
Donald L. Kovach               --              --            10,619          9,705          $75,275         $96,107
Terry H. Thompson             189          $1,605             4,128          7,967          $41,012         $78,857
George H. Harper               --              --             2,297          3,741          $22,778         $37,590
George Lista                   --              --             1,247          3,741          $12,530         $37,590


TRANSACTIONS WITH MANAGEMENT

The bank has made in the past and, assuming continued satisfaction of generally applicable credit standards, expects to continue to make loans to directors, executive officers and their associates (i.e. corporations or organizations for which they serve as officers or directors or in which they have beneficial ownership interests of ten percent or more). All of these loans have been made in the ordinary course of the bank's business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and do not involve more than the normal risk of default or present other unfavorable features.

----------
(19) The present value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions: dividend yield of 2.41%, expected volatility of 13.24%, risk-free interest rate of 3.05% for Mr. Kovach and Mr. Thompson and 2.93% for Mr. Harper and Mr. Lista and an expected life of five (5) years.

(20) As of December 31, 2003, 2,494 of these options were immediately exercisable.

(21) As of December 31, 2003, 1,870 of these options were immediately exercisable.

(22) As of December 31, 2003, 1,247 of these options were immediately exercisable.

(23) As of December 31, 2003, 1,247 of these options were immediately exercisable.

Transactions with Management

The bank also had the following transactions with directors, executive officer and their associates at terms at least as favorable to the bank as could be obtained from an independent third party.

The bank paid $15,770 to Irvin Ackerson for real estate appraisal services rendered to the bank for loan originations during fiscal 2003. Mr. Ackerson continues to render real estate appraisal services to the bank. The bank also paid $10,716 to related parties during 2003 for legal, tax accounting and construction services.

The bank leases its Montague branch office from Montague Mini Mall, Inc. pursuant to a lease covering 1,200 square feet. The lease agreement was renewed as of April 1, 2002. As renewed, the lease will terminate on March 31, 2007 and provides for a monthly rent of $1,850 or $22,200 per year. Mr. Joseph Zitone, a director of the company, is the majority shareholder or Montague Mini Mall, Inc. The company considers the lease terms to be comparable to those which exist with unaffiliated third parties.

                     DESCRIPTION OF THE COMPANY'S SECURITIES

GENERAL

Sussex Bancorp is incorporated under the laws of the State of New Jersey. The rights of the holders of our stock will be governed by the New Jersey Business Corporation Act and the certificate of incorporation. The company's certificate of incorporation provides for an authorized capitalization consisting of 5,000,000 shares of common stock, without par value.

As of September 30, 2004, 1,842,188 shares of the company's common stock were outstanding, leaving 3,157,812 shares of authorized common stock available to be issued. Under New Jersey law, the board of directors is generally empowered to issue authorized common stock without shareholder approval.

Upon completing of the offering, assuming the exercise of the over-allotment options granted to the underwriter, there will be 2,973,338 shares of common stock outstanding. Up to an additional 268,570 shares of common stock will be issuable upon exercise of the outstanding options granted under the company's 1995 and 2001 stock option plans.

DIVIDEND RIGHTS

The holders of the company's common stock are entitled to dividends, when, as, and if declared by the board of directors, subject to the restrictions imposed by New Jersey law. The only statutory limitation applicable to the company is that dividends may not be paid if the company is insolvent. However, as a practical matter, unless the company expands its activities, its only source of income will be the earnings of the bank. Under the Banking Act, dividends may be paid only if, after the payment of the dividend, the capital stock of the bank will be unimpaired and either the bank will have a surplus of not less than 50% of its capital stock or the payment of the dividend will not reduce the bank's surplus.

VOTING RIGHTS

Each share of the common stock is entitled to one vote per share. Cumulative voting is not permitted. Under New Jersey corporate law, the affirmative vote of a majority of the votes cast is required to approve any merger, consolidation or disposition of substantially all of the company's assets.

PREEMPTIVE RIGHTS

Under New Jersey law, shareholders may have preemptive rights if these rights are provided in the certificate of incorporation. The company's certificate of incorporation does not provide for preemptive rights.

APPRAISAL RIGHTS

Under New Jersey law, dissenting shareholders will have appraisal rights (subject to the broad exception set forth in the next sentence) upon certain mergers or consolidations. Appraisal rights are not available in any such transaction if shares of the corporation are listed for trading on a national securities exchange or held of record by more than 1,000 holders. In addition, appraisal rights are not available to shareholders of an acquired corporation if, as a result of the transaction, shares of the acquired corporation are exchanged for any of the following: (i) cash; (ii) any securities listed on a national securities exchange or held of record by more than 1,000 holders; or
(iii) any combination of the above. New Jersey law also provides that a corporation may grant appraisal rights in other types of transactions or regardless of the consideration received by providing for such rights in its certificate of incorporation. The company's certificate of incorporation does not provide appraisal rights beyond those called for under New Jersey law.

DIRECTORS

Under New Jersey law and the company's certificate of incorporation, the company is to have a minimum of three (3) directors and a maximum of twenty-five (25), with the number of directors at any given time to be fixed by the board of directors. The company currently has eight (8) directors.

INDEMNIFICATION

The company's certificate of incorporation provides that the company will indemnify any person who was or is a party to any threatened, pending or completed action, whether civil or criminal, administrative or investigative by reason of the fact that such person is or was a director or officer of the company, or is or was serving as a director or officer of any other entity at the company's request against expenses, judgments, fines and amounts paid in settlement incurred by such person in connection with such action, provided that the director or officer acted in good faith in a manner he reasonably believed to be in or not opposed to the best interest of the company and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. In addition, in the event that such action is in the name of the company, a director or officer may not be indemnified if he is found liable to the company unless a court determines that, despite the finding of liability, the officer or director is fairly and reasonably entitled to indemnification.

LIMITATION OF LIABILITY

The company's certificate of incorporation contains provisions that may limit the liability of any of its directors or officers to the company or its shareholders for damages for an alleged breach of any duty owed to the company or its shareholders. This limitation will not relieve an officer or director from liability based on any act or omission (i) which was in breach of such person's duty of loyalty to the company or its shareholders; (ii) which was not in good faith or involved a knowing violation of law; or (iii) which resulted in receipt by such officer or director of an improper personal benefit. These provisions are permissible under New Jersey law.

ANTI-TAKEOVER PROVISIONS

BANK REGULATORY REQUIREMENTS

Under the Federal Change in Bank Control Act (the "Control Act"), a 60 day prior written notice must be submitted to the Federal Reserve Bank ("FRB") if any person, or any group acting in concert, seeks to acquire 10% or more of any class of outstanding voting securities of a bank holding company, unless the FRB determines that the acquisition will not result in a change of control. Under the Control Act, the FRB has 60 days within which to act on such notice taking into consideration certain factors, including the financial and managerial resources of the acquirer, the convenience and needs of the community served by the bank holding company and its subsidiary banks and the antitrust effects of the acquisition. Under the Bank Holding Company Act of 1956, as amended ("BHCA"), a company is generally required to obtain prior approval of the FRB before it may obtain control of a bank holding company. Under the BHCA, control is generally described to mean the beneficial ownership of 25% or more of the outstanding voting securities of a company, although a presumption of control may exist if a party beneficially owns 10% or more of the outstanding voting securities of a company and certain other circumstances are present.

CLASSIFIED BOARD OF DIRECTORS

Pursuant to the company's certificate of incorporation, the board of directors is divided into three classes, each of which contains approximately one-third of the whole number of the members of the board. Each class serves a staggered term, with approximately one-third of the total number of directors being elected each year. The certificate of incorporation and bylaws provide that the size of the board shall be determined by a majority of the directors. The certificate of incorporation and the bylaws provide that any vacancy occurring in the board, including a vacancy created by an increase in the number of directors or resulting from death, resignation, retirement, disqualification, removal from office or other cause, shall be filled for the remainder of the unexpired term exclusively by a majority vote of the directors then in office. The classified board is intended to provide for continuity of the board of directors and to make it more difficult and time consuming for a stockholder group to use its voting power to gain control of the board of directors without the consent of the incumbent board of directors of the company.

STOCKHOLDER VOTE REQUIRED TO APPROVE BUSINESS COMBINATIONS


Under New Jersey law, business combinations, including mergers, consolidations and sales of all or substantially all of the assets of a corporation must, subject to certain exceptions, be approved by the vote of the holders of a majority of the outstanding shares of common stock of the company and any other affected class of stock, unless a higher vote is required under a company's certificate of incorporation. The company's certificate of incorporation does not contain any higher voting requirements.


AMENDMENT OF CERTIFICATE OF INCORPORATION AND BYLAWS

Amendments to the certificate of incorporation must be approved by a majority vote of the company's board of directors and also by a majority of the outstanding shares of its voting stock.

NEW JERSEY SHAREHOLDERS PROTECTION ACT


A provision of New Jersey law, the New Jersey Shareholders Protection Act, prohibits certain transactions involving an "interested stockholder' and a corporation. An "interested stockholder" is generally defined as one who is the beneficial owner, directly or indirectly, of 10% or more of the voting power of the outstanding stock of the corporation. The Shareholders Act prohibits certain business combinations between an interested stockholder and a New Jersey corporation subject to the Shareholders Act for a period of five years after the date the interested stockholder acquired his stock, unless the transaction was approved by the corporation's board of directors prior to the time the interested stockholder acquired his stock. After the five-year period expires, the prohibition on business combinations with an interested stockholder continues unless certain conditions are met. The conditions include (i) that the business combination is approved by the board of directors of the target corporation; (ii) that the business combination is approved by a vote of two-thirds of the voting stock not owned by the interested stockholder; and
(iii) that the stockholders of the corporation receive a price in accordance with the Shareholders Act.


                           SUPERVISION AND REGULATION

Bank holding companies and banks are extensively regulated under both federal and state law. These laws and regulations are intended to protect depositors, not shareholders. To the extent that the following information describes statutory and regulatory provisions, it is qualified in its entirety by reference to the particular statutory and regulatory provisions. Any change in the applicable law or regulation may have a material effect on the business and prospects of the company and the bank.

BANK HOLDING COMPANY REGULATION

As a bank holding company registered under the Bank Holding Company Act, the company is subject to the regulation and supervision applicable to bank holding companies by the Board of Governors of the Federal Reserve System. The company is required to file with the Federal Reserve annual reports and other information regarding its business operations and those of its subsidiaries.

The Bank Holding Company Act requires, among other things, the prior approval of the Federal Reserve in any case where a bank holding company proposes to (i) acquire all or substantially all of the assets of any other bank, (ii) acquire direct or indirect ownership or control of more than 5% of the outstanding voting stock of any bank (unless it owns a majority of such company's voting shares) or (iii) merge or consolidate with any other bank holding company. The Federal Reserve will not approve any acquisition, merger, or consolidation that would have a substantially anti-competitive effect, unless the anti-competitive impact of the proposed transaction is clearly outweighed by a greater public interest in meeting the convenience and needs of the community to be served. The Federal Reserve also considers capital adequacy and other financial and managerial resources and future prospects of the companies and the banks concerned, together with the convenience and needs of the community to be served, when reviewing acquisitions or mergers.

The Bank Holding Company Act generally prohibits a bank holding company, with certain limited exceptions, from (i) acquiring or retaining direct or indirect ownership or control of more than 5% of the outstanding voting stock of any company which is not a bank or bank holding company, or (ii) engaging directly or indirectly in activities other than those of banking, managing or controlling banks, or performing services for its subsidiaries, unless such non-banking business is determined by the Federal Reserve to be so closely related to banking or managing or controlling banks as to be properly incident thereto.

The Bank Holding Company Act was substantially amended through the Modernization Act. The Modernization Act permits bank holding companies and banks that meet certain capital, management and Community Reinvestment Act standards to engage in a broader range of non-banking activities. In addition, bank holding companies which elect to become financial holding companies may engage in certain banking and non-banking activities without prior Federal Reserve approval. Finally, the Modernization Act imposes certain new privacy requirements on all financial institutions and their treatment of consumer information. At this time, the company has elected not to become a financial holding company, as it does not engage in any activities which are not permissible for banks.

There are a number of obligations and restrictions imposed on bank holding companies and their depository institution subsidiaries by law and regulatory policy that are designed to minimize potential loss to the depositors of such depository institutions and the FDIC insurance funds in the event the depository institution becomes in danger of default. Under a policy of the Federal Reserve with respect to bank holding company operations, a bank holding company is required to serve as a source of financial strength to its subsidiary depository institutions and to commit resources to support such institutions in circumstances where it might not do so absent such policy. The Federal Reserve also has the authority under the Bank Holding Company Act to require a bank holding company to terminate any activity or to relinquish control of a non-bank subsidiary upon the Federal Reserve's determination that such activity or control constitutes a serious risk to the financial soundness and stability of any bank subsidiary of the bank holding company.

CAPITAL ADEQUACY GUIDELINES FOR BANK HOLDING COMPANIES

The Federal Reserve has adopted risk-based capital guidelines for bank holding companies. The risk-based capital guidelines are designed to make regulatory capital requirements more sensitive to differences in risk profile among banks and bank holding companies, to account for off-balance sheet exposure, and to minimize disincentives for holding liquid assets. Under these guidelines, assets and off-balance sheet items are assigned to broad risk categories each with appropriate weights. The resulting capital ratios represent capital as a percentage of total risk-weighted assets and off-balance sheet items.

The minimum ratio of total capital to risk-weighted assets (including certain off-balance sheet activities, such as standby letters of credit) is 8%. At least 4% of the total capital is required to be "Tier I Capital," consisting of common shareholders' equity and qualifying preferred stock, less certain goodwill items and other intangible assets. The remainder ("Tier II Capital") may consist of
(a) the allowance for loan losses of up to 1.25% of risk-weighted assets, (b) non-qualifying preferred stock, (c) hybrid capital instruments, (d) perpetual debt, (e) mandatory convertible securities, and (f) qualifying subordinated debt and intermediate-term preferred stock up to 50% of Tier I capital. Total capital is the sum of Tier I and Tier II capital less reciprocal holdings of other banking organizations' capital instruments, investments in unconsolidated subsidiaries and any other deductions as determined by the Federal Reserve (determined on a case by case basis or as a matter of policy after formal rule-making).

Bank holding company assets are given risk-weights of 0%, 20%, 50% and 100%. In addition, certain off-balance sheet items are given similar credit conversion factors to convert them to asset equivalent amounts to which an appropriate risk-weight will apply. These computations result in the total risk-weighted assets. Most loans are assigned to the 100% risk category, except for performing first mortgage loans fully secured by residential property which carry a 50% risk-weighting and loans secured by deposits in the bank which carry a 20% risk weighting. Most investment securities (including, primarily, general obligation claims of states or other political subdivisions of the United States) are assigned to the 20% category, except for municipal or state revenue bonds, which have a 50% risk-weight, and direct obligations of the U.S. Treasury or obligations backed by the full faith and credit of the U.S. Government, which have a 0% risk-weight. In converting off-balance sheet items, direct credit substitutes including general guarantees and standby letters of credit backing financial obligations are given a 100% risk weighting. Transaction related contingencies such as bid bonds, standby letters of credit backing nonfinancial obligations, and undrawn commitments (including commercial credit lines with an initial maturity of more than one year) have a 50% risk weighting. Short-term commercial letters of credit have a 20% risk weighting and certain short-term unconditionally cancelable commitments have a 0% risk weighting.

In addition to the risk-based capital guidelines, the Federal Reserve has adopted a minimum Tier I capital (leverage) ratio, under which a bank holding company must maintain a minimum level of Tier I capital to average total consolidated assets of at least 3% in the case of a bank holding company that has the highest regulatory examination rating and is not contemplating significant growth or expansion. All other bank holding companies are expected to maintain a leverage ratio of at least 100 to 200 basis points above the stated minimum.

BANK REGULATION

As a New Jersey-chartered commercial bank, the bank is subject to the regulation, supervision, and control of the New Jersey Department of Banking and Insurance. As an FDIC-insured institution, the bank is subject to regulation, supervision and control of the FDIC, an agency of the federal government. The regulations of the FDIC and the New Jersey Department of Banking and Insurance impact virtually all of the bank's activities, including the minimum level of capital we must maintain, our ability to pay dividends, our ability to expand through new branches or acquisitions and various other matters.

Insurance Deposits. Our deposits are insured up to a maximum of $100,000 per depositor under the Bank Insurance Fund of the FDIC. The FDIC has established a risk-based assessment system for all insured depository institutions. Under the risk-based assessment system, deposit insurance premium rates range from 0-27 basis points of assessed deposits. For the year ended December 31, 2003 we paid $ 30,202 in deposit insurance premiums.

Capital Adequacy Guidelines. The FDIC has promulgated risk-based capital guidelines that are designed to make regulatory capital requirements more sensitive to differences in risk profile among banks, to account for off-balance sheet exposure, and to minimize disincentives for holding liquid assets. Under these guidelines, assets and off-balance sheet items are assigned to broad risk categories, each with appropriate weights. The resulting capital ratios represent capital as a percentage of total risk-weighted assets and off-balance sheet items. These guidelines are substantially similar to the Federal Reserve Board guidelines discussed above.


In addition to the risk-based capital guidelines, the FDIC has adopted a minimum Tier 1 capital (leverage) ratio. This measurement is substantially similar to the Federal Reserve leverage capital measurement discussed above. At September 30, 2004, the company's and the bank's ratios of total capital to risk-weighted assets were 12.02% and 11.72% respectively.


Dividends. The bank may pay dividends as declared from time to time by the board of directors out of funds legally available, subject to certain restrictions. Under the New Jersey Banking Act of 1948, the bank may not pay a cash dividend unless, following the payment, the bank's capital stock will be unimpaired and the bank will have a surplus of no less than 50% of the bank capital stock or, if not, the payment of the dividend will reduce the surplus. In addition, the bank cannot pay dividends in such amounts as would reduce the bank's capital below regulatory imposed minimums.

SARBANES-OXLEY ACT


On July 30, 2002, the Sarbanes-Oxley Act, or "SOX," was enacted. SOX is not a banking law, but applies to all public companies, including Sussex. The stated goals of SOX are to increase corporate responsibility, to provide for enhanced penalties for accounting and auditing improprieties at publicly traded companies and to protect investors by improving the accuracy and reliability of corporate disclosures pursuant to the securities laws. SOX is the most far reaching U.S. securities legislation enacted in some time. SOX generally applies to all companies, both U.S. and non-U.S., that file or are required to file periodic reports with the Securities and Exchange Commission(the "SEC") under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

SOX includes very specific additional disclosure requirements and new corporate government rules, requires the SEC and securities exchanges to adopt extensive additional disclosure, corporate governance and other related rules and mandates further studies of specific issues by the SEC. SOX represents significant federal involvement in matters traditionally left to state regulatory systems, such as the regulation of the accounting profession, and to state corporate law, such as the relationship between a board of directors and management and between a board of directors and its committees. SOX addresses, among other matters:

      o     audit committees;

      o certification of financial statements by the chief executive officer and the chief financial officer;

      o the forfeiture of bonuses or other incentive-based competition and profits from the sale of an issuer's securities by directors and senior officers in the twelve month period following initial publication of any financial statements that later require restatement;

      o a prohibition on insider trading during pension plan black out periods;

      o     disclosure of off-balance sheet transactions;

      o a prohibition on personal loans to officers and directors, unless subject to Federal Reserve Regulation O;

      o expedited filing requirements for Form 4 statements of changes of beneficial ownership of securities required to be filed by officers, directors and 10% shareholders;

      o     disclosure of whether or not a company has adopted a code of ethics;

      o     "real time" filing of periodic reports;

      o     auditor independence;

      o various increased criminal penalties for violations of securities laws; and


Complying with the requirements of SOX as implemented by the SEC will increase our compliance costs and could make it more difficult to attract and retain board members.

USA PATRIOT ACT

In October 2001, President Bush signed into law the USA PATRIOT Act. This Act was in direct response to the terrorist attacks on September 11, 2001, and strengthens the anti-money laundering provisions of the Bank Secrecy Act. Most of the new provisions added by this Act apply to accounts at or held by foreign banks, or accounts of or transactions with foreign entities. The bank does not have a significant foreign business and does not expect this Act to materially affect its operations. This Act does, however, require the banking regulators to consider a bank's record of compliance under the Bank Secrecy Act in acting on any application filed by a bank. As the bank is subject to the provisions of the Bank Secrecy Act (i.e., reporting of cash transactions in excess of $10,000), the bank's record of compliance in this area will be an additional factor in any applications filed by it in the future. To the bank's knowledge, its record of compliance in this area is satisfactory and its processes and procedures to insure compliance with this Act are satisfactory.


INDEMNIFICATION OF DIRECTORS AND OFFICERS

Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to our directors, officers and controlling persons under the provisions discussed above or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the ExchangeAct and is, therefore, unenforceable.

REGISTRAR AND TRANSFER AGENT

The registrar and transfer agent for our common stock is American Stock & Transfer Trust Company, 59 Maiden Lane, Plaza Level, New York, New York 10038.

                                  UNDERWRITING

We and the underwriters named below have entered into an underwriting agreement with respect to the shares of common stock being offered. Subject to the terms and conditions contained in the underwriting agreement, each underwriter has agreed to purchase from us the respective number of shares of common stock set forth opposite its name below. The underwriters' obligations are several, which means that each underwriter is required to purchase a specific number of shares, but it is not responsible for the commitment of any other underwriter to purchase shares. Keefe, Bruyette & Woods, Inc. is acting as the representative of the underwriters.


                    UNDERWRITERS                     Number of Shares
                    ------------                     ----------------

        Keefe, Bruyette & Woods, Inc.

                                                     ----------------
        Total
                                                     ================


The underwriters are committed to purchase and pay for all such shares of common stock, if any are purchased, other than those covered by the over-allotment option described below.

We have granted to the underwriters an option, exercisable no later than 30 days after the date of this prospectus, to purchase up to ___________ additional shares of common stock at the public offering price less the underwriting discount set forth on the cover page of this prospectus. The underwriters may exercise this option only to cover over-allotments, if any, made in connection with this offering. To the extent the option is exercised and the conditions of the underwriting agreement are satisfied, we will be obligated to sell to the underwriters, and the underwriters will be obligated to purchase, these additional shares of common stock.

The underwriters propose to offer the shares of common stock directly to the public at the offering price set forth on the cover page of this prospectus and to certain securities dealers at the public offering price less a concession not in excess of $___ per share. The underwriters may allow, and these dealers may re-allow, a concession not in excess of $___ per share on sales to other dealers. After the public offering of the common stock, the underwriters may change the offering price and other selling terms.

The following table shows the per share and total underwriting discount that we will pay to the underwriters and the proceeds we will receive before expenses. These amounts are shown assuming both no exercise and full exercise of the underwriters' over-allotment option to purchase additional shares.



                                     Per      Total Without       Total With
                                    Share     Over-Allotment     Over-Allotment
                                    -----     --------------     --------------
Price to public                      $           $                   $
Underwriting discount
Proceeds to us, before expenses


We estimate that the total expenses of the offering, excluding the underwriting discount, will be approximately $ million and are payable by us.

The shares of common stock are being offered by the several underwriters, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of certain legal matters by counsel for the underwriters and other conditions specified in the underwriting agreement. The underwriters reserve the right to withdraw, cancel, or modify this offer and to reject orders in whole or in part.

The underwriting agreement provides that the obligations of the underwriters are conditional and may be terminated at their discretion based on their assessment of the state of the financial markets. The obligations of the underwriters may also be terminated upon the occurrence of the events specified in the underwriting agreement. The underwriting agreement provides that the underwriters are obligated to purchase all the shares of common stock in this offering if any are purchased, other than those shares covered by the over-allotment option described above.

Lock-up Agreement. We, and each of our executive officers and directors, have agreed, for a period of 180 days after the date of this prospectus, not to sell, offer, agree to sell, contract to sell, hypothecate, pledge, grant any option to sell, make any short sale, or otherwise dispose of or hedge, directly or indirectly, any shares of our common stock or securities convertible into, exchangeable, or exercisable for any shares of our common stock or warrants or other rights to purchase shares of our common stock or other similar securities without, in each case, the prior written consent of Keefe, Bruyette & Woods, Inc. These restrictions are expressly agreed to preclude us, and our executive officers and directors, from engaging in any hedging or other transaction or arrangement that is designed to, or which reasonably could be expected to, lead to or result in a sale, disposition or transfer, in whole or in part, of any of the economic consequences of ownership of our common stock, whether such transaction would be settled by delivery of common stock or other securities, in cash, or otherwise.

Indemnity. We have agreed to indemnify the underwriters, and persons who control the underwriters, against certain liabilities, including liabilities under the Securities Act of 1933, and to contribute to payments that the underwriters may be required to make in respect of these liabilities.

Stabilization.  In connection with this offering, the underwriters may engage in
stabilizing  transactions,   over-allotment  transactions,   syndicate  covering
transactions, and penalty bids.

      o Stabilizing transactions permit bids to purchase shares of common stock so long as the stabilizing bids do not exceed a specified maximum, and are engaged in for the purpose of preventing or retarding a decline in the market price of the common stock while the offering is in progress.

      o Over-allotment transactions involve sales by the underwriters of shares of common stock in excess of the number of shares the underwriters are obligated to purchase. This creates a syndicate short position which may be either a covered short position or a naked short position. In a covered short position, the number of shares of common stock over-allotted by the underwriters is not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriters may close out any short position by exercising their over-allotment option and/or purchasing shares in the open market.

      o Syndicate covering transactions involve purchases of common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared with the price at which they may purchase shares through exercise of the over-allotment option. If the underwriters sell more shares than could be covered by exercise of the over-allotment option and, therefore, have a naked short position, the position can be closed out only by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that after pricing there could be downward pressure on the price of the shares in the open market that could adversely affect investors who purchase in the offering.

      o Penalty bids permit the representative to reclaim a selling concession from a syndicate member when the common stock originally sold by that syndicate member is purchased in stabilizing or syndicate covering transactions to cover syndicate short positions.


These stabilizing transactions, syndicate covering transactions, and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock in the open market may be higher than it would otherwise be in the absence of these transactions. Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the price of our common stock. The underwriters may discontinue these transactions at any time. From time to time, some of the underwriters have provided, and may continue to provide, investment banking services to us in the ordinary course of their respective businesses, and have received, and may continue to receive, compensation for such services.

                                  LEGAL MATTERS

Windels Marx Lane & Mittendorf, LLP, New Brunswick, New Jersey, will pass upon the legality of the securities offered by this Prospectus for us. Certain legal matters will be passed upon for the underwriter by Thacher Proffitt & Wood, LLP, Summit, New Jersey.

                                     EXPERTS

The consolidated financial statements of Sussex Bancorp included in this Prospectus and in the Registration Statement have been audited by Beard Miller Company LLP, independent registered public accounting firm, to the extent and for the periods set forth in their report appearing elsewhere herein and in the Registration Statement, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

                       WHERE YOU CAN GET MORE INFORMATION

At your request, we will provide you, without charge, a copy of any exhibits to our registration statement incorporated by reference in this prospectus. If you want more information, write or call us at:

                                 Sussex Bancorp
                              200 Munsonhurst Road
                                    Route 517
                         Franklin, New Jersey 07416-0353
                                 (973) 827-2914


We are subject to the informational requirements of the 1934 Act and as required by the 1934 Act we file reports, proxy statements and other information with the SEC. Reports, proxy statements and other information filed by us may be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, DC 20549 and at the SEC's regional offices located at New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Our SEC filings are also available to the public on the SEC Internet site at http://www.sec.gov and are also available on our website at http://www.sussexbank.com.


We have filed with the SEC a registration statement on Form SB-2 (together with all amendments and exhibits thereto, the "Registration Statement") with respect to the shares of common stock offered by this prospectus. This prospectus does not contain all of the information included in the Registration Statement. For further information about us and the shares of common stock offered by this prospectus, please refer to the Registration Statement and its exhibits. You may obtain a copy of the Registration Statement through the public reference facilities of the SEC described above. You may also access a copy of the Registration Statement by means of the SEC's website at http://www.sec.gov.

                          SUSSEX BANCORP & SUBSIDIARIES
                 INDEX TO THE CONSOLIDATED FINANCIAL STATEMENTS


                                                                                               Page No.
                                                                                               --------
Consolidated Balance Sheets as of September 30, 2004 (unaudited) and December 31, 2003           F-1

Consolidated Statements of Income for the three months and the nine months ended
September 30, 2004 and 2003 (unaudited)                                                          F-2

Consolidated Statements of Stockholders' Equity for the nine months ended
         September 30, 2004 and 2003 (unaudited)                                                 F-3

Consolidated Statements of Cash Flows for the nine months ended
 September 30, 2004 and 2003 (unaudited)                                                         F-4

Notes to Consolidated Financial Statements (unaudited)                                           F-5

Report of Independent Registered Public Accounting Firm                                          F-9

Consolidated Balance Sheets as of December 31, 2003 and 2002                                     F-10

Consolidated Statements of Income for the years ended
 December 31, 2003 and 2002                                                                      F-11

Consolidated Statements of Stockholders' Equity for the years
ended December 31, 2003 and 2002                                                                 F-12

Consolidated Statements of Cash Flows for the years ended
December 31, 2003 and 2002                                                                       F-13

Notes to Consolidated Financial Statements                                                       F-14

                         PART I - FINANCIAL INFORMATION

ITEM 1 - FINANCIAL STATEMENTS

                                 SUSSEX BANCORP
                           CONSOLIDATED BALANCE SHEETS
                             (Dollars In Thousands)
                                   (Unaudited)

                                                             SEPTEMBER 30,
ASSETS                                                           2004        DECEMBER 31, 2003
-----                                                     ------------------------------------
Cash and due from banks                                        $ 13,090         $ 11,301
Federal funds sold                                                   --            4,195
                                                               --------         --------
   Cash and cash equivalents                                     13,090           15,496

Interest bearing time deposits with other banks                  10,900            3,500
Securities available for sale                                    72,612           76,545
Federal Home Loan Bank Stock, at cost                               690              760

Loans receivable, net of unearned income                        149,042          134,374
   Less:  allowance for loan losses                               2,078            1,734
                                                               --------         --------
        Net loans receivable                                    146,964          132,640

Premises and equipment, net                                       5,667            4,650
Accrued interest receivable                                       1,265            1,241
Goodwill                                                          2,124            2,124
Other assets                                                      6,389            3,661
                                                               --------         --------

TOTAL ASSETS                                                   $259,701         $240,617
                                                               ========         ========

LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities:
   Deposits:
      Non-interest bearing                                     $ 36,868         $ 31,715
      Interest bearing demand                                   186,862          175,942
                                                               --------         --------
   Total Deposits                                               223,730          207,657

Federal Funds Purchased                                           2,385               --
Borrowings                                                       10,000           11,000
Accrued interest payable and other liabilities                    2,245            2,056
Junior subordinated debentures                                    5,155               --
Mandatory redeemable capital debentures                              --            5,000
                                                               --------         --------

TOTAL LIABILITIES                                               243,515          225,713

Stockholders' Equity:
   Common stock, no par value, authorized 5,000,000 shares;
     issued and outstanding 1,842,188 in 2004 and 1,811,460
     in 2003                                                      9,987            9,616
   Retained earnings                                              5,821            5,040
   Accumulated other comprehensive income                           378              248
                                                               --------         --------

TOTAL STOCKHOLDERS' EQUITY                                       16,186           14,904
                                                               --------         --------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                     $259,701         $240,617
                                                               ========         ========

                 See Notes to Consolidated Financial Statements

                                 SUSSEX BANCORP
                        CONSOLIDATED STATEMENTS OF INCOME
                        (In Thousands Except Share Data)
                                   (Unaudited)

                                                                    Three Months Ended     Nine Months Ended
                                                                       September 30,         September 30,
                                                                    --------------------  ------------------
                                                                      2004       2003       2004      2003
                                                                     ------     ------     ------     ------
INTEREST INCOME
   Loans receivable, including fees                                  $2,260     $2,036     $6,522     $6,008
   Securities:
      Taxable                                                           483        360      1,368      1,328
      Tax-exempt                                                        221        198        634        532
   Federal funds sold                                                    10         14         41         95
   Interest bearing deposits                                             13         11         30         36
                                                                     ------     ------     ------     ------
         TOTAL INTEREST INCOME                                        2,987      2,619      8,595      7,999
                                                                     ------     ------     ------     ------

INTEREST EXPENSE
   Deposits                                                             493        479      1,460      1,574
   Borrowings                                                           130        142        395        437
   Junior subordinated debentures                                        66         60        187        186
                                                                     ------     ------     ------     ------
        TOTAL INTEREST EXPENSE                                          689        681      2,042      2,197
                                                                     ------     ------     ------     ------
        NET INTEREST INCOME                                           2,298      1,938      6,553      5,802
Provision for Loan Losses                                               120         70        373        315
                                                                     ------     ------     ------     ------
        NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES           2,178      1,868      6,180      5,487
                                                                     ------     ------     ------     ------

OTHER INCOME
   Service fees on deposit accounts                                     175        197        557        569
   ATM fees                                                              87         87        237        251
   Insurance commissions and fees                                       526        512      1,696      1,599
   Mortgage broker fees                                                 130          5        456         49
   Investment brokerage fees                                             96         54        217        192
   Net gain on sale of loans held for sale                               --         --         --         24
   Net gain on sale of securities available for sale                     11         --         11         --
   Net gain on sale of foreclosed real estate                            --         --         --         63
   Other                                                                 84         59        252        184
                                                                     ------     ------     ------     ------
      TOTAL OTHER INCOME                                              1,109        914      3,426      2,931

OTHER EXPENSE
   Salaries and employee benefits                                     1,564      1,371      4,654      3,998
   Occupancy, net                                                       225        154        639        478
   Furniture and equipment                                              247        199        659        600
   Stationary and supplies                                               43         43        126        140
   Professional fees                                                     81         47        238        263
   Advertising and promotion                                             96        111        279        286
   Postage and freight                                                   39         44        130        130
   Amortization of intangible assets                                     51         42        145        119
   Other                                                                395        364      1,141      1,080
                                                                     ------     ------     ------     ------
      TOTAL OTHER EXPENSE                                             2,741      2,375      8,011      7,098
                                                                     ------     ------     ------     ------

       INCOME BEFORE INCOME TAXES                                       546        407      1,595      1,320
Provision for Income Taxes                                              143         91        430        331
                                                                     ------     ------     ------     ------
      NET INCOME                                                     $  403     $  316     $1,165     $  989
                                                                     ======     ======     ======     ======

EARNINGS PER SHARE
                                                                     ------     ------     ------     ------
   Basic                                                             $ 0.22     $ 0.18      $0.64     $ 0.55
                                                                     ======     ======     ======     ======
   Diluted                                                           $ 0.21     $ 0.17      $0.61     $ 0.54
                                                                     ======     ======     ======     ======

                 See Notes to Consolidated Financial Statements

                                 SUSSEX BANCORP
                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                  NINE MONTHS ENDED SEPTEMBER 30, 2004 AND 2003
                                   (Unaudited)

                                                                                            ACCUMULATED
                                                     NUMBER OF                                 OTHER                       TOTAL
                                                        SHARES    COMMON         RETAINED  COMPREHENSIVE   TREASURY     STOCKHOLDERS
                                                   OUTSTANDING     STOCK        EARNINGS    INCOME (LOSS)   STOCK          EQUITY
                                                   -----------     -----        --------    -------------   -----          ------
                                                                       (Dollars in thousands, except share amounts)
                                                                       --------------------------------------------
BALANCE DECEMBER 31, 2002                           1,688,130    $    7,869    $    5,249    $      562    $       --    $   13,680

Comprehensive income:
   Net income                                              --            --           989            --            --           989
   Change in unrealized gains on securities
     available for sale, net of tax                        --            --            --          (431)           --          (431)
                                                                                                                         ----------
TOTAL COMPREHENSIVE INCOME                                                                                                      558

Treasury shares purchased                              (2,400)           --            --            --           (25)          (25)

Treasury shares retired                                    --           (25)           --            --            25            --
Issuance of common stock and exercise of stock
options                                                 7,037            52            --            --            --            52

Shares issued through dividend reinvestment plan       11,478           128            --            --            --           128

Dividends on common stock ($.20 per share)                 --            --          (356)           --            --          (356)
5% Stock Dividend                                      85,212         1,278        (1,278)           --            --            --
                                                   --------------------------------------------------------------------------------
BALANCE SEPTEMBER 30, 2003                          1,789,457    $    9,302    $    4,604    $      131    $       --    $   14,037
                                                   ================================================================================

BALANCE DECEMBER 31, 2003                           1,811,460    $    9,616    $    5,040    $      248    $       --    $   14,904

Comprehensive income:
   Net income                                              --            --         1,165            --            --         1,165
   Change in unrealized gains on securities
     available for sale, net of tax                        --            --            --           130            --           130
                                                                                                                         ----------

TOTAL COMPREHENSIVE INCOME                                                                                                    1,295

Treasury shares purchased                              (1,346)           --            --            --           (23)          (23)

Treasury shares retired                                    --           (23)           --            --            23            --
Issuance of common stock and exercise of stock
options                                                23,807           205            --            --            --           205

Income tax benefit of stock options exercised              --            52            --            --            --            52

Shares issued through dividend reinvestment plan        8,267           137            --            --            --           137

Dividends on common stock ($.21 per share)                 --            --          (384)           --            --          (384)
                                                   --------------------------------------------------------------------------------
BALANCE SEPTEMBER 30, 2004                          1,842,188    $    9,987    $    5,821    $      378    $       --    $   16,186
                                                   ================================================================================

                 See Notes to Consolidated Financial Statements

                                 SUSSEX BANCORP
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (In Thousands)
                                   (Unaudited)


                                                                          NINE MONTHS ENDED SEPTEMBER 30,
                                                                          ------------------------------
                                                                                2004        2003
                                                                             ---------    -------
CASH FLOWS FROM OPERATING ACTIVITIES
    Net income                                                                $  1,165    $    989
    Adjustments to reconcile net income to net cash provided by operating activities:
       Provision for loan losses                                                   373         315
       Provision for depreciation and amortization                                 422         386
       Net amortization of securities premiums and discounts                       456         892
       Net realized gain on sale of securities                                     (11)         --
       Net realized gain on sale of foreclosed real estate                          --         (63)
       Income tax benefit of stock options exercised                                52          --
       Proceeds from the sale of loans                                              --         668
       Net gains on sale of loans                                                   --         (24)
       Loans originated for sale                                                    --        (644)
       Earnings on investment in life insurance                                    (81)        (37)
       (Increase) decrease in assets:
          Accrued interest receivable                                              (24)       (104)
          Other assets                                                            (788)       (360)
       Increase in accrued interest payable and other liabilities                  189        (148)
                                                                              --------    --------

NET CASH PROVIDED BY OPERATING ACTIVITIES                                        1,753       1,870
                                                                              --------    --------

  CASH FLOWS FROM INVESTING ACTIVITIES
    Securities available for sale:
       Purchases                                                               (24,154)    (42,634)
       Proceeds from sale of securities                                          7,291          --
       Maturities, calls and principal repayments                               20,568      38,014
    Net increase in loans                                                      (14,988)    (16,584)
    Purchases of bank premises and equipment                                    (1,439)        (86)
    Decrease (increase) in FHLB stock                                               70         (10)
    Proceeds from sale of foreclosed real estate                                    --         250
    Decrease in interest bearing time deposits with other banks                 (7,400)        100
    Purchase of investment in life insurance                                    (1,500)         --
                                                                              --------    --------

NET CASH USED IN INVESTING ACTIVITIES                                          (21,552)    (20,950)
                                                                              --------    --------

  CASH FLOWS FROM FINANCING ACTIVITIES
    Net increase in deposits                                                    16,073      11,948
    Increase in fed funds purchased                                              2,385          --
    Decrease of borrowings                                                      (1,000)     (3,000)
    Proceeds from the exercise of stock options                                    205          52
    Purchase of treasury stock                                                     (23)        (25)
    Dividends paid, net of reinvestments                                          (247)       (228)
                                                                              --------    --------

NET CASH PROVIDED BY FINANCING ACTIVITIES                                       17,393       8,747
                                                                              --------    --------

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS                            (2,406)    (10,333)

  CASH AND CASH EQUIVALENTS - BEGINNING                                         15,496      26,096
                                                                              --------    --------
  CASH AND CASH EQUIVALENTS - ENDING                                          $ 13,090    $ 15,763
                                                                              ========    ========

  SUPPLEMENTARY CASH FLOWS INFORMATION
    Interest paid                                                             $  2,041    $  2,254
                                                                              ========    ========
    Income taxes paid                                                         $    597    $    623
                                                                              ========    ========
  SUPPLEMENTARY SCHEDULE OF NONCASH INVESTING AND FINANCING ACTIVITIES
    Foreclosed real estate acquired in settlement of loans                    $    291    $    223
                                                                              ========    ========


                 See Notes to Consolidated Financial Statements

                                 SUSSEX BANCORP

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

1.    Basis of Presentation

      The  consolidated  financial  statements  include  the  accounts of Sussex
Bancorp (the "Company") and its wholly-owned subsidiary Sussex Bank (the "Bank"). The Bank's wholly-owned subsidiaries are Sussex Bancorp Mortgage
Company, Inc., SCB Investment Company, Inc., and Tri-State Insurance Agency, Inc., ("Tri-State") a full service insurance agency located in Sussex County, New Jersey. All inter-company transactions and balances have been eliminated in consolidation. Sussex Bank is also a 49% limited partner of Sussex Settlement Services, L.P, a title insurance agency whose registered office is located in King of Prussia, Pennsylvania. The Bank operates eight banking offices all located in Sussex County, New Jersey. The Company is subject to the supervision and regulation of the Board of Governors of the Federal Reserve System (the "FRB"). The Bank's deposits are insured by the Bank Insurance Fund ("BIF") of the Federal Deposit Insurance Corporation ("FDIC") up to applicable limits. The operations of the Company and the Bank are subject to the supervision and regulation of the FRB, FDIC and the New Jersey Department of Banking and Insurance (the "Department") and the operations of Tri-State are subject to the supervision and regulation by the Department.


      The accompanying unaudited consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for full year financial statements. In the opinion of management, all adjustments considered necessary for a fair presentation have been included and are of a normal, recurring nature. Operating results for the nine-month period ended September 30, 2004, are not necessarily indicative of the results that may be expected for the year ended December 31, 2004. These consolidated financial statements should be read in conjunction with the consolidated financial statements and the notes thereto that are included in the Company's Annual Report on Form 10-KSB for the fiscal period ended December 31, 2003.


2.    Earnings Per Share

      Basic earnings per share is calculated by dividing net income by the weighted average number of shares of common stock outstanding during the period. Diluted earnings per share reflects additional common shares that would have been outstanding if dilutive potential common shares had been issued, as well as any adjustment to income that would result from the assumed issuance of potential common shares that may be issued by the Company relating to outstanding stock options and guaranteed and contingently issuable shares from the acquisition of Tri-State. Potential common shares related to stock options are determined using the treasury stock method.

      The following table sets forth the computations of basic and diluted earnings per share as retroactively adjusted for the 5% stock dividend declared October 15, 2003 (dollars in thousands, except per share data):


                                    Three Months Ended September 30, 2004   Three Months Ended September 30, 2003
                                    --------------------------------------  --------------------------------------
                                                                Per                                        Per
                                     Income        Shares       Share          Income       Shares       Share
                                   (Numerator) (Denominator)   Amount       (Numerator)  (Denominator)   Amount
                                    --------------------------------------  ------------------------------------
Basic earnings per share:
  Net income applicable to common
     stockholders                    $  403        1,839       $ 0.22         $  316          1,788       $ 0.18
                                                               ======                                     ======
Effect of dilutive securities:
  Stock options                          --           55                          --             50
  Deferred common stock payments
  for purchase of insurance agency       --           17                           1             34
                                     ------        -----                      ------          -----
Diluted earnings per share:
  Net income applicable to common
  stock- holders and assumed
   conversions                       $  403        1,911       $ 0.21         $  317          1,872       $ 0.17
                                     ===========================================================================

                                    Nine Months Ended September 30, 2004     Nine Months Ended September 30, 2003
                                    --------------------------------------   --------------------------------------
                                                                Per                                        Per
                                     Income        Shares       Share          Income       Shares       Share
                                   (Numerator) (Denominator)   Amount       (Numerator)  (Denominator)   Amount
                                    -------------------------------------- --------------------------------------
Basic earnings per share:
  Net income applicable to common
     stockholders                    $1,165       1,830       $   0.64          $989         1,783      $  0.55
                                                              ========                                  =======
Effect of dilutive securities:
  Stock options                          --          73                            --          28

  Deferred common stock payments
  for purchase of insurance agency        2          15                             5          38
                                     ------        -----                      ------          -----
Diluted earnings per share:
  Net income applicable to common
  stock-Holders and assumed
    conversions                      $1,167       1,918       $   0.61          $994         1,849      $  0.54
                                     ===========================================================================

3.    Comprehensive Income

      The components of other comprehensive income and related tax effects for the three and nine months ended September 30, 2004 and 2003 are as follows:

                                                          Three Months Ended    Nine Months Ended
                                                              September 30,       September 30,
                                                           2004       2003       2004       2003
                                                          -------    -------    -------    -------
                                                            (In thousands)         (In thousands)
Unrealized holding gains (losses) on available for sale
securities                                                $ 1,340    ($1,053)   $   228    ($  718)
Less: reclassification adjustments for gains included
in net income                                                  11         --         11         --
                                                          -------    -------    -------    -------
     Net unrealized gains (losses)                          1,329     (1,053)       217       (718)
Tax effect                                                   (532)       421        (87)       287
                                                          -------    -------    -------    -------
     Other comprehensive income (loss), net of tax        $   797    ($  632)   $   130    ($  431)
                                                          =======    =======    =======    =======

4.    Segment Information

      The Company's insurance agency operations are managed separately from the traditional banking and related financial services that the Company also offers. The insurance agency operation provides commercial, individual, and group benefit plans and personal coverage.

                                     Three Months Ended September 30, 2004    Three Months Ended September 30, 2003
                                    ---------------------------------------   -------------------------------------
                                     Banking and                               Banking and
                                      Financial      Insurance                  Financial     Insurance
                                      Services       Services        Total      Services      Services       Total
                                    ---------------------------------------   -------------------------------------
                                    (In Thousands)                            (In Thousands)
Net interest income from external    $  2,298       $     --        $  2,298     $  1,938     $     --     $  1,938
sources
Other income from external sources        583            526           1,109          402          512          914
Depreciation and amortization             136             30             166          102           20          122
Income (loss) before income taxes         567            (21)            546          339           68          407
Income tax expense (benefit)              151             (8)            143           64           27           91
Total assets                          256,415          3,286         259,701      232,349        2,712      235,061

                                      Nine Months Ended September 30, 2004    Nine Months Ended September 30, 2003
                                    ---------------------------------------   -------------------------------------
                                     Banking and                               Banking and
                                      Financial      Insurance                  Financial     Insurance
                                      Services       Services        Total      Services      Services       Total
                                    ---------------------------------------   -------------------------------------
                                    (In Thousands)                            (In Thousands)
                                                                                  Thousands)
Net interest income from external    $  6,553       $     --       $  6,553      $  5,802      $     --     $  5,802
  sources
Other income from external sources      1,730          1,696          3,426         1,332         1,599        2,931
Depreciation and amortization             340             82            422           330            56          386
Income (loss) before income taxes       1,480            115          1,595         1,155           165        1,320
Income tax expense (benefit)              384             46            430           265            66          331
Total assets                          256,415          3,286        259,701       232,349         2,712      235,061

5.  Stock Option Plans

     The Company accounts for stock option plans under the recognition and measurement principles of APB Opinion No. 25. "Accounting for Stock Issued to Employees," and related interpretations. No stock-based employee compensation cost is reflected in net income, as all options granted under the Company's plans had an exercise price equal to the market value of the underlying common stock on the date of grant. The following table illustrates the effect on net income and earnings per share if the Company had applied the fair value recognition provisions of FASB Statement No. 123, "Accounting for Stock-Based Compensation," to stock-based compensation for the periods presented:


                                                                Three Months Ended                   Nine Months Ended
                                                                  September 30,                        September 30,
                                                            2004               2003               2004              2003
                                                          ---------          ---------          ---------          ---------
                                                                 (In thousands)                        (In thousands)
Net income, as reported                                   $     403          $     316          $   1,165          $     989
Total stock-based compensation expense determined
  under fair value based method for all awards,
   net of related tax effects                                   (39)               (16)              (103)               (32)
                                                          ---------          ---------          ---------          ---------
Pro forma net income                                      $     364          $     300          $   1,062          $     957
                                                          =========          =========          =========          =========

Basic earnings per share:
     As reported                                          $    0.22          $    0.18          $    0.64          $    0.55
     Pro forma                                            $    0.20          $    0.17          $    0.58          $    0.54

Diluted earnings per share:
     As reported                                          $    0.21          $    0.17          $    0.61          $    0.54
     Pro forma                                            $    0.19          $    0.16          $    0.55          $    0.52


6.    Guarantees


      The Company does not issue any guarantees that would require liability recognition or disclosure, other than its standby letters of credit. Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Generally, all letters of credit, when issued have expiration dates within one year. The credit risk involved in issuing letters of credit is essentially the same as those that are involved in extending loan facilities to customers. The Company, generally, holds collateral and/or personal guarantees supporting these commitments. The Company had $382,000 of standby letters of credit as of September 30, 2004. Management believes that the proceeds obtained through a liquidation of collateral and the enforcement of guarantees would be sufficient to cover the potential amount of future payment required under the corresponding guarantees. The current amount of the liability as of September 30, 2004 for guarantees under standby letters of credit issued is not material.

7.    New Accounting Standard


      In January 2003, the Financial Accounting Standards Board issued FASB Interpretation No. 46, "Consolidation of Variable Interest Entities, an
Interpretation of ARB No. 51" which was revised in December 2003. The Interpretation provides guidance for the consolidation of variable interest entities (VIEs). Sussex Capital Trust I qualifies as a variable interest entity under FIN 46. Sussex Capital Trust issued mandatory redeemable preferred securities (Trust Preferred Securities) to third-party investors and loaned the proceeds to the Company. Sussex Capital Trust I holds, as its sole asset, subordinated debentures issued by the Company.

      FIN 46 required the Company to deconsolidate Sussex Capital Trust I from the consolidated financial statements as of March 31, 2004. There has been no restatement of prior periods. The impact of this deconsolidation was to increase junior subordinated debentures or long-term debt by $5,155,000 and reduce the mandatory capital debentures line item by $5,000,000 which had represented the trust preferred securities of the trust. The Company's equity interest in the trust subsidiary of $155,000, which had previously been eliminated in consolidation, is now reported in "Other assets". For regulatory reporting purposes, the Federal Reserve Board has indicated that the preferred securities will continue to qualify as Tier I Capital subject to previously specified limitations, until further notice. If regulators make a determination that Trust Preferred Securities can no longer be considered in regulatory capital, the securities become callable and the Company may redeem them. The adoption of FIN 46 did not have an impact on the Company's results of operations or liquidity.

      In March 2004, the SEC released Staff Accounting Bulletin (SAB) No 105, "Application of Accounting Principles to Loan Commitments." SAB 105 provides guidance about the measurements of loan commitments recognized at fair value under FASB Statement No. 133, "Accounting Derivative Instruments and Hedging Activities." SAB 105 also requires companies to disclose their accounting policy for those loan commitments including methods and assumptions used to estimate fair value and associated hedging strategies. SAB 105 is effective for all loan commitments accounted for as derivatives that are entered into after March 31, 2004. The adoption of SAB 105 is not expected to have a material effect on our consolidated financial statements.


     In March  2004,  the FASB's  Emerging  Issues Task Force  (EITF)  reached a consensus on EITF Issue No., 03-1, "The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments" (EITF 03-1). EITF 03-1 provides guidance regarding the meaning of other-than-temporary impairment and its application to investments classified as either available-for-sale or held-to-maturity under FASB Statement No. 115, "Accounting for Certain Investments in Debt and Equity Securities," and to equity securities accounted for under the cost method. Included in EITF 03-1 is guidance on how to account for impairments that are solely due to interest rate changes, including changes resulting from increases in sector credit spreads. This guidance was to become effective for reporting periods beginning after June 15, 2004. However, on September 30, 2004, the FASB issued a Staff Position that delays the effective date for the recognition and measurement guidance of EITF 03-1 until additional clarifying guidance is issued. We are not able to assess the impact of the adoption of EITF 03-1 until final guidance is issued.

             Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders
Sussex Bancorp
Franklin, New Jersey

      We have audited the accompanying consolidated balance sheets of Sussex Bancorp and its subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of income, stockholders' equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

      We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Sussex Bancorp and its subsidiaries as of December 31, 2003 and 2002, and the results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.


                                       /s/ Beard Miller Company LLP

Allentown, Pennsylvania
January 9, 2004

CONSOLIDATED BALANCE SHEETS

                                                                                            DECEMBER 31,
                                                                                  -------------------------------
                                                                                       2003             2002
                                                                                  --------------   --------------
                                                                                      (DOLLARS IN THOUSANDS)

                                     ASSETS
    Cash and due from banks                                                       $       11,301   $        9,186
    Federal funds sold                                                                     4,195           16,910
                                                                                  --------------   --------------

          Cash and cash equivalents                                                       15,496           26,096
    Interest bearing time deposits with other banks                                        3,500            3,600
    Securities available for sale                                                         76,545           72,720
    Federal Home Loan Bank stock, at cost                                                    760              750
    Loans receivable, net of allowance for loan losses 2003 $1,734; 2002 $1,386          132,640          112,069
    Bank premises and equipment, net                                                       4,650            4,634
    Accrued interest receivable                                                            1,241            1,144
    Goodwill                                                                               2,124            1,932
    Other assets                                                                           3,661            2,959
                                                                                  --------------   --------------

        TOTAL ASSETS                                                              $      240,617   $      225,904
                                                                                  ==============   ==============

                      LIABILITIES AND STOCKHOLDERS' EQUITY
    Liabilities:
       Deposits:
          Non-interest bearing                                                    $       31,715   $       26,514
          Interest bearing                                                               175,942          163,344
                                                                                  --------------   --------------

          Total Deposits                                                                 207,657          189,858

       Borrowings                                                                         11,000           15,000
       Accrued interest payable and other liabilities                                      2,056            2,366
       Mandatory redeemable capital debentures                                             5,000            5,000
                                                                                  --------------   --------------

        TOTAL LIABILITIES                                                                225,713          212,224
                                                                                  --------------   --------------

    Stockholders' equity:
       Common stock, no par value; authorized 5,000,000 shares; issued and
          outstanding 1,811,460 shares in 2003 and 1,688,130 shares in 2002                9,616            7,869
       Retained earnings                                                                   5,040            5,249
       Accumulated other comprehensive income                                                248              562
                                                                                  --------------   --------------

        TOTAL STOCKHOLDERS' EQUITY                                                        14,904           13,680
                                                                                  --------------   --------------

        TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                $      240,617   $      225,904
                                                                                  ==============   ==============

CONSOLIDATED STATEMENTS OF INCOME

                                                                YEARS ENDED DECEMBER 31,
                                                             -------------------------------
                                                                  2003            2002
                                                             --------------   --------------
                                                          (IN THOUSANDS, EXCEPT PER SHARE DATA)
INTEREST INCOME
   Loans receivable, including fees                          $        8,093   $        7,734
   Securities:
      Taxable                                                         1,783            2,127
      Tax-exempt                                                        739              494
   Federal funds sold                                                   110              395
   Interest-bearing deposits                                             46              110
                                                             --------------   --------------
       TOTAL INTEREST INCOME                                         10,771           10,860
                                                             --------------   --------------
INTEREST EXPENSE
   Deposits                                                           2,039            2,851
   Borrowings                                                           573              553
   Mandatory redeemable capital debentures                              248              132
                                                             --------------   --------------
       TOTAL INTEREST EXPENSE                                         2,860            3,536
                                                             --------------   --------------
       NET INTEREST INCOME                                            7,911            7,324

PROVISION FOR LOAN LOSSES                                               405              300
                                                             --------------   --------------
       NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES            7,506            7,024
                                                             --------------   --------------
OTHER INCOME
   Service fees on deposit accounts                                     769              659
   ATM and debit card fees                                              332              262
   Insurance commissions and fees                                     2,063            1,689
   Investment brokerage fees                                            244              249
   Mortgage banking fees                                                213               14
   Net realized gain on sale of securities                              133               --
   Net gain on sale of loans                                             42               24
   Net gain on sale of foreclosed real estate                            63               --
   Other                                                                244              395
                                                             --------------   --------------
       TOTAL OTHER INCOME                                             4,103            3,292
                                                             --------------   --------------
OTHER EXPENSES
   Salaries and employee benefits                                     5,478            4,640
   Occupancy, net                                                       642              601
   Furniture, equipment and data processing                             837              833
   Stationery and supplies                                              181              194
   Professional fees                                                    376              319
   Advertising and promotion                                            416              464
   Postage and freight                                                  174              154
   Amortization of intangible assets                                    162              131
   Other                                                              1,397            1,298
                                                             --------------   --------------
       TOTAL OTHER EXPENSES                                           9,663            8,634
                                                             --------------   --------------
       INCOME BEFORE INCOME TAXES                                     1,946            1,682

PROVISION FOR  INCOME TAXES                                             505              526
                                                             --------------   --------------
       NET INCOME                                            $        1,441   $        1,156
                                                             ==============   ==============
EARNINGS PER SHARE
   Basic                                                     $         0.80   $         0.66
                                                             ==============   ==============
   Diluted                                                   $         0.78   $         0.64
                                                             ==============   ==============

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
YEARS ENDED DECEMBER 31, 2003 AND 2002

                                                                                       ACCUMULATED
                                              NUMBER OF                                   OTHER
                                               SHARES      COMMON        RETAINED     COMPREHENSIVE    TREASURY
                                            OUTSTANDING    STOCK         EARNINGS         INCOME         STOCK           TOTAL
                                           ------------  ------------   ------------   ------------   ------------   ------------
                                                              (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
BALANCE - DECEMBER 31, 2001                   1,659,057  $      7,732   $      4,509   $        123   $       (127)  $     12,237
                                                                                                                     ------------
    Comprehensive income:
       Net income                                    --            --          1,156             --             --          1,156
       Change in unrealized gains on
          securities available for sale              --            --             --            439             --            439
                                                                                                                     ------------

       TOTAL COMPREHENSIVE INCOME                                                                                           1,595
                                                                                                                     ------------

    Treasury stock purchased                    (14,554)           --             --             --           (156)          (156)
    Treasury stock retired                           --          (283)            --             --            283             --
    Issuance of common stock and exercise
       of stock options                          31,280           302             --             --             --            302
    Issuance of common stock through
       dividend reinvestment plan                12,347           118             --             --             --            118
    Dividends on common stock ($.24 per
       share)                                        --            --           (416)            --             --           (416)
                                           ------------  ------------   ------------   ------------   ------------   ------------

BALANCE - DECEMBER 31, 2002                   1,688,130         7,869          5,249            562             --         13,680

    Comprehensive income:
       Net income                                    --            --          1,441             --             --          1,441
       Change in unrealized gains on
          securities available for sale              --            --             --           (314)            --           (314)
                                                                                                                     ------------

       TOTAL COMPREHENSIVE INCOME                                                                                           1,127
                                                                                                                     ------------

    Treasury stock purchased                     (2,400)           --             --             --            (25)           (25)
    Treasury stock retired                           --           (25)            --             --             25             --
    Issuance of common stock and exercise
       of stock options                          28,264           354             --             --             --            354
    Issuance of common stock through
       dividend reinvestment plan                11,478           128             --             --             --            128
    Dividends on common stock ($.20 per
       share)                                        --            --           (356)            --             --           (356)
    5% stock dividend                            85,988         1,290         (1,294)            --             --             (4)
                                           ------------  ------------   ------------   ------------   ------------   ------------

BALANCE - DECEMBER 31, 2003                   1,811,460  $      9,616   $      5,040   $        248   $         --   $     14,904
                                           ============  ============   ============   ============   ============   ------------

                 See Notes to Consolidated Financial Statements

CONSOLIDATED STATEMENTS OF CASH FLOWS
                                                                                          YEARS ENDED DECEMBER 31,
                                                                                       --------------------------------
                                                                                           2003               2002
                                                                                       --------------    --------------
                                                                                                  (IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES
   Net income                                                                          $        1,441    $        1,156
   Adjustments to reconcile net income to net cash provided by operating activities:
      Provision for loan losses                                                                   405               300
      Provision for depreciation and amortization                                                 672               695
      Realized gain on sale of securities                                                        (133)               --
      Realized gain on sale of foreclosed real estate                                             (63)               --
      Deferred income taxes                                                                      (203)             (170)
      Net amortization of securities premiums and discounts                                     1,095               569
      Proceeds from sale of loans                                                               2,446             1,220
      Net gains on sale of loans                                                                  (42)              (24)
      Loans originated for sale                                                                (2,404)           (1,196)
      Earnings on investment in life insurance                                                    (49)              (55)
      Increase in assets:
         Accrued interest receivable                                                              (97)             (180)
         Other assets                                                                            (358)              (53)
      Decrease in accrued interest payable and other liabilities                                  (73)              (56)
                                                                                       --------------    --------------
              NET CASH PROVIDED BY OPERATING ACTIVITIES                                         2,637             2,206
                                                                                       --------------    --------------
CASH FLOWS FROM INVESTING ACTIVITIES
   Securities available for sale:
      Purchases                                                                               (56,128)          (60,109)
      Maturities, calls and principal repayments                                               45,876            30,267
      Proceeds from sale of securities                                                          4,942                --
   Net increase in loans                                                                      (21,199)           (7,364)
   Purchases of bank premises and equipment                                                      (526)             (273)
   Acquisition of insurance agency                                                               (131)               --
   Increase in FHLB stock                                                                         (10)              (65)
   Net (increase) decrease in interest bearing time deposits with other banks                     100              (500)
   Proceeds from sale of foreclosed real estate                                                   250                --
                                                                                       --------------    --------------
              NET CASH USED IN INVESTING ACTIVITIES                                           (26,826)          (38,044)
                                                                                       --------------    --------------
CASH FLOWS FROM FINANCING ACTIVITIES
   Net increase in deposits                                                                    17,799            11,304
   Repayments of borrowings                                                                    (4,000)               --
   Proceeds from borrowings                                                                        --             5,000
   Proceeds from the issuance of capital debentures                                                --             5,000
   Proceeds from the exercise of stock options                                                     47                49
   Purchase of treasury stock                                                                     (25)             (156)
   Dividends paid, net of reinvestments                                                          (228)             (298)
   Cash paid in lieu of fractional shares                                                          (4)               --
                                                                                       --------------    --------------
              NET CASH PROVIDED BY FINANCING ACTIVITIES                                        13,589            20,899
                                                                                       --------------    --------------
              NET DECREASE IN CASH AND CASH EQUIVALENTS                                       (10,600)          (14,939)

CASH AND CASH EQUIVALENTS - BEGINNING                                                          26,096            41,035
                                                                                       --------------    --------------
CASH AND CASH EQUIVALENTS - ENDING                                                     $       15,496    $       26,096
                                                                                       ==============    ==============
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
   Interest paid                                                                       $        2,935    $        3,670
                                                                                       ==============    ==============
   Income taxes paid                                                                   $          798    $          525
                                                                                       ==============    ==============
SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND FINANCING ACTIVITIES
   Foreclosed real estate acquired in settlement of loans                              $          223    $           --
                                                                                       ==============    ==============

                 See Notes to Consolidated Financial Statements

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION

      The consolidated financial statements include the accounts of Sussex Bancorp (the "Company") and its wholly-owned subsidiaries, Sussex Bank (the "Bank") and Sussex Capital Trust I. The Bank's wholly-owned subsidiaries are Sussex Bancorp Mortgage Company, SCB Investment Company and Tri-State Insurance Agency, Inc. All intercompany transactions and balances have been eliminated in consolidation.

ORGANIZATION AND NATURE OF OPERATIONS

      Sussex Bancorp's business is conducted principally through the Bank. Sussex Bank is a New Jersey state chartered bank and provides full banking services. The Bank generates commercial, mortgage and consumer loans and receives deposits from customers at its eight branches located in Sussex County, New Jersey. As a state bank, the Bank is subject to regulation of the New Jersey Department of Banking and Insurance and the Federal Deposit Insurance Corporation. Sussex Bancorp is subject to regulation by the Federal Reserve Board. Sussex Capital Trust I is a trust formed in 2002 for the purpose of issuing the mandatory redeemable capital debentures on behalf of the Company. Sussex Bancorp Mortgage Company brokers mortgage loans for the Bank and third parties. SCB Investment Company holds investments. Tri-State Insurance Agency, Inc. provides insurance agency services mostly through the sale of property and casualty insurance policies.

ESTIMATES

      The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

SIGNIFICANT GROUP CONCENTRATIONS OF CREDIT RISK

      Most of the Company's activities are with customers located within Sussex County, New Jersey. Note 4 discusses the types of securities that the Company invests in. Note 5 discusses the types of lending that the Company engages in. The Company does not have any significant concentrations in any one industry or customer.

PRESENTATION OF CASH FLOWS

      For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks and federal funds sold. Generally, federal funds are purchased and sold for one-day periods.

SECURITIES

      Securities classified as available for sale are those securities that the Bank intends to hold for an indefinite period of time but not necessarily to maturity. Securities available for sale are carried at fair value. Fair values for securities are based on quoted market prices or dealer prices, if available. If quoted market prices or dealer prices are not available, fair value is estimated using quoted market prices or dealer prices for similar securities. Any decision to sell a security classified as available for sale would be based on various factors, including significant movement in interest rates, changes in maturity mix of the Bank's assets and liabilities, liquidity needs, regulatory capital considerations and other similar factors. Unrealized gains or losses are reported as increases or decreases in other comprehensive income, net of the related deferred tax effect. Realized gains or losses, determined on the basis of the cost of the specific securities sold, are included in earnings. Premiums and discounts are recognized in interest income using the interest method over the terms of the securities. Equity securities are comprised of stock in various companies and mutual funds.

      Declines in the fair value of securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses. In estimating other-than-temporary impairment losses, management considers
      (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and ability of the company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.


      Federal law requires a member institution of the Federal Home Loan Bank system to hold stock of its district FHLB according to a predetermined formula. The restricted stock is recorded at cost.

LOANS RECEIVABLE

      Loans receivable that management has the intent and ability to hold for the foreseeable future until maturity or payoff are stated at their outstanding unpaid principal balances, net of an allowance for loan losses and any deferred fees or costs. Interest income is accrued on the unpaid principal balance. Loan origination fees, net of certain direct origination costs, are deferred and recognized as an adjustment of the yield (interest income) of the related loans. The Bank is generally amortizing these amounts over the contractual life of the loan.

      The accrual of interest is discontinued when the contractual payment of principal or interest has become 90 days past due or management has serious doubts about further collectibility of principal or interest, even though the loan is currently performing. A loan may remain on accrual status if it is in the process of collection and is either guaranteed or well secured. When a loan is placed on nonaccrual status, unpaid interest credited to income in the current year is reversed and unpaid interest accrued in prior years is charged against the allowance for loan losses. Interest received on nonaccrual loans generally is either applied against principal or reported as interest income, according to management's judgment as to the collectibility of principal. Generally, loans are restored to accrual status when the obligation is brought current, has performed in accordance with the contractual terms for a reasonable period of time and the ultimate collectibility of the total contractual principal and interest is no longer in doubt.

ALLOWANCE FOR LOAN LOSSES

      The allowance for loan losses is established through provisions for loan losses charged against income. Loans deemed to be uncollectible are charged against the allowance for loan losses, and subsequent recoveries, if any, are credited to the allowance.


      Management's periodic evaluation of the adequacy of the allowance is based on known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay, the estimated value of any underlying collateral, composition of the loan portfolio, current economic conditions and other relevant factors. This evaluation is inherently subjective as it requires material estimates that may be susceptible to significant change, including the amounts and timing of future cash flows expected to be received on impaired loans.

      The allowance consists of specific and general components. The specific component relates to loans that are classified as either doubtful, substandard or special mention. For such loans that are also classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value for that loan. The general component covers non-classified loans and is based on historical loss experience adjusted for qualitative factors.


      A loan is  considered  impaired  when,  based on current  information  and events, it is probable that the Bank will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower's prior payment record and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis for commercial and construction loans by either the present value of expected future cash flows discounted at the loan's effective interest rate, the loan's obtainable market price or the fair value of the collateral if the loan is collateral dependent.

      Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, the Bank does not separately identify individual consumer, residential and home equity loans for impairment disclosures.


LOANS HELD FOR SALE


     Loans held for sale are comprised of residential loans that the company originates with the intention of selling in the future. These loans are carried at the lower of cost or estimated fair value, calculated in the aggregate. There were no loans held for sale at December 31, 2003 and 2002. Gain or loss on sales of loans is recognized based on the specific identification method.

      carried at the lower of cost or estimated fair value, calculated in the aggregate. There were no loans held for sale at Septemeber 30, 2003 and December 31, 2003. Gain or loss on sales of loans is recognized based on the specific identification method.

TRANSFERS OF FINANCIAL ASSETS

      Transfers of financial assets, including sales of loans and loan participations, are accounted for as sales, when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the company, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

FORECLOSED ASSETS

      Foreclosed assets are comprised of property acquired through a foreclosure proceeding or acceptance of a deed-in-lieu of foreclosure and loans classified as in-substance foreclosure. A loan is classified as in-substance foreclosure when the Bank has taken possession of the collateral regardless of whether formal foreclosure proceedings take place. Foreclosed assets initially are recorded at fair value, net of estimated selling costs, at the date of foreclosure, establishing a new cost basis. After foreclosure, valuations are periodically performed by management and the assets are carried at the lower of cost or fair value minus estimated costs to sell. Revenues and expenses from operations and changes in the valuation allowance are included in other expenses. Foreclosed assets are included in other assets on the balance sheets.

BANK PREMISES AND EQUIPMENT

      Bank  premises  and   equipment  are  stated  at  cost  less   accumulated
      depreciation. Depreciation is computed on the straight-line method over the following estimated useful lives of the related assets:

                                                          YEARS
                                                        ---------

            Buildings and building improvements          20 - 40
            Leasehold improvements                        5 - 10
            Furniture, fixtures and equipment             5 - 10
            Computer equipment and software               3 - 5

GOODWILL AND OTHER INTANGIBLES

      Goodwill represents the excess of the purchase price over the fair market value of net assets acquired. The Company has recorded goodwill of $2,124,000 and $1,932,000 at December 31, 2003 and 2002, respectively, related to the acquisition of an insurance agency on October 1, 2001 as described in Note 2. The $192,000 and $220,000 increase in goodwill in 2003 and 2002, respectively, was due to contingent payments made to the sellers in accordance with the purchase agreement and other acquisition costs incurred. In accordance with current accounting standards, goodwill is not amortized, but evaluated at least annually for impairment. Any impairment of goodwill results in a charge to income. Goodwill was tested for impairment during 2003. The estimated fair value of the reporting segment exceeded its book value, therefore, no write-down of goodwill was required. The goodwill is not deductible for tax purposes.

      The Company also has amortizable intangible assets resulting from the acquisition of both insurance agencies described in Note 2, which include the value of executive employment contracts and the value of the acquired book of businesses, which are being amortized on a straight-line basis over 3 to 7 years. The total net amortizable intangible assets were $297,000 and $245,000 net of accumulated amortization of $137,000 and $58,000 at December 31, 2003 and 2002, respectively.

      The Company has an amortizable core deposit intangible asset related to the premiums paid on the acquisition of deposits, which is being amortized on a straight-line basis over 15 years. This core deposit intangible was $284,000 and $367,000, net of accumulated amortization of $974,000 and $891,000 as of December 31, 2003 and 2002, respectively.

      Other intangible assets are included in other assets on the balance sheets for December 31, 2003 and 2002.

      Amortization expense on intangible assets was $162,000 and $131,000 for the years ended December 31, 2003 and 2002, respectively. Amortization expense is estimated to be $175,000 per year for the years ending December 31 2004 and 2005; $139,000 for the year ending December 31, 2006; $67,000 for the year ending December 31, 2007 and $25,000 for the year ending December 31, 2008.

ADVERTISING COSTS

      The Bank follows the policy of charging the costs of advertising to expense as incurred.

INCOME TAXES

      Deferred income taxes are provided on the liability method whereby deferred tax assets are recognized for deductible temporary differences and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax basis. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment. Sussex Bancorp and its subsidiaries file a consolidated federal income tax return.

OFF-BALANCE SHEET FINANCIAL INSTRUMENTS

      In the ordinary course of business, the Bank has entered into off-balance sheet financial instruments consisting of commitments to extend credit and letters of credit. Such financial instruments are recorded in the balance sheet when they are funded.

STOCK-BASED COMPENSATION

      The Company accounts for its stock option plans under the recognition and measurement principles of APB Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. No stock-based employee compensation cost is reflected in net income, as all options granted under those plans had an exercise price equal to the market value of the underlying common stock on the date of grant. The following table illustrates the effect on net income and earnings per share if the Company had applied the fair value recognition provisions of FASB Statement No. 123, "Accounting for Stock-Based Compensation," to stock-based compensation for the years ended December 31, 2003 and 2002. Earnings per share has been adjusted for the 5% stock dividend granted in 2003.

                                                                               2003            2002
                                                                           ------------    ------------
                                                                                  (IN THOUSANDS)
            Net income, as reported                                        $      1,441    $      1,156
            Total stock-based compensation expense determined under fair value based method for all awards, net of related tax
                 effects                                                            (47)            (23)
                                                                           ------------    ------------

            Pro forma net income                                           $      1,394    $      1,133
                                                                           ============    ============

            Basic earnings per share:
                 As reported                                               $       0.80    $       0.66
                 Pro forma                                                 $       0.78    $       0.65

            Diluted earnings per share:
                 As reported                                               $       0.78    $       0.64
                 Pro forma                                                 $       0.75    $       0.63

      The fair value of options granted is estimated on the date of grant using the Black-Scholes option pricing model. The following represents the weighted average fair values and weighted average assumptions used to determine such fair values for options granted for the years ended December 31, 2003 and 2002:

                                                                            2003           2002
                                                                            ----           ----
            Grant date fair value, as adjusted for 5% stock dividend   $       2.05    $       1.64
            Expected option lives                                           7 YEARS         5 years
            Dividend yield                                                     2.44%           2.50%
            Risk-free interest rate                                            3.62%           4.45%
            Expected volatility rate                                          15.18%          14.43%

EARNINGS PER SHARE

      Basic earnings per share represents net income available to common stockholders divided by the weighted-average number of common shares outstanding during the period. Diluted earnings per share reflects additional common shares that would have been outstanding if dilutive potential common shares had been issued, as well as any adjustment to income that would result from the assumed issuance. Potential common shares that may be issued by the Company relate to outstanding stock options and guaranteed and contingently issuable shares from the acquisition of Tri-State. Potential common shares related to stock options are determined using the treasury stock method.

SEGMENT REPORTING

      The Company acts as an independent community financial services provider, and offers traditional banking and related financial services to individual, business and government customers. Through its branch and automated teller machine networks, the Bank offers a full array of commercial and retail financial services, including taking of time, savings and demand deposits; the making of commercial, consumer and mortgage loans; and the providing of other financial services. The Bank also performs fiduciary services through its Trust Department. Management does not separately allocate expenses, including the cost of funding loan demand, between the commercial, retail, trust and mortgage banking operations of the Bank. As such, discrete financial information is not available and segment reporting would not be meaningful. The Company's insurance agency is managed separately from the traditional banking and related financial services that the Company offers. The insurance operations provides primarily property and casualty coverage. See Note 3 for segment reporting of insurance operations.

INSURANCE AGENCY OPERATIONS

      Tri-State Insurance Agency, Inc. is a retail insurance broker operating in the State of New Jersey. The insurance agency's primary source of revenue is commission income, which is earned by placing insurance coverage for its customers with various insurance underwriters. The insurance agency places basic property and casualty, life and health coverage with about fifteen different insurance carriers. There are two main billing processes, direct billing (currently accounts for approximately 90% of revenues) and agency billing.

      Under the direct billing arrangement, the insurance carrier bills and collects from the customer directly and remits the brokers' commission to the broker on a monthly basis. For direct bill policies, Tri-State records commissions as revenue when the data necessary to reasonably determine such amounts is obtained. On a monthly basis, Tri-State receives notification from each insurance carrier of total premiums written and collected during the month, and the broker's net commission due for their share of business produced by them.

      Under the agency billing arrangement, the broker bills and collects from the customer directly, retains their commission, and remits the net premium amount to the insurance carrier. Virtually all agency-billed policies are billed and collected on an installment basis (the number of payments varies by policy). Although Tri-State typically bills customers 60 days prior to the effective date of a policy, revenues for the first installment are recorded at the policy effective date. Revenues from subsequent installments are recorded at the installment due date. Tri-State records its commission as a percentage of each installment due.

TRUST OPERATIONS

      Trust income is recorded on a cash basis, which approximates the accrual basis. Securities and other property held by the Company in a fiduciary or agency capacity for customers of the trust department are not assets of the Company and, accordingly, are not included in the accompanying consolidated financial statements.

RECLASSIFICATIONS

      Certain amounts in the 2002 financial statements have been reclassified to conform with the 2003 presentation format. These reclassifications had no effect on net income.

NEW ACCOUNTING STANDARDS

      In November 2002, the Financial Accounting Standards Board (FASB) issued FASB Interpretation No. 45 (FIN 45), "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others." This Interpretation expands the disclosures to be made by a guarantor in its financial statements about its obligations under certain guarantees and requires the guarantor to recognize a liability for the fair value of an obligation assumed under certain specified guarantees. Under FIN 45, the Company does not issue any guarantees that would require liability recognition or disclosure, other than its standby letters of credit, as discussed in Note 18. Adoption of FIN 45 did not have a significant impact on the Company's financial condition or results of operations.

      In January 2003, the Financial Accounting Standards Board issued FASB Interpretation No. 46, "Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51." FIN 46 was revised in December 2003. This Interpretation provides new guidance for the consolidation of variable interest entities (VIEs) and requires such entities to be consolidated by their primary beneficiaries if the entities do not effectively disperse risk among parties involved. The Interpretation also adds disclosure requirements for investors that are involved with unconsolidated VIEs. The disclosure requirements apply to all financial statements issued after December 31, 2003. The consolidation requirements apply to companies that have interests in special purpose entities for periods ending after December 15, 2003. Consolidation of other types of VIEs is required in financial statements for periods ending after December 15, 2004.

      The Company has evaluated the impact of FIN 46 on Sussex Capital Trust I, a variable interest entity, currently consolidated by the Company. Management has determined that the provisions of FIN 46 will require de-consolidation of the subsidiary trust, which issued mandatorily redeemable preferred capital securities to third-party investors. Upon adoption of FIN 46 as of March 31, 2004, the Trust will be de-consolidated and the junior subordinated debentures of the Company will be reported in the Consolidated Balance Sheets as "long-term debt," rather than the mandatory redeemable capital debentures line item that represents the preferred shares in the Trust. The Company's equity interest in the Trust, which is not significant, will be reported in "Other assets." For regulatory reporting purposes, the Federal Reserve Board has indicated that the preferred securities will continue to qualify as Tier 1 Capital subject to previously specified limitations, until further notice. Additional information on the Trust is summarized in Note 10. The adoption of this Interpretation did not have and is not expected to have a significant impact on the Company's results of operations or liquidity.

      In April 2003, the Financial Accounting Standards Board issued Statement No. 149, "Amendment of Statement No. 133, Accounting for Derivative Instruments and Hedging Activities." This Statement clarifies the definition of a derivative and incorporates certain decisions made by the Board as part of the Derivatives Implementation Group process. This Statement is effective for contracts entered into or modified and for hedging relationships designated after June 30, 2003 and should be applied prospectively. The provisions of the Statement that relate to implementation issues addressed by the Derivatives Implementation Group that have been effective should continue to be applied in accordance with their respective dates. Adoption of this standard did not have an impact on the Company's financial condition or results of operations.

      In May 2003, the Financial Accounting Standards Board issued Statement No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity." This Statement requires that an issuer classify a financial instrument that is within its scope as a liability. Many of these instruments were previously classified as equity. This Statement was effective for financial instruments entered into or modified after May 31, 2003 and otherwise was effective beginning July 1, 2003. The adoption of this standard did not have an impact on the Company's financial condition or results of operations.

NOTE 2 - ACQUISITIONS

On October 1, 2001, the Company, through its Sussex Bank subsidiary, acquired 100% of the stock of Tri-State Insurance Agency, Inc. for guaranteed consideration, including transaction costs totaling $2,021,000. The purchase price paid by the Company for Tri-State was comprised of an upfront cash payment of $350,000 at closing, and deferred payments on the first, second and third anniversaries of the closing. These deferred payments will be satisfied through a combination of cash and common stock of the Company, with the number of shares issued based, in part, upon the then-current market price of the Company's current stock. The deferred payments have been included in other liabilities at their net present value.

The acquisition has been accounted for using the purchase method of accounting and, accordingly, the purchase price has been allocated to the assets acquired and liabilities assumed based upon fair value at the date of acquisition, including identifiable intangible assets of $243,000 and $60,000 representing the fair value of the acquired book of business and executive employment contracts, respectively. The excess of the purchase price over the fair value of the identifiable net assets acquired was $1,757,000 and has been recorded as goodwill. In October 2003 and 2002, additional contingent payments were paid to the sellers in the amount of $192,000 and $175,000, respectively, based on targeted profits of the insurance agency, resulting in additional goodwill.

In January 2003, the Company acquired certain assets of another insurance agency, primarily a book of business. The guaranteed purchase price was $56,000. The acquisition was accounted for using the purchase method of accounting. In 2003, additional contingent payments were paid to the seller in the amount of $75,000 based on targeted goals. The total purchase price of $131,000 has been allocated to amortizable intangible assets.


NOTE 3 - SEGMENT REPORTING

Segment information for 2003 and 2002 is as follows:

                                        Year Ended December 31, 2003                  Year Ended December 31, 2002

                                  Banking and                                   Banking and
                                   Financial      Insurance                      Financial      Insurance
                                   Services       Services         Total         Services       Services        Total
                                ------------------------------------------     ------------------------------------------
                                (In Thousands)                                   (In Thousands)
Net interest income from        $      7,911      $      --     $    7,911     $    7,324     $       --     $    7,324
external sources
Other income from external             2,040          2,063          4,103          1,603          1,689          3,292
sources
Depreciation and amortization            593             79            672            648             47            695
Income before income taxes             1,813            133          1,946          1,602             80          1,682
Income tax expense                       452             53            505            494             32            526
Total assets                         237,617          3,000        240,617        223,351          2,553        225,904


NOTE 4 - SECURITIES AVAILABLE FOR SALE

The amortized cost and approximate fair value of securities available for sale as of December 31, 2003 and 2002 are summarized as follows:

                                                                          GROSS          GROSS
                                          AMORTIZED     UNREALIZED      UNREALIZED        FAIR
                                            COST          GAINS           LOSSES          VALUE
                                        ------------   ------------    ------------    ------------
                                                            (IN THOUSANDS)
DECEMBER 31, 2003:
     U.S. Government agencies           $     14,651   $         54    $        (47)   $     14,658
     State and political subdivisions         21,214            506            (178)         21,542
     Mortgage-backed securities               35,056            179            (263)         34,972
     Corporate securities                      4,311            168              --           4,479
     Equity securities                           899             11             (16)            894
                                        ------------   ------------    ------------    ------------

                                        $     76,131   $        918    $       (504)   $     76,545
                                        ============   ============    ============    ============

DECEMBER 31, 2002:
     U.S. Government agencies           $     13,397   $        215    $         --    $     13,612
     State and political subdivisions         15,605            215             (35)         15,785
     Mortgage-backed securities               35,235            354             (35)         35,554
     Corporate securities                      6,648            238              --           6,886
     Equity securities                           898              6             (21)            883
                                        ------------   ------------    ------------    ------------

                                        $     71,783   $      1,028    $        (91)   $     72,720
                                        ============   ============    ============    ============

The following table shows the Company's investments' gross unrealized losses and fair value, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, at December 31, 2003.

                                 LESS THAN 12 MONTHS          12 MONTHS OR MORE                  TOTAL
                             -------------------------    -------------------------    -------------------------
                                FAIR        UNREALIZED       FAIR        UNREALIZED       FAIR        UNREALIZED
                                VALUE         LOSSES         VALUE         LOSSES         VALUE          LOSSES
                             -----------   -----------    -----------   -----------    -----------   -----------
                                                               (IN THOUSANDS)
U.S. Government agencies     $     5,465   $       (47)   $        --   $        --    $     5,465   $       (47)
State and political
     subdivisions                  7,422          (178)            --            --          7,422          (178)
Mortgage-backed securities        16,621          (260)           235            (3)        16,856          (263)
Equity securities                     --            --            833           (16)           833           (16)
                             -----------   -----------    -----------   -----------    -----------   -----------

       TOTAL TEMPORARILY
           IMPAIRED
           SECURITIES        $    29,508   $      (485)   $     1,068   $       (19)   $    30,576   $      (504)
                             ===========   ===========    ===========   ===========    ===========   ===========


Management evaluates securities for other-than-temporary impairment at least on a quarterly basis, and more frequently when economic or market concerns warrant such evaluation. Consideration is given to (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and ability of the company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.

At December 31, 2003, the Company has 51 securities in an unrealized loss position. Unrealized losses detailed above relate primarily to U.S. Government agency debt and mortgage-backed securities and municipal debt securities. The decline in fair value is due only to interest rate fluctuations. As the company has the intent and ability to hold such investments until maturity or market price recovery, no securities are deemed to be other-than-temporarily impaired. None of the individual unrealized losses are significant.


The amortized cost and carrying value of securities available for sale at December 31, 2003 are shown below by contractual maturity. Actual maturities may differ from contractual maturities as issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                 AMORTIZED        FAIR
                                                    COST          VALUE
                                                ------------   ------------
                                                      (IN THOUSANDS)

       Due in one year or less                  $      4,010   $      4,069
       Due after one year through five years          13,925         14,045
       Due after five years through ten years          4,647          4,737
       Due after ten years                            17,594         17,828
                                                ------------   ------------

                                                      40,176         40,679
       Mortgage-backed securities                     35,056         34,972
       Equity securities                                 899            894
                                                ------------   ------------

                                                $     76,131   $     76,545
                                                ============   ============

Gross gains on sales of securities were $133,000 and gross losses were $-0- for the year ended December 31, 2003. There were no sales of securities in the year ended December 31, 2002.

Securities with a carrying value of approximately $12,432,000 and $12,458,000 at December 31, 2003 and 2002, respectively, were pledged to secure public deposits and for other purposes required or permitted by applicable laws and regulations.


NOTE 5 - LOANS RECEIVABLE

The composition of net loans receivable at December 31, 2003 and 2002 is as follows:

                                                                         2003          2002
                                                                    -----------    -----------
                                                                          (IN THOUSANDS)
       Loans secured by one to four family residential properties   $    46,587    $    49,517
       Loans secured by nonresidential properties                        59,182         41,035
       Loans secured by construction and land development                 8,656          8,310
       Loans secured by farmland                                          5,827            774
       Commercial and industrial loans                                   12,392         10,985
       Consumer                                                           1,430          2,189
       Other loans                                                          287            561
                                                                    -----------    -----------

                                                                        134,361        113,371
       Unearned loan origination costs, net                                  13             84
       Allowance for loan losses                                         (1,734)        (1,386)
                                                                    -----------    -----------

              NET LOANS RECEIVABLE                                  $   132,640    $   112,069
                                                                    ===========    ===========

Mortgage loans serviced for others are not included in the accompanying balance sheets. The total amount of loans serviced for the benefit of others was approximately $4,104,000 and $3,585,000 at December 31, 2003 and 2002,
respectively.


NOTE 6 - ALLOWANCE FOR LOAN LOSSES

The following table presents changes in the allowance for loan losses for the years ended December 31, 2003 and 2002:

                                                 2003             2002
                                             ------------    ------------
                                                    (IN THOUSANDS)

            Balance, beginning               $      1,386    $      1,143
                 Provision for loan losses            405             300
                 Loans charged off                    (62)            (59)
                 Recoveries                             5               2
                                             ------------    ------------

            Balance, ending                  $      1,734    $      1,386
                                             ============    ============

Loans on which the accrual of interest has been discontinued or reduced amounted to approximately $1,177,000 and $1,258,000 at December 31, 2003 and 2002,
respectively. Loan balances past due 90 days or more and still accruing interest, but which management expects will eventually be paid in full, amounted to $-0- and $36,000 at December 31, 2003 and 2002, respectively.

The total recorded investment in impaired loans was $1,897,000 and $1,148,000 at December 31, 2003 and 2002, respectively. Impaired loans not requiring an allowance for loan losses was $969,000 and $476,000 at December 31, 2003 and 2002, respectively. Impaired loans requiring an allowance for loan losses was $928,000 and $672,000 at December 31, 2003 and 2002, respectively. At December 31, 2003 and 2002, the related allowance for loan losses associated with those loans was $244,000 and $211,000, respectively. For the years ended December 31, 2003 and 2002, the average recorded investment in impaired loans was $1,255,000 and $1,384,000, respectively. Interest income recognized on such loans during the time each was impaired was $33,000 and $26,000, respectively. The Company recognizes income on impaired loans under the cash basis when the collateral on the loan is sufficient to cover the outstanding obligation to the Company. If these factors do not exist, the Company will record all payments as a reduction of principal on such loans.


NOTE 7 - BANK PREMISES AND EQUIPMENT

The components of bank premises and equipment at December 31, 2003 and 2002 are as follows:

                                                     2003            2002
                                                 ------------    ------------
                                                        (IN THOUSANDS)

            Land                                 $        577    $        577
            Building and building improvements          4,253           4,243
            Leasehold improvements                         95              96
            Furniture, fixtures and equipment           4,267           3,918
            Assets in progress                            182              42
                                                 ------------    ------------

                                                        9,374           8,876
            Accumulated depreciation                   (4,724)         (4,242)
                                                 ------------    ------------

                                                 $      4,650    $      4,634
                                                 ============    ============

During the years ended December 31, 2003 and 2002, depreciation expense totaled $510,000 and $564,000, respectively.

As  of  December  31,  2003,   the  Company  has   outstanding   commitments  of
approximately $735,000 for computer upgrades and branch construction and renovations.

NOTE 8 - DEPOSITS

The components of deposits at December 31, 2003 and 2002 are as follows:

                                                            2003           2002
                                                        ------------   ------------
                                                              (IN THOUSANDS)
            Demand, non-interest bearing                $     31,715   $     26,514
            Savings, club and interest-bearing demand        119,461        110,729
            Time, $100,000 and over                           12,021          9,145
            Time, other                                       44,460         43,470
                                                        ------------   ------------

                                                        $    207,657   $    189,858
                                                        ============   ============

At December 31, 2003 and 2002, time deposits included $3,177,000 and $3,102,000, respectively, owned by local municipalities scheduled to mature within 30 days.


At December 31, 2003, the scheduled maturities of time deposits are as follows (in thousands):

                   2004                                           $40,325
                   2005                                            10,467
                   2006                                             3,032
                   2007                                               971
                   2008                                             1,316
                   Thereafter                                         370
                                                              ------------
                                                                  $56,481
                                                              ============


NOTE 9 - BORROWINGS

At December 31, 2003, the Bank has a line of credit commitment from the Federal Home Loan Bank of New York for borrowings up to $22,584,000. There were no borrowings under this line of credit at December 31, 2003.

At December 31, 2003 and 2002, the Bank had the following borrowings from the Federal Home Loan Bank:

                                                                BALANCE AT DECEMBER 31,
                             INITIAL            INTEREST      --------------------------
    MATURITY DATE        CONVERSION DATE          RATE            2003           2002
--------------------- --------------------   --------------   -----------    -----------
January 27, 2003               N/A                 1.96%      $        --      1,000,000
April 25, 2003                 N/A                 2.03%               --      1,000,000
July 25, 2003                  N/A                 2.23%               --      1,000,000
October 27, 2003               N/A                 2.43%               --      1,000,000
July 26, 2004                  N/A                 3.01%        1,000,000      1,000,000
December 21, 2010       December 21, 2001          4.77%        3,000,000      3,000,000
December 21, 2010       December 21, 2002          4.90%        3,000,000      3,000,000
December 21, 2010       December 21, 2003          5.14%        4,000,000      4,000,000
                                                              -----------    ------------

                                                              $11,000,000    $15,000,000
                                                              ===========    ============

The above three convertible notes contain a convertible option which allows the Federal Home Loan Bank (FHLB), at quarterly intervals commencing after each initial conversion date, to convert the fixed convertible advance into replacement funding for the same or lesser principal amount based on any advance then offered by the FHLB at their current market rates. The Bank has the option to repay these advances, if converted, without penalty.

At December 31, 2003, the above borrowings are secured by a pledge of qualifying one-to-four family mortgage loans and selected investment securities, having an aggregate unpaid principal balance of approximately $18,510,000 of which the Bank has borrowing capacity of 75%.


NOTE 10 - MANDATORY REDEEMABLE CAPITAL DEBENTURES

On July 11, 2002, Sussex Capital Trust I, a Delaware statutory business trust and a wholly-owned subsidiary of the Company, issued $5 million of variable rate capital trust pass-through securities to investors. The variable interest rate reprices quarterly at the three month LIBOR plus 3.65% and was 4.80% and 5.43% at December 31, 2003 and 2002, respectively. Sussex Capital Trust I purchased

$5.0 million of variable rate junior subordinated deferrable interest debentures from Sussex Bancorp. The debentures are the sole asset of the Trust. The terms of the junior subordinated debentures are the same as the terms of the capital securities. Sussex Bancorp has also fully and unconditionally guaranteed the obligations of the Trust under the capital securities. The capital securities are redeemable by Sussex Bancorp on or after October 7, 2007, at par or earlier if the deduction of related interest for federal income taxes is prohibited, classification as Tier 1 Capital is no longer allowed, or certain other contingencies arise. The capital securities must be redeemed upon final maturity of the subordinated debentures on October 7, 2032. Proceeds totaling approximately $4.8 million were contributed to paid-in capital at Sussex Bank. Financing costs related to the Company's issuance of mandatory redeemable capital debentures will be amortized over a five-year period and is included in other assets.


NOTE 11 - LEASE COMMITMENTS AND TOTAL RENTAL EXPENSE

The Company has operating lease agreements expiring in various years through 2020. The Company has the option to extend the lease agreements for additional lease terms. In December 2003, the Company entered into a five-year operating lease agreement for administration and operations office space which will commence January 2004. The Bank is responsible to pay all real estate taxes, insurance, utilities and maintenance and repairs on its leased facilities.

Included in other income for the year ended December 31, 2002 is a $160,000 contract settlement related to a land lease of a branch facility.

Future minimum lease payments by year are as follows (in thousands):

                   2004                                        $236
                   2005                                         216
                   2006                                         183
                   2007                                          91
                   2008                                          86
                   Thereafter                                   132
                                                        ------------
                                                               $944
                                                        ============

Rent expense was $175,000 and $171,000 for the years ended December 31, 2003 and 2002, respectively.

In addition, the Company has plans to increase the leased space for the insurance agency. If the additional space is leased, rent expense will increase $67,000 per year for a ten year term.


NOTE 12 - EMPLOYEE BENEFIT PLANS

The Company has a 401(k) Profit Sharing Plan and Trust for its employees. Employees may contribute up to the statutory limit or 75% of their salary to the Plan. The Company provides a 50% match of the employee's contribution up to 6% of the employee's annual salary. The amount charged to expense related to this Plan for the years ended December 31, 2003 and 2002 was $89,000 and $66,000, respectively.

The Company also has a nonqualified Supplemental Salary Continuation Plan for an executive officer. Under the provisions of the Plan, the Company has executed agreements providing the officer a retirement benefit. The Plan is funded by life insurance carried on the life of the participant. For the years ended December 31, 2003 and 2002, $143,000 and $118,000, respectively, was charged to expense in connection with this Plan. At December 31, 2003 and 2002, the Bank had an investment in life insurance of $1,195,000 and $1,146,000, respectively, related to this Plan which is included in other assets. Earnings on the investment in life insurance were $49,000 and $55,000 for the years ended December 31, 2003 and 2002, respectively.

The Company has an Employee Stock Ownership Plan for the benefit of all employees who meet the eligibility requirements set forth in the Plan. The amount of employer contributions to the Plan is at the discretion of the Board of Directors. The contributions charged to expense for both the years ended December 31, 2003 and 2002 were $25,000. At December 31, 2003 and 2002, 40,084 and 35,072 shares, respectively, of the Company's common stock were held in the Plan. In the event a terminated Plan participant desires to sell his or her shares of the Company's stock, or for certain employees who elect to diversify their account balances, the Company may be required to purchase the shares from the participant at their fair market value.


NOTE 13 - COMPREHENSIVE INCOME

Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available for sale securities, are reported as a separate component of the equity section of the balance sheet, such items, along with net income, are components of comprehensive income.

The components of other comprehensive income and related tax effects for the years ended December 31, 2003 and 2002 are as follows:

                                                                      2003          2002
                                                                   ----------    ----------
                                                                        (IN THOUSANDS)

      Unrealized gains (losses) on available for sale securities   $     (390)   $      735
      Less reclassification adjustment for gains included in net
           income                                                         133            --
                                                                   ----------    ----------
             NET UNREALIZED GAINS (LOSSES)                               (523)          735

      Tax effect                                                         (209)          296
                                                                   ----------    ----------
             NET OF TAX AMOUNT                                     $     (314)   $      439
                                                                   ==========    ==========


NOTE 14 - EARNINGS PER SHARE

The following table sets forth the computations of basic and diluted earnings per share (as adjusted for the 5% stock dividend declared in 2003):

                                                              INCOME             SHARES          PER SHARE
                                                            (NUMERATOR)       (DENOMINATOR)        AMOUNT
                                                           -------------      ------------      ------------
                                                              (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
YEAR ENDED DECEMBER 31, 2003:
     Basic earnings per share:
         Net income applicable to common stockholders      $      1,441              1,790      $       0.80
                                                                                                ============
     Effect of dilutive securities:
         Stock options                                               --                 37
         Deferred common stock payments for purchase
              of insurance agency                                     6                 32
                                                           -------------      ------------
     Diluted earnings per share:
         Net income applicable to common stockholders
         and assumed conversions                           $      1,447              1,859             $0.78
                                                           =============      ============      ============

YEAR ENDED DECEMBER 31, 2002:
     Basic earnings per share:
         Net income applicable to common stockholders             $      1,156              1,748      $      $0.66
                                                                                                       ============
     Effect of dilutive securities:
         Stock options                                                      --                 19
         Deferred common stock payments for purchase of
              insurance agency                                              10                 54
                                                                  -------------      ------------
     Diluted earnings per share:
         Net income applicable to common stockholders and
              assumed conversions                                 $      1,166              1,821      $       0.64
                                                                  =============      ============      ============


NOTE 15 - STOCK OPTION PLANS

The following data have been adjusted to give retroactive effect to stock dividends declared subsequent to option authorizations, grants and exercises.

During 1995, the stockholders approved a stock option plan for nonemployee directors (the "Director Plan"). Options granted under the Plan are non-qualified stock options. As of December 31, 2003, there were 2,344 authorized shares of the Company's common stock to be granted. The option price under each grant shall not be less than the fair market value on the date of the grant. Options are exercisable in their entirety six months after the date of the grant and expire after ten years. As of December 31, 2003, 44,732 options were outstanding under this plan.

During 1995, the stockholders approved an incentive stock option plan for executives of the Company (the "Executive Plan"). The options granted under the Plan are incentive stock options, subject to limitations under Section 422 of the Internal Revenue Code. As of December 31, 2003, there were 51,164 authorized shares of the Company's common stock to be granted. Executive Plan options are granted at the sole discretion of the Board of Directors. The option price under each grant shall not be less than the fair market value on the date of grant. The Company may establish a vesting schedule that must be satisfied before the options may be exercised, but not within six months after the date of grant. The options may have a term not longer than ten years from the date of grant. As of December 31, 2003, 89,020 options were outstanding under this plan.

During 2001, the stockholders approved the 2001 Stock Option Plan established to provide equity incentives to selected persons. As of December 31, 2003, there were 98,175 authorized shares of the Company's common stock to be granted. Options may be granted to employees, officers and directors of the Company or subsidiary. Options granted under the Plan may be either incentive stock options or non-qualified stock options as designated at the time of grant. The shares granted under the Plan to directors are non-qualified stock options. The shares granted under the Plan to officers and other employees are incentive stock options and are subject to limitations under Section 422 of the Internal Revenue Code. The option price under each grant shall not be less than the fair market value on the date of the grant. The Company may establish a vesting schedule that must be satisfied before the options may be exercised, but not within six months after the date of grant. As of December 31, 2003, 74,025 options were outstanding under this Plan.

Transactions under all stock option plans are summarized as follows as adjusted for the 5% stock dividend:


                                                                                WEIGHTED
                                                            RANGE OF            AVERAGE
                                                            EXERCISE            EXERCISE
                                        NUMBER OF          PRICE PER           PRICE PER
                                         SHARES              SHARE               SHARE
                                      ------------       ---------------      ------------
Outstanding, December 31, 2001              74,447       $4.84 - $10.63       $       7.46
     Options granted                        26,854        9.95 -  10.43              10.12
     Options exercised                      (6,954)       4.84 -   9.76               7.01
     Options expired                        (2,104)       7.98 -   9.39               8.94
                                      ------------       ---------------      ------------
Outstanding, December 31, 2002              92,243        4.84 -   10.63              8.17
     Options granted                       123,121        9.91 -   13.70             11.54
     Options exercised                      (7,587)       4.84 -   10.00              5.60
                                      ------------       ---------------      ------------
Outstanding December 31, 2003              207,777       $4.84 -  $13.70      $      10.27
                                      ============       ===============      ============
Exercisable, December 31, 2002              71,169       $4.84 -  $10.63      $       7.70
                                      ============       ===============      ============
Exercisable, December 31, 2003              96,199       $4.84 -  $10.63      $       8.61
                                      ============       ===============      ============


The weighted-average remaining contractual life of the above options is approximately 10.2 years.

The following table summarizes information about stock options outstanding at December 31, 2003:

        EXERCISE         NUMBER             REMAINING             NUMBER
          PRICE       OUTSTANDING       CONTRACTUAL LIFE        EXERCISABLE
      ------------- ---------------  ----------------------  ------------------
         $  4.84         22,130             1.8 years                22,130
            7.69          2,481             6.8 years                 2,481
            7.87          3,374             2.8 years                 3,374
            8.09          2,821             1.1 years                 2,116
            8.14          2,205             3.8 years                 2,205
            9.68          4,410             4.8 years                 4,410
            9.76          9,450             7.8 years                 9,450
            9.90         51,124             9.1 years                12,781
            9.95         17,404             8.1 years                 8,702
           10.00          7,695             2.1 years                 3,848
           10.05          9,450             9.8 years                 9,450
           10.05          9,976             9.1 years                 2,494
           10.43          9,450             8.8 years                 9,450
           10.63          3,307             5.8 years                 3,308
           13.70         52,500            19.5 years                     -
                    ---------------                          ------------------
                        207,777                                      96,199
                    ===============                          ==================

NOTE 16 - INCOME TAXES

The components of income tax expense for the years ended December 31, 2003 and 2002 are as follows:

                                   2003            2002
                               ------------    ------------
                                     (IN THOUSANDS)

      Current:
           Federal             $        509    $        523
           State                        199             173
                               ------------    ------------

                                        708             696
                               ------------    ------------

      Deferred:
           Federal                     (154)           (129)
           State                        (49)            (41)
                               ------------    ------------

                                       (203)           (170)
                               ------------    ------------

                               $        505    $        526
                               ============    ============


A reconciliation of the statutory federal income tax at a rate of 34% to the income tax expense included in the statements of income for the years ended December 31, 2003 and 2002 is as follows:

                                                        2003                              2002
                                             ----------------------------    -------------------------------
                                                                 % OF                            % OF
                                                                PRE-TAX                         PRE-TAX
                                               AMOUNT           INCOME          AMOUNT          INCOME
                                             ------------    ------------    ------------    ------------
                                                          (DOLLAR AMOUNTS IN THOUSANDS)
      Federal income tax at statutory rate   $        662            34 %    $        572            34 %
      Tax exempt interest                            (234)            (12)           (152)             (9)
      State income tax, net of federal
           income tax effect                           99               5              87               5
      Other                                           (22)             (1)             19               1
                                             ------------    ------------    ------------    ------------

                                             $        505            26 %    $        526            31 %
                                             ============    ============    ============    ============


The  income  tax  provision   includes  $53,000  and  $-0-  in  2003  and  2002,
respectively, of income tax expense related to net gains on sales of securities.

The components of the net deferred tax asset at December 31, 2003 and 2002 are as follows:

                                                                    2003              2002
                                                               --------------    --------------
                                                                       (IN THOUSANDS)
      Deferred tax assets:
           Allowance for loan losses                           $          692    $          554
           Deferred compensation                                          158               101
           Other                                                           95                86
                                                               --------------    --------------
             TOTAL DEFERRED TAX ASSETS                                    945               741
                                                               --------------    --------------
      Deferred tax liabilities:
           Bank premises and equipment                                   (106)             (105)
           Unrealized gains on securities available for sale             (166)             (375)
                                                               --------------    --------------
             TOTAL DEFERRED TAX LIABILITIES                              (272)             (480)
                                                               --------------    --------------
             NET DEFERRED TAX ASSET                            $          673    $          261
                                                               ==============    ==============


NOTE 17 - TRANSACTIONS WITH EXECUTIVE OFFICERS, DIRECTORS AND PRINCIPAL STOCKHOLDERS

The Company has had, and may be expected to have in the future, banking transactions in the ordinary course of business with its executive officers, directors, principal stockholders, their immediate families and affiliated companies (commonly referred to as related parties), on the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with others. The related party loan activity for the year ended December 31, 2003 is summarized as follows (in thousands):


                   Balance, beginning                        $3,798
                        Disbursements                         1,688
                        Repayments                           (1,986)
                                                        ------------
                   Balance, ending                           $3,500
                                                        ============


Certain related parties of the Company provided legal, tax accounting, real estate appraisal and construction services to the Company. Such services totaled $27,000 during both 2003 and 2002. The Company also paid rent to a related party for a branch location in the amount of $22,000 for both 2003 and 2002.



NOTE 18 - FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

The Company is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and letters of credit. Those instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the balance sheet.

The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.

A summary of the Company's financial instrument commitments at December 31, 2003 and 2002 is as follows:

                                                             2003                 2002
                                                          ----------           -----------
                                                                    (IN THOUSANDS)
          Commitments to grant loans                       $  6,211             $  3,379
          Unfunded commitments under lines of credit         26,893               18,828
          Outstanding standby letters of credit               1,002                  597

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. The Company evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management's credit evaluation. Collateral held varies but may include personal or commercial real estate, accounts receivable, inventory and equipment.

Outstanding letters of credit written are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for standby letters of credit is represented by the contractual amount of those instruments. These standby letters of credit expire within the next twelve months. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending other loan commitments. The Company requires collateral and personal guarantees supporting these letters of credit as deemed necessary. Management believes that the proceeds obtained through a liquidation of such collateral and enforcement of personal guarantees would be sufficient to cover the maximum potential amount of future payments required under the corresponding guarantees. The current amount of the liability as of December 31, 2003 for guarantees under standby letters of credit issued is not material.


NOTE 19 - CONCENTRATION OF CREDIT RISK

The Company grants commercial, residential and consumer loans to customers primarily located in Sussex County and adjacent counties in the states of Pennsylvania, New Jersey and New York. The concentration of credit by type of loan is set forth in Note 5. Although the Company has a diversified loan portfolio, its debtors' ability to honor their contracts is influenced by the region's economy.


NOTE 20 - REGULATORY MATTERS

The Company is required to maintain cash reserve balances with the Federal Reserve Bank. The total of those reserve balances was approximately $4,441,000 at December 31, 2003.

The Company and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet the minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Bank must meet specific capital guidelines that involve quantitative measures of the Company's assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The Company's and the Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk-weightings and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets, and of Tier 1 capital to average assets. Management believes, as of December 31, 2003, that the Company and the Bank meet all capital adequacy requirements to which they are subject.

As of December 31, 2003, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the Bank's category.

The Company's and the Bank's actual capital amounts and ratios at December 31, 2003 and 2002 are presented below:

                                                                                                            TO BE WELL
                                                                                                         CAPITALIZED UNDER
                                                                            FOR CAPITAL ADEQUACY         PROMPT CORRECTIVE
                                                          ACTUAL                  PURPOSES               ACTION PROVISIONS
                                                 -----------------------   -----------------------   ------------------------
                                                   AMOUNT        RATIO       AMOUNT        RATIO       AMOUNT        RATIO
                                                 ----------     --------   ----------     --------   ----------   -----------
                                                                     (DOLLAR AMOUNTS IN THOUSANDS)
AS OF DECEMBER 31, 2003:
     Total capital (to risk-weighted assets):
         Company                                 $   18,682        12.37%  $   12,086*        8.00%*        N/A          N/A
         Bank                                        18,253        12.11       12,063*        8.00*  $   15,078*       10.00%*
     Tier 1 capital (to risk-weighted assets):
         Company                                     16,832        11.14        6,043*        4.00*         N/A          N/A
         Bank                                        16,519        10.96        6,031*        4.00*       9,047*        6.00*
     Tier 1 capital (to average assets):
         Company                                     16,832         7.15        9,416*        4.00*         N/A          N/A
         Bank                                        16,519         7.02        9,411*        4.00*      11,764*        5.00*

AS OF DECEMBER 31, 2002:
     Total capital (to risk-weighted
         assets):
         Company                                 $   16,951        13.36%  $   10,147*        8.00%*        N/A          N/A
         Bank                                        16,595        13.12       10,117*        8.00*  $   12,646*       10.00%*
     Tier 1 capital (to risk-weighted assets):
         Company                                     14,935        11.77        5,074*        4.00*         N/A          N/A
         Bank                                        15,209        12.03        5,058*        4.00*       7,588*        6.00*
     Tier 1 capital (to average assets):
         Company                                     14,935         6.66        8,976*        4.00*         N/A          N/A
         Bank                                        15,209         6.78        8,968*        4.00*      11,210*        5.00*

* Equal to or less than.

The Bank is subject to certain restrictions on the amount of dividends that it may declare due to regulatory considerations. The State of New Jersey banking laws specify that no dividend shall be paid by the Bank on its capital stock unless, following the payment of each such dividend, the capital stock of the Bank will be unimpaired and the Bank will have a surplus of not less than 50% of its capital stock or, if not, the payment of such dividend will not reduce the surplus of the Bank.


At December 31, 2003, the Bank's funds available for the payment of dividends was $11,724,000. Accordingly, $7,503,000 of the Company's equity in the net assets of the Bank was restricted at December 31, 2003. In addition, dividends paid by the Bank to the Company would be prohibited if the effect thereof would cause the Bank's capital to be reduced below applicable minimum capital requirements.


NOTE 21 - FAIR VALUE OF FINANCIAL INSTRUMENTS

Management uses its best judgment in estimating the fair value of the Company's financial instruments; however, there are inherent weaknesses in any estimation technique. Therefore, for substantially all financial instruments, the fair value estimates herein are not necessarily indicative of the amounts the Company could have realized in a sales transaction on the dates indicated. The estimated fair value amounts have been measured as of their respective year ends, and have not been re-evaluated or updated for purposes of these financial statements subsequent to those respective dates. As such, the estimated fair values of these financial instruments subsequent to the respective reporting dates may be different than the amounts reported at each year end.

The following information should not be interpreted as an estimate of the fair value of the entire Company since a fair value calculation is only provided for a limited portion of the Company's assets and liabilities. Due to a wide range of valuation techniques and the degree of subjectivity used in making the estimates, comparisons between the Company's disclosures and those of other companies may not be meaningful. The following methods and assumptions were used to estimate the fair value of the Company's financial instruments at December 31, 2003 and 2002:

CASH AND CASH EQUIVALENTS

      The carrying amounts for cash and cash equivalents approximate fair value.

TIME DEPOSITS WITH OTHER BANKS

      The fair value of time deposits with other banks is estimated by discounting future cash flows using the current rates available for time deposits with similar remaining maturities.

SECURITIES AND FEDERAL HOME LOAN BANK STOCK

      The fair values for securities are based on quoted market prices or dealer prices, if available. If quoted market prices or dealers prices are not available, fair value is estimated using quoted market prices or dealer prices for similar securities. The Federal Home Loan Bank stock is restricted; accordingly, its carrying amount approximates its fair value.

LOANS


      The fair value of loans is estimated by discounting the future cash flows, using the current rates at which similar loans with similar remaining maturities would be made to borrowers with similar credit ratings.


DEPOSITS

      For demand, savings and club accounts, fair value is the carrying amount reported in the consolidated financial statements. For fixed-maturity certificates of deposit, fair value is estimated by discounting the future cash flows, using the rates currently offered for deposits of similar remaining maturities.

BORROWINGS AND MANDATORY REDEEMABLE CAPITAL DEBENTURES

      The fair  values of these  borrowings  and  debentures  are  estimated  by
      discounting  future  cash  flows,  using  rates  currently   available  on
      borrowings with similar remaining maturities.

ACCRUED INTEREST RECEIVABLE AND ACCRUED INTEREST PAYABLE

      The  carrying   amounts  of  accrued   interest   receivable  and  payable
      approximate fair value.

OFF-BALANCE SHEET INSTRUMENTS

      The fair values of commitments to extend credit and standby letters of credit are estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. For fixed-rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates. The fair value of guarantees and letters of credit is based on fees currently charged for similar agreements or on the estimated cost to terminate them or otherwise settle the obligations with the counterparties at the reporting date.


The estimated fair values of the Company's financial instruments at December 31, 2003 and 2002 were as follows:

                                                         2003                           2002
                                               ---------------------------   ---------------------------
                                                  CARRYING        FAIR         CARRYING         FAIR
                                                   AMOUNT         VALUE         AMOUNT          VALUE
                                               ------------   ------------   ------------   ------------
                                                                      (IN THOUSANDS)
Financial assets:
     Cash and cash equivalents                 $     15,496   $     15,496   $     26,096   $     26,096
     Time deposits with other banks                   3,500          3,500          3,600          3,600
     Securities available for sale                   76,545         76,545         72,720         72,720
     Federal Home Loan Bank stock                       760            760            750            750
     Loans receivable, net of allowance             132,640        133,293        112,069        113,428
     Accrued interest receivable                      1,241          1,241          1,144          1,144

Financial liabilities:
     Deposits                                       207,657        208,007        189,858        190,250
     Borrowings                                      11,000         12,014         15,000         15,097
     Mandatory redeemable capital debentures          5,000          5,059          5,000          5,067
     Accrued interest payable                           228            228            303            303

Off-balance sheet financial instruments:
     Commitments to extend credit                        --             --             --             --
     Outstanding letters of credit                       --             --             --             --

NOTE 22 - PARENT COMPANY ONLY FINANCIAL INFORMATION

Condensed financial statements of Sussex Bancorp (Parent Company only) follows:

BALANCE SHEETS

                                                                    DECEMBER 31,
                                                          -------------------------------
                                                               2003             2002
                                                          --------------   --------------
                        ASSETS                                    (IN THOUSANDS)
      Cash                                                $          175   $           45
      Investment in subsidiaries                                  19,475           18,324
      Other assets                                                   311              376
                                                          --------------   --------------

             TOTAL ASSETS                                 $       19,961   $       18,745
                                                          ==============   ==============

                      LIABILITIES AND STOCKHOLDERS' EQUITY
      Liabilities:
           Other liabilities                              $           57   $           65
           Junior subordinated debentures                          5,000            5,000
                                                          --------------   --------------

             TOTAL LIABILITIES                                     5,057            5,065

      Stockholders' Equity                                        14,904           13,680
                                                          --------------   --------------

             TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY   $       19,961   $       18,745
                                                          ==============   ==============

                                                                              YEARS ENDED
                                                                             DECEMBER 31,
          STATEMENTS OF INCOME                                         2003               2002
                                                                  --------------    --------------
                                                                             (IN THOUSANDS)
      Dividends from banking subsidiary                           $          485    $          416
      Interest expense on junior subordinated debentures                    (248)             (132)
      Other expenses                                                         (88)              (23)
                                                                  --------------    --------------

             INCOME BEFORE INCOME TAX BENEFIT AND EQUITY IN                  149               261
                 UNDISTRIBUTED NET INCOME OF BANKING SUBSIDIARY

      Income tax benefits                                                    134                62
                                                                  --------------    --------------

             INCOME BEFORE EQUITY IN UNDISTRIBUTED NET                       283               323
                 INCOME OF BANKING SUBSIDIARY

      Equity in undistributed net income of banking subsidiary             1,158               833
                                                                  --------------    --------------

             NET INCOME                                           $        1,441    $        1,156
                                                                  ==============    ==============

                                                                                   YEARS ENDED
                                                                                   DECEMBER 31,
          STATEMENTS OF CASH FLOWS                                             2003              2002
                                                                          --------------    --------------
                                                                                  (IN THOUSANDS)

      CASH FLOWS FROM OPERATING ACTIVITIES
           Net income                                                     $        1,441    $        1,156
           Adjustments to reconcile net income to net cash provided by operating activities:
               Net change in other assets and liabilities                             57               111
               Equity in undistributed net income of banking subsidiary           (1,158)             (833)
                                                                          --------------    --------------

             NET CASH PROVIDED BY OPERATING ACTIVITIES                               340               434
                                                                          --------------    --------------

      CASH FLOWS FROM FINANCING ACTIVITIES
           Cash dividends paid, net of reinvestments                                (228)             (298)
           Capital contribution to subsidiary                                         --            (5,255)
           Proceeds from the issuance of capital debentures                           --             5,000
           Purchase of treasury stock                                                (25)             (156)
           Proceeds from exercise of stock options                                    47                49
           Cash paid in lieu of fractional shares                                     (4)               --
                                                                          --------------    --------------

             NET CASH USED IN FINANCING ACTIVITIES                                  (210)             (660)
                                                                          --------------    --------------

             NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                    130              (226)

      CASH AND CASH EQUIVALENTS - BEGINNING OF YEAR                                   45               271
                                                                          --------------    --------------

      CASH AND CASH EQUIVALENTS - END OF YEAR                             $          175    $           45
                                                                          ==============    ==============

                              [OUTSIDE BACK COVER]

WE HAVE NOT AUTHORIZED ANY DEALER, SALESPERSON OR OTHER PERSON TO GIVE YOU WRITTEN INFORMATION OTHER THAN THIS PROSPECTUS OR TO MAKE REPRESENTATIONS AS TO MATTERS NOT STATED IN THIS PROSPECTUS. YOU MUST NOT RELY ON UNAUTHORIZED INFORMATION. THIS PROSPECTUS IS NOT AN OFFER TO SELL THOSE SECURITIES OR OUR SOLICITATION OF YOUR OFFER TO BUY THE SECURITIES IN ANY JURISDICTION WHERE THAT WOULD NOT BE PERMITTED OR LEGAL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALES MADE HEREUNDER AFTER THE DATE OF THIS PROSPECTUS SHALL CREATE AN IMPLICATION THAT THE INFORMATION CONTAINED HEREIN OR THE AFFAIRS OF THE COMPANY HAVE NOT CHANGED SINCE THE DATE HEREOF.


TABLE OF CONTENTS


Prospectus Summary
Summary Financial Data
Risk Factors
Forward-Looking Statements
Use of Proceeds
Market for the Common Stock                                    SUSSEX BANCORP
Capitalization
Management's Discussion and Analysis of
         Financial Condition and
         Results of Operations                               983,609 Shares of
Supervision and Regulation                                     Common Stock
Management
Description of the Company's Securities
Underwriting                                                     PROSPECTUS
Legal Matters
Experts
Where You Can Get More Information                           December 8, 2004
Index to the Consolidated Financial Statements

                                    PART II

                     INFORMATION NOT REQUIRED BY PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Article VI of the Company's Certificate of Incorporation provides:

      Subject to the following, a director or officer of the Corporation shall not be personally liable to the Corporation or its shareholders for damages for breach of any duty owed to the Corporation or its shareholders. The preceding sentence shall not relieve a director or officer from liability for any breach of duty based upon an act or omission (i) in breach of such person's duty of loyalty to the Corporation or its shareholders, (ii) not in good faith or involving a knowing violation of law, or (iii) resulting in receipt by such person of an improper personal benefit. If the New Jersey Business Corporation Act is amended to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer or both of the Corporation shall be eliminated or limited to the fullest extent permitted by the New Jersey Business Corporation Act as so amended. Any amendment to this Certificate of Incorporation, or change in law which authorizes this paragraph shall not adversely affect any then existing right or protection of a director or officer of the Corporation.

Article V of the Company's Certificate of Incorporation provides:

      The Corporation shall indemnify its officers, directors, employees and agents and former officers, directors, employees and agents, and any other persons serving at the request of the Corporation as an officer, director, employee or agent of another corporation, association, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys' fees, judgments, fines and amounts paid in settlement) incurred in connection with any pending or threatened action, suit, or proceeding, whether civil, criminal, administrative or investigative, with respect to which such officer, director, employee, agent or other person is a party, or is threatened to be made a party, to the full extent permitted by the New Jersey Business Corporation Act. The indemnification provided herein
      (i) shall not be deemed exclusive of any other right to which any person seeking indemnification may be entitled under any by-law, agreement, or vote of shareholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in any other capacity, and (ii) shall inure to the benefit of the heirs, executors, and the administrators of any such person. The Corporation shall have the power, but shall not be obligated, to purchase and maintain insurance on behalf of any person or persons enumerated above against any liability asserted against or incurred by them or any of them arising out of their status as corporate directors, officers, employees, or agents whether or not the Corporation would have the power to indemnify them against such liability under the provisions of this article.

      The Corporation shall, from time to time, reimburse or advance to any person referred to in this article the funds necessary for payment of expenses, including attorneys' fees, incurred in connection with any action, suit or proceeding referred to in this article, upon receipt of a written undertaking by or on behalf of such person to repay such amount(s) if a judgment or other final adjudication adverse to the director or officer establishes that the director's or officer's acts or omissions (i) constitute a breach of the director's or officer's duty of loyalty to the corporation or its shareholders, (ii) were not in good faith, (iii) involved a knowing violation of law, (iv) resulted in the director or officer receiving an improper personal benefit, or (v) were otherwise of such a character that New Jersey law would require that such amount(s) be repaid.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         Registration Fee.....................................2,186
         Underwriting Commission............................950,000
         Printing and Engraving Expenses.....................25,000
         Legal Fees and Expenses............................100,000
         Accounting Fees and Expenses........................50,000
         Blue Sky Fees and Expenses...........................5,000
         Miscellaneous........................................5,000
     -------------------------------------------------------------------
                  Total...................................1,137,186

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

      In connection with the Company's acquisition of Tri-State effective October 1, 2001, the Company entered into employment agreements with each of Messrs. George B. Harper and George Lista. Under these agreements, each of Messrs. Harper and Lista is entitled to receive bonuses based upon the net pre-tax income of Tri-State for each twelve-month period commencing on the effective date of the acquisition. To the extent Tri-State's net pre-tax income exceeds certain designated targets contained in each employment agreement, each of Messrs. Harper and Lista will be entitled to receive a bonus equal to 25% of the amount by which the net pre-tax income of Tri-State exceeds the target. The bonus is to be paid in shares of the Company's common stock. The amount of stock to be issued will be determined by dividing the amount of the bonus by the fair market value of the Company's common stock, determined by taking the average closing price of the common stock for the fifteen trading days prior to issuance. For the twelve-month period ended September 30, 2003, Tri-State exceeded its targeted net pre-tax income, and each of Messrs. Harper and Lista received a bonus of 1,516 shares of the Company's common stock. The employment agreements with Messrs. Harper and Lista expire on September 30, 2006.

ITEM 27. INDEX TO EXHIBITS

      The following exhibits are filed with this Registration Statement:


      Exhibit
      Number             Description
      -------            -----------
      1.    Underwriting Agreement*
      3.1   Certificate of Incorporation of Sussex Bancorp 24
      3.2   Bylaws of Sussex Bancorp25
      4.1   Specimen Common Stock Certificate*
      5     Opinion  of  Windels  Marx  Lane &  Mittendorf,  LLP  regarding  the legality of the securities being registered*
      10.1  1995 Incentive Stock Option Plan 26
      10.2  2001 Stock Option Plan 27
      10.3  Amendment,  dated  January 7, 2004, to  Employment  Agreement  dated
            September 15, 1999 with Donald L. Kovach 28
      10.4  Employment Agreement with Terry Thompson dated January 23, 2003 29
      10.5  Employment Agreement with Tammy Case dated July 31, 2004*
      10.6  Employment Agreement with George Lista dated September 28, 2004 30
      10.7  Employment  Agreement  with George B.  Harper  dated  September  28,
            2004 31
      10.8  Employment  Agreement  between Sussex Bank and Samuel Chazanow dated
            August 1, 2003 32
      10.9  Amendment,  dated January 7, 2004, to Salary Continuation  Agreement dated March 15, 2002 with Donald L. Kovach 33
      10.10 Salary  Continuation  Agreement  dated  January  8, 2004 with  Terry
            Thompson*
      21    Subsidiaries of Sussex Bancorp*
      23    Consent of Beard Miller Company LLP
      24    Power of Attorney*

------------
24 Incorporated herein by reference to Exhibit A of the Company's Definitive Proxy Statement on Form 14-A filed March 31, 1997 and Exhibit 99.4 of the Company's Form 8-B filed December 13, 1996.
25 Incorporated herein by reference to Exhibit 99.5 of the Company's Form 8-B filed December 13, 1996.
26 Incorporated herein by reference to Exhibit 99.6 of the Company's Form 8-B filed December 13, 1996.
27 Incorporated herein by reference to Exhibit B of the Company's Definitive Proxy Statement on Form 14-A filed March 19, 2001.
28 Incorporated herein by reference to Exhibit 10.1 of the Company's Form 10-KSB for the year ended December 31, 2003.
29 Incorporated herein by reference to Exhibit 10.2 of the Company's Form 10-KSB for the year ended December 31, 2003.
30 Incorporated herein by reference to Exhibit 10(a) of the Company's Form 8-K filed October 4, 2001.
31 Incorporated herein by reference to Exhibit 10(b) of the Company's Form 8-K filed October 4, 2001.
32 Incorporated herein by reference to Exhibit 10 of the Company's Form 10-QSB for the period ended June 30, 2003.
33 Incorporated herein by reference to Exhibit 10.3 of the Company's Form 10-KSB for the year ended December 31, 2003.
*     Previously Filed

ITEM 28. UNDERTAKINGS

      The undersigned Registrant hereby undertakes:

      (1) for purposes of determining any liability under the Securities Act of 1933, as amended, (the "Act"), the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4), or Rule 497(h) under the Act as part of this Registration Statement as of the time it was declared effective; and

      (2) for purposes of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


      In accordance with the requirements of the Securities Act of 1933, Sussex Bancorp certifies that it has reasonable grounds to believe it meets all the requirements for filing on Form SB-2 and has authorized this amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Franklin, State of New Jersey on December 6, 2004.


                                SUSSEX BANCORP

                                By:         /s/ Donald L. Kovach
                                     -------------------------------------
                                               DONALD L. KOVACH
                                     PRESIDENT AND CHIEF EXECUTIVE OFFICER


In accordance with the requirements of the Securities Act of 1933, this amendment has been signed by the following persons in the capacities and on the dates stated.


         NAME                                     TITLE                                DATE
         ----                                     -----                                ----
 /s/ Donald L. Kovach       President, Chief Executive Officer and Director     December 6, 2004
 --------------------          (Chairman of the Board)
   DONALD L. KOVACH


 /s/ Candace Leatham        Executive Vice President (Principal Financial
 --------------------           and Accounting Officer)                         December 6, 2004
   CANDACE LEATHAM


  /s/ Irvin Ackerson        Director                                            December 6, 2004
 --------------------
    IRVIN ACKERSON


  /s/ Mark J. Hontz         Director                                            December 6, 2004
 --------------------
    MARK J. HONTZ


  /s/ Joel D. Marvil        Director                                            December 6, 2004
 --------------------
    JOEL D. MARVIL


/s/ Edward J. Leppert       Director                                            December 6, 2004
 --------------------
  EDWARD J. LEPPERT


  /s/ Richard Scott         Director                                            December 6, 2004
 --------------------
    RICHARD SCOTT


  /s/ Joseph Zitone         Director                                            December 6, 2004
 --------------------
    JOSEPH ZITONE


/s/ Terry H. Thompson       Director                                            December 6, 2004
 --------------------
  TERRY H. THOMPSON